Form 10-K, Exhibit 13
period 1994-06-30
CLOROX CO /DE/
filed 1994-09-26
CIK 21076

EXHIBIT 13
(to Form 10-K)

SECTIONS OF ANNUAL REPORT INCORPORATED BY REFERENCE

Management's Discussion and Analysis
The Clorox Company


Results of Operations
- ---------------------------

The Company's continuing operations again achieved record unit volume in 1994, following record years in 1993 and 1992. The increase in unit volume was principally due to the S.O.S acquisition, the consolidation of an Argentine subsidiary in which the Company increased its interest to 90 percent in June 1993, and the introduction of new products including Liquid-Plumr build-up remover, Clorox Stain-Out soil and stain remover, Clorox toilet bowl cleaners, Tilex soap scum remover, and Hidden Valley Ranch kids' dressings. Also contributing to volume growth were record shipments for Clorox liquid bleach, Pine-Sol cleaners, and the Kingsford line of charcoal briquets.

Net sales increased 12 percent in 1994, following increases of 6 percent in 1993, and 5 percent in 1992. This year's growth was primarily driven by volume increases from the acquisitions and new product introductions described above. Price increases on a few established brands were offset by a price decrease on Pine-Sol cleaner and increased incentive trade promotions.

Cost of products sold as a percentage of net sales was 45 percent in 1994, and 44 percent in both 1993 and 1992. Research and Development (R&D) expense increased 5 percent over 1993 and 1992, but remained relatively constant as a percent of net sales in 1994, while achieving a second consecutive record year of new product introductions. In
1993, the R&D function began to implement several productivity improvements to bring products to market faster and at lower overall costs. These efficiencies were realized in 1994 and the Company aims to continue to shorten development times and further improve cost efficiency, while maintaining a high level of new product activity in 1995.

Selling, delivery and administration (SD&A) expenses were up
10 percent over 1993 but decreased slightly as a percent of net sales. Without the S.O.S and Argentine acquisitions, SD&A was approximately one percentage point lower as a percent of net sales (19 percent), versus 1993 and 1992. This cost reduction is a reflection of several significant cost savings projects including broker and advertising agency consolidations, the initiation of a new logistics strategy, and improved budgetary controls, all of which occurred or were initiated in 1994.
The Company will continue to focus on improving its cost structure during 1995.

Total marketing spending, comprising trade promotions, consumer promotions and advertising, increased versus 1993 levels. Advertising expense alone increased 18 percent versus 1993 principally as a result of the Company's new product introductions and line extensions in late 1993 and during 1994. In spite of an overall increase in marketing spending in 1993, advertising expense in 1993 decreased 8 percent from the 1992 level, reflecting a shift toward trade promotions during 1993.

Interest expense, the majority of which relates to long-term debt, was level with 1993. Interest expense related to commercial paper borrowings to finance seasonal working capital needs also was in line with 1993. Interest expense is down significantly compared with 1992 principally due to strong cash flows, which reduced the need for commercial paper borrowings, and to lower interest rates.

The Company's effective tax rates were 41.3 percent,
39.0 percent, and 40.9 percent in 1994, 1993, and 1992,
respectively. The higher rate in 1994 was principally due to a 1 percent increase in the statutory federal tax rate, and the retroactive effect of that increase which was reflected in 1994 earnings. The statutory rate increase had the effect of reducing earnings per share from continuing operations by $.11. The lower rate in 1993 versus 1992 primarily resulted from the favorable resolution of tax liabilities in prior years.

Earnings per share from continuing operations in 1994 increased $.28 from 1993, a 9 percent increase which was driven principally by the volume growth described above and shares purchased in 1994 under the Company's share repurchase program. Earnings per share in 1994 increased $.89 from 1993, which was in turn up $1.23 from 1992, the year which included a $.35 per share charge from adopting the accounting standard for postretirement health-care benefits. In early 1994, the Company sold its bottled water and frozen foods businesses. Earnings per share in 1994 include $.59 relating primarily to the gain on the sale of these discontinued operations.

The Company adopted Statement of Financial Accounting
Standards No. 112 in 1994, and included the cumulative expense, which was not material, in operations. This statement requires the accrual of benefits provided by the Company to former or inactive employees after employment, but before retirement.

[GRAPHIC - BAR CHART - FILED UNDER COVER OF FORM SE]


Financial Position and Liquidity
- ------------------------------------

Cash flow from 1994 continuing operations was a record $298,440,000 and resulted from record earnings supported by a relatively modest increase in working capital. The modest increase in working capital relative to the growth of the business was largely due to management's focus on the efficient utilization of working capital items, driven by the Clorox Value Measure (CVM) economic value measurement system that was implemented this year. The graph on page 18 shows that CVM was on an upward trend during the last two years. Favorable working capital changes were moderated by the acceleration of income tax payments due to the 1993 tax law changes. In 1993, cash provided by operations was down from 1992 principally due to adverse changes in working capital, primarily accounts receivable and accounts payable.

Proceeds from the sale of discontinued operations generated cash of $159,293,000 in 1994. The strong cash flows from continuing operations and the sale of discontinued operations enabled the Company's cash position at June 30, 1994 to increase approximately $45,000,000 from a year ago to approximately $116,000,000.

Dividends paid during 1994 amounted to $97,095,000, or $1.80 per share. In July 1994, the Company announced a 6.7 percent increase in the quarterly dividend to $.48 per share from $.45 per share, for a new annual rate of $1.92.

At June 30, 1994, the Company had a $200,000,000 credit agreement with a syndication of banks which was renewed in August 1994, and now expires in August 1995. Management believes that the Company has access to additional bank credit and the public debt markets should the need arise.
Commercial paper and other short-term borrowings and long-term debt at year-end increased slightly from 1993 year-end.

On January 31, 1994, the Company purchased the S.O.S products business for $116,488,000. The effect of this acquisition was not dilutive to earnings in 1994. Also, during 1994, the Company made additional foreign investments of $25,949,000. During 1993, the Company had acquired a controlling interest in its joint venture in Argentina that previously had been accounted for on the equity basis and as of June 30, 1993 was consolidated.

Capital expenditures were $56,627,000, $77,637,000, and $124,742,000 in 1994, 1993, and 1992, respectively.
Spending generally has been for expanded capacity, process improvements, and environmental programs and initiatives. Capital spending has declined significantly from 1992 as that year included the majority of the Company's spending on its most recently built domestic facility, a bleach plant in Aberdeen, Maryland.

In each of 1994, 1993, and 1992, cash flow from operations has exceeded cash needs for capital expenditures, dividends, and scheduled debt service, and is expected to do so again in 1995.

In 1989, the Company commenced a program to repurchase up to 5 million shares of its outstanding stock through periodic open market and block transactions. These shares are and will be held in the Company's treasury and reissued for corporate uses. Through June 30, 1994, the Company had repurchased 3,674,515 shares, of which 1,883,000 shares at a cost of $99,910,000 were acquired during 1994.

In order to manage the impact of interest rate movements on interest expense and interest income, the Company has approved the use of interest rate derivative instruments, such as interest rate swaps. These instruments have the effect of converting fixed rate interest to floating, or floating to fixed. The conditions under which derivatives can be used are set forth in a Company Policy Statement, and include a restriction on the amount of such activity to a designated portion of existing debt, a limit on the term of any derivative transaction, and a specific prohibition on the use of any leveraged derivatives.

Although not material, in 1994 the Company hedged its exposure to certain foreign currency denominated supply contracts and accounts receivable with foreign currency contracts.

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities.
This program is implemented by the CompanyUs Department of Health, Safety and Environment, with guidance from the Company's legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. Although not material, at June 30, 1994 and 1993, the Company accrued for the probable future costs of environmental liabilities without offsetting for expected insurance recoveries or discounting for present value.


[GRAPHIC - BAR CHART - FILED UNDER COVER OF FORM SE]

                                                   19



Statements of Consolidated Earnings
The Clorox Company

Years ended June 30                                               94               93               92
- ------------------------------------------------------------------------------------------------------
In thousands, except per-share amounts.


Net Sales                                                  $1,836,949       $1,634,171      $1,547,057
                                                           -------------------------------------------
Costs and Expenses
  Cost of products sold                                       820,434          724,753         678,504
  Selling, delivery and administration                        359,360          328,088         307,436
  Advertising                                                 286,666          242,528         262,586
  Research and development                                     44,558           42,445          42,052
  Interest expense                                             18,424           18,856          24,627
  Other expense (income), net                                     874            2,316          (7,245)
                                                           -------------------------------------------
    Total costs and expenses                                1,530,316        1,358,986       1,307,960
                                                           -------------------------------------------
Earnings Before Income Taxes                                  306,633          275,185         239,097
Income Taxes                                                  126,640          107,267          97,903
                                                           -------------------------------------------
Earnings from Continuing Operations                           179,993          167,918         141,194
Earnings (losses) from Discontinued Operations                 32,064             (867)        (23,429)
                                                           -------------------------------------------
Earnings Before Cumulative Effect of
  Accounting Change                                           212,057          167,051         117,765
Cumulative Effect of Accounting Change (Note 1)                     -                -         (19,061)
                                                           -------------------------------------------
Net Earnings                                               $ 212,057         $ 167,051        $ 98,704
                                                           ===========================================
Earnings (losses) per Common Share
  Continuing operations                                    $    3.35         $    3.07        $   2.60
  Discontinued operations                                       0.59             (0.02)          (0.43)
                                                           -------------------------------------------
  Earnings before cumulative effect of
   accounting change                                            3.94              3.05            2.17
  Cumulative effect of accounting change                           -                 -           (0.35)
                                                           -------------------------------------------
  Net Earnings                                             $    3.94         $    3.05        $   1.82
                                                           ===========================================
Weighted Average Shares Outstanding                           53,800            54,698          54,366
                                                           ===========================================

See Notes to Consolidated Financial Statements.

20
- --



Consolidated Balance Sheets
The Clorox Company


Years ended June 30                                                       94                 93
- -----------------------------------------------------------------------------------------------
In thousands, except share amounts.


Assets
Current Assets
  Cash and short-term investments                                  $  115,922         $  71,164
  Accounts receivable, less allowance                                 249,843           226,675
  Inventories                                                         105,948           105,890
  Deferred income taxes                                                18,548            19,360
  Prepaid expenses                                                     14,014            16,369
  Net assets of discontinued operations (Note 2)                            -            92,320
                                                                   ----------------------------
    Total current assets                                               504,275          531,778
                                                                   ----------------------------
Property, Plant and Equipment - Net                                    532,600          538,101
                                                                   ----------------------------
Brands, Trademarks, Patents and Other Intangibles - Net                520,042          463,941
                                                                   ----------------------------
Investments in Affiliates                                               83,368           68,179
                                                                   ----------------------------
Other Assets                                                            57,284           47,231
                                                                   ----------------------------
Total                                                              $ 1,697,569      $ 1,649,230
                                                                   ============================







Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                                                 $    97,728      $    84,243
  Accrued liabilities                                                  227,197          226,775
  Income taxes payable                                                   7,599           20,585
  Commercial paper                                                      42,916           39,486
  Current maturities of long-term debt                                     392              481
                                                                   ----------------------------
    Total current liabilities                                          375,832          371,570
                                                                   ----------------------------
Long-term Debt                                                         216,088          204,000
                                                                   ----------------------------
Other Obligations                                                       63,187           50,663
                                                                   ----------------------------
Deferred Income Taxes                                                  133,045          143,703
                                                                   ----------------------------
Stockholders' Equity
  Common stock - authorized, 175,000,000 shares,
   $1 par value; issued:  55,422,297 shares                             55,422           55,422
  Additional paid-in capital                                           106,554          105,483
  Retained earnings                                                    876,832          762,162
  Treasury shares, at cost: 1994, 2,050,041 shares;
   1993, 572,155 shares                                               (107,146)         (23,357)
  Cumulative translation adjustments                                   (22,245)         (20,416)
                                                                   ----------------------------
    Stockholders' equity                                               909,417          879,294
                                                                   ----------------------------
Total                                                              $ 1,697,569      $ 1,649,230
                                                                   ============================


See Notes to Consolidated Financial Statements.

21
- --



Statements of Consolidated Stockholders' Equity
The Clorox Company




                                         Common Stock  Additional                      Treasury Shares        Cumulative
                                ---------------------     Paid-in     Retained     -------------------       Translation
                                    Shares     Amount     Capital     Earnings     Shares       Amount       Adjustments
- ------------------------------------------------------------------------------------------------------------------------
In thousands, except share and per-share amounts.

Balance, June 30, 1991          55,422,297   $ 55,422    $104,359   $  681,479  (1,226,395)   $(47,936)        $  (9,048)
  Net earnings                                                          98,704
  Dividends ($1.59 per share)                                          (86,408)
  Employee stock plans and other                              890       (3,757)    349,191      12,911
  Translation adjustments                                                                                          7,125
                                -----------------------------------------------------------------------------------------

Balance, June 30, 1992          55,422,297    55,422      105,249      690,018    (877,204)    (35,025)           (1,923)
  Net earnings                                                         167,051
  Dividends ($1.71 per share)                                          (93,509)
  Employee stock plans and other                 234       (1,398)     305,049      11,668
  Translation adjustments                                                                                        (18,493)
                                ----------------------------------------------------------------------------------------

Balance, June 30, 1993          55,422,297    55,422      105,483      762,162    (572,155)    (23,357)          (20,416)
  Net earnings                                                         212,057
  Dividends ($1.80 per share)                                          (97,095)
  Employee stock plans and other                            1,071         (292)    405,414      16,121
  Treasury shares acquired                                                      (1,883,300)    (99,910)
  Translation adjustments                                                                                         (1,829)
                                ----------------------------------------------------------------------------------------

Balance, June 30, 1994          55,422,297  $ 55,422     $106,554   $  876,832  (2,050,041)  $(107,146)         $(22,245)

See Notes to Consolidated Financial Statements.
22
- --



Statements of Consolidated Cash Flows
The Clorox Company



Years ended June 30                                                           94               93               92
- ------------------------------------------------------------------------------------------------------------------
In thousands.


Operations:
  Earnings from continuing operations                                  $  179,993       $  167,918      $  141,194
  Adjustments to reconcile to net cash provided by
    continuing operations:
    Depreciation and amortization                                          94,120           83,607          76,507
    Deferred income taxes                                                  15,985           32,378          13,330
    Other                                                                  25,985            9,412           6,849
    Effects of changes in:
      Accounts receivable                                                 (18,299)         (36,266)         11,866
      Inventories                                                           5,691           (7,892)            183
      Prepaid expenses                                                      2,355           (2,850)          4,983
      Accounts payable                                                     13,485          (18,071)         (5,399)
      Accrued liabilities                                                  (8,134)           2,849          21,772
      Income taxes payable                                                (12,741)           3,498           6,010
                                                                        ------------------------------------------
      Net cash provided by continuing operations                          298,440          234,583         277,295
Net cash (used for) provided by discontinued operations                   (31,658)          10,877          29,398
                                                                        ------------------------------------------
      Net cash provided by operations                                     266,782          245,460         306,693
                                                                        ------------------------------------------




Investing Activities:
  Property, plant and equipment                                           (56,627)         (77,637)       (124,742)
  Net proceeds from sales of businesses                                   159,293           15,000             709
  Businesses purchased                                                   (142,437)         (31,547)           (802)
  Disposal of property, plant and equipment                                11,264            3,759           1,580
  Other                                                                   (22,046)         (24,938)        (15,897)
                                                                        ------------------------------------------
      Net cash used for investment                                        (50,553)        (115,363)       (139,152)
                                                                        ------------------------------------------


Financing Activities:
  Long-term borrowings                                                     13,000              299         199,532
  Long-term debt repayments                                                  (741)          (1,236)         (1,203)
  Short-term borrowings (repayments), net                                   3,430          (42,469)       (333,035)
  Cash dividends                                                          (97,095)         (93,509)        (86,408)
  Treasury shares acquired                                                (99,910)               -               -
  Employee stock plans                                                      9,845            8,958           8,735
                                                                        ------------------------------------------
      Net cash used for financing                                        (171,471)        (127,957)       (212,379)
                                                                        ------------------------------------------
Net increase (decrease) in cash and short-term investments                 44,758            2,140         (44,838)
Cash and short-term investments:
  Beginning of year                                                        71,164           69,024         113,862
                                                                        ------------------------------------------
  End of year                                                           $ 115,922         $ 71,164        $ 69,024
                                                                        ===========================================

Cash Paid for:
  Interest (net of amounts capitalized)                                 $  18,267         $ 18,616        $ 18,019
  Income taxes                                                            128,210           61,052          73,709
Noncash Transactions:
  Liabilities arising from business purchased                           $   7,200         $      -        $      -

See Notes to Consolidated Financial Statements.


23
- --


Notes to Consolidated Financial Statements
The Clorox Company

1
Significant Accounting Policies
- ----------------------------------

Principles of Consolidation

The Company is principally engaged in the production and marketing of nondurable consumer products to grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

Short-term Investments

Short-term investments consist of money market and other high quality instruments with an initial maturity of three months or less and are stated at cost which approximates market value.

Inventories

Inventories are stated at the lower of cost or market. Cost of the majority of inventories is determined on the last-in, first-out (LIFO) method. Cost for the remainder of the inventories is determined generally on the first-in, first-out (FIFO) method.

Brands, Trademarks, Patents
and Other Intangibles

Brands, trademarks, patents and other intangible assets arising from transactions after October 31, 1970 are amortized over their estimated useful lives up to a maximum of 40 years. Carrying values are reviewed periodically and a determination of impairment is based on estimates of future cash flows, undiscounted and without interest charges.

Investments in Affiliates

The Company holds minority investments in foreign entities which are accounted for under the equity method. The most significant investment is a 20 percent equity ownership in Henkel Iberica, S.A. of Spain.

Income Taxes

The Company uses the liability method to account for income taxes, in accordance with Statement of Financial
Accounting Standards (SFAS) No. 109, "Accounting for Income
Taxes".

Foreign Currency Translation

Foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses are reported primarily in stockholders' equity and are excluded from net earnings.

Earnings per Common Share

Earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the year. The potential dilution from the exercise of stock options is not material.

Major Customer

Sales to the Company's largest customer, Wal-Mart Stores, Inc.
and affiliates, were 12% of consolidated net sales in 1994.

Accounting Changes

In 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". In adopting
SFAS No. 106, the Company elected to fully recognize the accumulated postretirement benefit obligation as of July 1, 1991 (see Note 13). The cumulative effect of adoption resulted in a charge to 1992 earnings of $19,061,000
($.35 per share), net of $11,832,000 tax benefit.


2
Discontinued Operations
- -------------------------

The Company sold its bottled water and frozen foods businesses during the first quarter of 1994 for $159,293,000. The sale of these businesses resulted in a net gain of $31,430,000. In June 1993, the Company sold its Prince Castle business which did not result in a material gain or loss.
Results of discontinued operations are classified separately in the Statements of Consolidated Earnings and include
(in thousands):



                                                               1994            1993            1992
- ---------------------------------------------------------------------------------------------------
Net sales                                                 $  18,700      $  173,291      $  169,982
                                                             ======================================
Earnings (losses) from operations
  before income taxes                                     $   1,043      $   (1,437)     $  (28,225)
Income tax (expense) benefit                                   (409)            570           4,796
Net earnings (losses) from
  discontinued operations                                       634            (867)        (23,429)
                                                             --------------------------------------
Gain on sale of businesses                                   42,177               -               -
Income taxes                                                 10,747               -               -
                                                             --------------------------------------
Net gain on sale of businesses                               31,430               -               -
                                                             --------------------------------------
Earnings (losses) from
  discontinued operations                                $   32,064      $     (867)     $  (23,429)


The 1992 loss from operations includes the revaluation of certain intangibles of the bottled water business based upon discounted cash flows from future operations. The net assets of the discontinued operations are segregated in the June 30, 1993 consolidated balance sheet and are comprised of the following
(in thousands):

                                                       1993
- -----------------------------------------------------------
Assets                                           $  105,678
Liabilities                                          13,358
- -----------------------------------------------------------
Net assets                                       $   92,320
                                                 ===========

Assets consist primarily of accounts receivable, inventories,


24
- ---

property, plant and equipment and intangibles. Liabilities consisted primarily of accounts payable and accrued liabilities.


3
Acquisitions
- --------------

On January 31, 1994, the Company acquired and accounted for as a purchase, the S.O.S products business of Miles Inc. The acquisition cost of $116,488,000 included the S.O.S brand of steel wool soap pads and other cleaning products in the United States and Canada, manufacturing facilities, and certain items of working capital. Approximately $98,850,000 of the purchase price has been allocated to brands and trademarks to be amortized over 40 years. The purchase included at fair value current assets of $9,200,000, property, plant and equipment of $15,600,000, and the assumption of current liabilities of $5,300,000 and a postretirement health-care liability of $1,900,000. The acquisition was funded from cash and short term borrowings. Results of operations after the acquisition date are included in the 1994 Statement of Consolidated Earnings. The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, additional depreciation based on the fair market value of the property, plant, and equipment acquired, and the amortization of intangibles arising from the transaction. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

Year ended June 30                       1994              1993
- ---------------------------------------------------------------
In thousands, except per share
 amounts (unaudited)

Net sales                        $  1,884,362      $  1,722,845
Earnings from continuing
 operations                      $    177,070      $    169,991
Net earnings                     $    209,134      $    169,124
Earnings per common share
 from Continuing operations      $       3.29      $       3.11
Net earnings per common share    $       3.89      $       3.09

In addition, 1994 acquisitions included various foreign investments of $25,949,000. During 1993, the Company purchased an additional 39 percent interest in its joint venture in Argentina bringing total ownership to 90 percent. This investment had been accounted for on the equity method and as of June 30, 1993 was consolidated.


4
Inventories
- ----------------

The major classes are (in thousands):
                                             1994         1993
- --------------------------------------------------------------
Finished goods and work in process       $  69,280   $  64,162
Raw materials and supplies                  36,668      41,728
                                         ---------------------
Total                                    $ 105,948   $ 105,890
                                         =====================

Had the cost of inventories been determined using the FIFO method, inventories would have been higher by approximately $14,843,000 at June 30, 1994 and $14,735,000 at June 30, 1993.
The LIFO method was used to value 85 percent of the inventory at June 30, 1994 and 88 percent at June 30, 1993.


5
Property, Plant and Equipment

- ---------------------------------
The major classes are (in thousands):
                                          1994            1993
                                     -------------------------
Land and improvements                $  59,005       $  57,594
Buildings                              261,964         262,198
Machinery and equipment                495,903         443,157
Construction in progress                33,650          51,304
                                     --------------------------
Total                                  850,522         814,253
Less accumulated depreciation          317,922         276,152
                                     --------------------------
Net                                  $ 532,600       $ 538,101
                                     ==========================

Property, plant and equipment are stated at cost, reduced in certain cases by valuation allowances. Depreciation is calculated by the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $61,660,000 in 1994, $51,532,000 in 1993 and $44,467,000
in 1992.


6

Brands, Trademarks, Patents
and Other Intangibles - Net
- ---------------------------------

The major classes are (in thousands):
                                          1994            1993
- --------------------------------------------------------------

Brands and trademarks               $  484,574      $  406,594
Patents and other intangibles          129,076         129,006
Accumulated amortization               (93,608)        (71,659)
                                    ---------------------------
Net                                 $  520,042      $  463,941

Brands and trademarks includes $41,708,000 of continuing value arising from transactions prior to October 31, 1970.


25
- --


7
Accrued Liabilities
- -----------------------

Advertising costs included in accrued liabilities at June 30, 1994 and 1993 were $126,725,000 and $119,439,000, respectively.


8
Long-term Debt
- ------------------

The principal components are (in thousands):
                                            1994           1993
                                     --------------------------
8.8% Non-callable notes due August 1,
  2001, includes net unamortized
  premium Of $243 and $278,
  respectively                          $200,243       $200,278
Other debt                                16,237          4,203
                                       ------------------------
                                         216,480        204,481
Less: current maturities                     392            481
                                       ------------------------
Long-term debt                          $216,088       $204,000

The Company has a $200,000,000 credit agreement with a syndication of banks which was renewed in August 1994, and now expires in August 1995. The credit agreement requires maintenance of a minimum net worth of $600,000,000. At June 30, 1994, the credit agreement was available for general corporate purposes and for the support of additional commercial paper issuance.
At June 30, 1994, the Company had four outstanding interest rate swap agreements under which the Company receives average fixed rates of 6.3 percent on a combined notional amount of $100,000,000 and pays a floating rate based on LIBOR, an average of 3.9 percent in 1994, as determined in six-month intervals through October 16, 2001. At June 30, 1993, the
Company had one outstanding interest rate swap and received
6.8 percent fixed and paid 3.6 percent variable interest on notional principal of $50,000,000. Original terms to maturity ranged from 81/2 to 73/4 years. At June 30, 1994, the remaining term for all the agreements was approximately seven years.
The transactions effectively convert a portion of the Company's interest rate exposure on the 8.8 percent notes from a fixed rate to a floating rate. The effect of swap agreements as a hedge of the 8.8 percent fixed rate notes reduced interest expense by $1,803,000 and $1,179,000, and resulted in effective borrowing rates of 7.9 percent and 8.2 percent in years 1994 and 1993, respectively. The fair value of these agreements at June 30, 1994 and 1993 was an unrealized (loss) gain of ($8,422,000) and $3,500,000, respectively, based on the market prices for similar instruments. The fair value of the 8.8 percent notes at June 30, 1994 and 1993 was approximately $212,250,000 and $234,000,000, respectively, based upon quoted market prices for the same or similar debt.


9
Stockholders' Equity
- --------------------------

In addition to common stock, the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $1 per share, none of which is outstanding. The Company has a stock option plan under which options to purchase shares of common stock may be granted to key employees.
The plan provides that the option price shall not be less than the fair market value of the shares on the date of grant and that no portion of the option may be exercised beyond 10 years from that date. At June 30, 1994, there were 1,943,220 shares available for the granting of additional options or other stock compensation awards. A summary of changes in common stock options during 1994 and 1993 is:







                                       Number            Price
                                    of Shares        per Share
- ---------------------------------------------------------------
Outstanding at June 30, 1992        1,852,958    $7.28 - $40.94
Granted                               397,629             43.75
Exercised                            (291,744)    7.28 -  40.94
Cancelled                             (73,920)   24.34 -  43.75
                                    ----------------------------
Outstanding at June 30, 1993        1,884,923    13.69 -  43.75
Granted                               907,768    51.13 -  63.50
Exercised                            (296,849)   13.69 -  43.75
Cancelled                            (137,722)   20.00 -  52.94
                                    ----------------------------
Outstanding (held by 192
optionees) at June 30, 1994         2,358,120   $13.81 - $63.50

Options exercisable at:
June 30, 1994                       1,163,598
June 30, 1993                       1,161,607


 10
Leases
- -------------

The Company leases transportation equipment and a limited number of its manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next four years. Future minimum lease payments are $11,847,000, and do not exceed $5,400,000 in any one year. Rental expense for continuing operations was $11,875,000 in 1994, $14,365,000 in 1993, and $12,384,000 in 1992.
Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring through 1998. Future minimum rentals to be received are $5,448,000, and do not exceed $1,900,000 in any one year.


26
- --


11
Other Expense (Income), Net
- ------------------------------



The major components are (in thousands):
                                                     1994               1993               1992
- ------------------------------------------------------------------------------------------------

Amortization of intangibles                     $  23,896          $  22,058          $  22,962
Equity in earnings of affiliates                   (5,926)            (9,979)           (13,908)
Interest income                                    (5,292)            (2,931)            (4,557)
Other, net                                        (11,804)            (6,832)           (11,742)
                                                  ----------------------------------------------
Total                                           $     874          $   2,316          $  (7,245)



12
Income Taxes
- --------------------


Income tax expenses are (in thousands):

                                                     1994               1993               1992
- ------------------------------------------------------------------------------------------------
Current
  Federal                                       $  86,686          $  57,776         $  62,332
  State                                            17,562             13,815            12,789
  Foreign                                           3,569              3,651             6,325
                                                  --------------------------------------------
Total current                                     107,817             75,242            81,446
                                                  --------------------------------------------
Deferred
  Federal                                          16,416             26,635            13,028
  State                                             1,173              4,147             2,129
  Foreign                                           1,234              1,243             1,300
                                                  --------------------------------------------
Total deferred                                      18,823            32,025            16,457
                                                  --------------------------------------------
Total expense                                    $ 126,640         $ 107,267          $ 97,903
                                                   ============================================

Effective income tax rate                             41.3%             39.0%             40.9%
                                                   ============================================


The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                             1994   1993   1992
                                          ---------------------
Federal statutory rate                       35.0%  34.0%  34.0%
State income taxes, net
  of federal tax benefit                      3.9    4.2     4.1
Taxes on foreign earnings                     1.1    1.2     2.4
Retroactive effect of federal
  rate increase                               1.0      -       -
Other                                         0.3   (0.4)    0.4
                                          ----------------------
Effective income tax rate                    41.3%  39.0%   40.9%

The net deferred income tax liabilities (assets), both current and non-current at June 30, result from the tax effects of the following temporary differences (in thousands):







                                                 1994     1993
                                          --------------------
Amortization/depreciation                    $64,268   $87,016
Safe harbor lease agreements                  32,145    33,232
Unremitted foreign earnings                   35,057    30,841
Restructuring expense                        (12,812)  (19,469)
Postretirement health benefits               (18,402)  (15,396)
Other                                         14,241     8,119
                                          --------------------
Net                                         $114,497  $124,343

The June 30, 1994 deferred income tax liability reflects a $28,466,000 decrease which is not included in the 1994 deferred tax expense. This results from the reversal of a prior year tax accrual recorded in conjunction with the 1991 purchase of Pine-Sol. The accrual was deemed unnecessary as a result of the 1993 tax law change. The offset to this adjustment was a reduction in brands, trademarks, patents and other intangibles in 1994.


13
Employee Benefit Plans
- ---------------------------

Retirement Income Plans

The Company has defined benefit pension plans for substantially all its domestic employees. Benefits are based on either employee years of service and compensation or stated dollar amount per year of service. The Company is the sole contributor to the plans, in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of stocks and bonds. The components of pension expense are (in thousands):



                                    1994        1993        1992
                                  ------------------------------
Service cost - benefits earned
  in current year                 $5,970      $5,646      $5,530
Interest on projected benefit
  obligation                       7,753       6,552       5,840
Return on plan assets:
Actual gain                       (2,762)     (9,750)     (7,946)
Deferral of the actual gain in
  excess of (less than) the
  assumed rate of 8% in 1994,
  and 1993 and 9% in 1992         (6,029)      1,766        (442)
Other gains, including
  amortization over 15 years
  of the net pension
  transition asset at
  July 1, 1985                      (790)     (1,245)     (1,369)
                              -----------------------------------

Total pension expense             $4,142      $2,969      $1,613
                               ===================================

27
- --


The plans' funded status at June 30 is as follows
(in thousands):
                                                 1994      1993
Actuarial present value of the
  accumulated benefit obligation,
  including vested benefits
  of $84,027 in 1994 and $72,497 in 1993     $ 89,531  $ 75,674
                                           ====================
Plans' assets at market value                 119,100   107,699
Projected benefit obligation, determined
  using a discount rate of 8% and
  including the effect of an assumed
  annual increase in future compensation
  levels of 4.5% in 1994 and 4% in 1993       111,846    91,466
                                           ---------------------
Excess of plans' assets over pension
obligation                                      7,254    16,233
Less deferrals:
Remaining unamortized balance of net
  pension transition asset at July 1, 1985    (10,338)  (11,985)
Prior service cost                              5,748     2,817
                                           ---------------------
Other net losses (gains)                       14,330      (679)
Accrued pension asset included in
  other assets                               $ 16,994   $ 6,386
                                           ====================

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements, to which it contributes based on its earnings or participants' contributions. The Company also participates in multi-employer pension plans for certain of its hourly-paid production employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans was $12,753,000 in 1994, $11,570,000 in 1993, and $7,970,000 in 1992.

Retirement Health-Care

The Company provides certain health-care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are not prefunded, and the Company has the right to modify or terminate certain of these plans.

Postretirement health-care expense consists of the following
(in thousands):

                                       1994      1993      1992
- ----------------------------------------------------------------
Service cost - benefits earned
  in the current year              $  2,823  $  2,898  $  2,798
Interest on projected benefit
  obligation                          2,881     2,749     2,471
                                 ------------------------------
Total postretirement health-care
  expense                          $  5,704  $  5,647  $  5,269
                                   =============================

Benefits paid were $1,058,000, $1,060,000 and $550,000 in 1994,
1993 and 1992, respectively.

The accumulated postretirement benefit obligation (APBO) includes the following at June 30 (in thousands):
                                            1994        1993
- -------------------------------------------------------------
Retirees                               $  10,260    $  8,359
Fully eligible active employees            6,731       7,608
Other active employees                    21,976      24,232
Unrecognized net gains                     6,599           -
                                      -----------------------
Total unfunded accrued benefit
 obligation included in other
 obligations                           $  45,566   $  40,199
                                      ========================

Included in 1994 amounts is $1,900,000 representing the assumption of postretirement health-care liabilities related to the acquisition of the S.O.S brands. The assumed health-care cost trend rate used in measuring the APBO was 12 percent for 1995, gradually declining to 5.5 percent over the next 10 years. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the 1994 accumulated postretirement benefit obligation by $6,742,000 and increase 1994 expense by $805,000. The discount rate used to determine the APBO was 8 percent.

Discontinued Operations

As a result of the Company's decision to discontinue operations of its bottled water and frozen foods businesses, curtailment gains of $2,104,000 for pension benefits and $1,228,000 for postretirement health-care were recognized in 1994 in income from discontinued operations.

Postemployment Benefits

The Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits", in November 1992. This Statement requires the accrual of benefits provided by the Company to former or inactive employees after employment, but before retirement. The Company adopted SFAS No. 112 in 1994, and included the cumulative expense, which was not material, in operations.


14

Contingent Liabilities
- ---------------------------

The Company is subject to various lawsuits and claims arising out of its businesses which include contracts, environmental issues, product liability, patent and trademark matters, and taxes. In the opinion of management, after consultation with counsel, the disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company's financial position, results of operations, or liquidity.


28
- --


Responsibility for Consolidated
Financial Statements

The management of the Company is responsible for the integrity and objectivity of the financial statements included in this Annual Report. In fulfilling this responsibility, management maintains an effective system of internal accounting controls and supports a comprehensive internal audit program.
The Board of Directors has an Audit Committee consisting of independent directors. The Committee meets regularly with management, internal auditors and Deloitte & Touche, independent certified public accountants. Deloitte &
Touche and the internal auditors have full authority to meet with the Audit Committee, either with or without management representatives present.
Deloitte & Touche has completed its audit of the accompanying consolidated financial statements. Their report appears below.



Independent Auditors' Report

[DELOITTE & TOUCHE LOGO]

The Stockholders and Board of Directors
of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries as of June 30, 1994 and 1993, and the related statements of consolidated earnings, consolidated stockholders' equity and consolidated cash flows for the years ended June 30, 1994, 1993, and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Clorox Company and its subsidiaries at June 30, 1994 and 1993, and the results of their operations and their cash flows for the years ended
June 30, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions to conform with Statement of Financial Accounting
Standards No. 106.




/S/ DELIOTTE & TOUCHE

Deloitte & Touche
Oakland, California
August 10, 1994


29
- --



Financial Summary
The Clorox Company

Years ended June 30    94         93         92         91         90         89         88         87         86         85
- ----------------------------------------------------------------------------------------------------------------------------
In thousands,
except per-share
data.

Operations

Net sales       $1,836,949 $1,634,171 $1,547,057 $1,468,370 $1,309,019 $1,199,293 $1,033,747 $ 934,985  $ 893,699  $ 873,162
                ------------------------------------------------------------------------------------------------------------
Percent change        12.4        5.6        5.4       12.2        9.1       16.0       10.6       4.6        2.4        8.8
                ------------------------------------------------------------------------------------------------------------
Cost of
 products sold     820,434    724,753    678,504    672,405    601,322    548,434    450,527   422,149    415,542    418,457
Operating
 expenses          690,584    613,061    612,074    677,468<F4>498,084    458,085    396,910   356,065    326,531    319,151
Other               19,298     21,172     17,382     21,315    (30,755)   (28,189)   (10,897)  (17,588)    (5,356)    (6,482)
                ------------------------------------------------------------------------------------------------------------
  Total costs
   and expenses  1,530,316  1,358,986  1,307,960  1,371,188  1,068,651    978,330    836,540   760,626    736,717    731,126
                ------------------------------------------------------------------------------------------------------------
Earnings before
 income taxes      306,633    275,185    239,097     97,182    240,368    220,963    197,207   174,359    156,982    142,036
Income taxes       126,640    107,267     97,903     37,361     87,456     79,718     73,460    75,394     70,389     62,125
                ------------------------------------------------------------------------------------------------------------
Earnings from
 continuing
 operations        179,993    167,918    141,194     59,821    152,912    141,245    123,747    98,965     86,593     79,911


Earnings (losses)
 from
 discontinued
operations          32,064<F1>  (867)    (23,429)<F2>(7,075)       714    (17,101)<F5> 8,823     5,934      9,017      6,213
Cumulative effect
 of accounting
 change                  -         -     (19,061)<F3>     -          -          -          -         -          -          -
                ------------------------------------------------------------------------------------------------------------
Net earnings    $  212,057 $ 167,051   $  98,704  $  52,746  $ 153,626  $ 124,144  $ 132,570 $ 104,899  $  95,610  $  86,124
                ============================================================================================================
Percent change,
 continuing
 operations            7.2      18.9       136.0      (60.9)       8.3       14.1       25.0      14.3        8.4       10.2


Common Stock<F6>

Weighted average
   shares
   outstanding      53,800    54,698      54,366     54,063     54,873     55,333     55,127    54,652     54,268     53,942
Earnings (losses)
 per common share:
  Earnings from
   continuing
   operations        $3.35     $3.07       $2.60      $1.11<F4>  $2.79      $2.55      $2.26     $1.82      $1.60      $1.49
  Earnings (losses)
   from discontinued
   operations         0.59<F1> (0.02)      (0.43)<F2> (0.13)      0.01      (0.31)<F5>  0.16      0.11       0.17       0.12
  Cumulative effect
   of accounting
   change                -         -       (0.35)<F3>     -          -          -          -         -          -          -
                ------------------------------------------------------------------------------------------------------------
Net earnings         $3.94     $3.05       $1.82      $0.98      $2.80      $2.24      $2.42     $1.93      $1.77      $1.61
                ============================================================================================================
Dividends            $1.80     $1.71       $1.59      $1.47      $1.29      $1.09      $0.92     $0.79      $0.70      $0.62
Stockholders'
 equity at end
 of year             17.04     16.03       14.92      14.47      15.00      14.19      13.19     11.51      10.31       9.18








Other Data

Continuing
 operations
  Working capital
  (deficiency) $  128,443 $  160,208  $  (25,322) $ 115,626  $ 151,602  $ 265,569  $  145,780 $ 225,596 $ 198,290  $ 160,031
  Property, plant
   and equipment
   - net          532,600    538,101     508,629    441,794    441,681    348,526     312,068   207,712   193,503    165,000
  Property
   additions       56,627     72,141     114,353     89,009    134,099     66,551     135,702    48,630    59,408     37,858
  Long-term
   debt           216,088    204,000     203,627    405,341      5,807      5,192      20,739    24,513    33,626     35,935
  Percent return
   on net sales       9.8       10.3         9.1        4.1       11.7       11.8        12.0      10.6       9.7        9.2
Current ratio         1.3        1.4         0.9        1.3        1.7        1.9         1.5       2.3       2.2        1.9
Total assets    1,697,569  1,649,230   1,589,993  1,656,872  1,124,147  1,189,894   1,121,232   911,097   825,748    753,994
Stockholders'
 equity           909,417    879,294     813,741    784,276    810,514    786,176    712,854    616,447   549,793    485,856
Percent return
 on average
 stockholders'
 equity              24.2       19.8        12.3        6.4       19.1       16.4       19.9       18.0      18.5       18.8



[FN]
<F1> Includes net gain on the sale of discontinued businesses of
     $31,430 or $.58 per share.
<F2> Includes special charges for the revaluation of certain intangible assets. See Note 2 to Consolidated Financial
     Statements.
<F3> Nonrecurring charge to recognize the accumulated
     postretirement health benefit obligation at July 1, 1991, resulting from the adoption of SFAS No. 106. See Note 1 to Consolidated Financial Statements. (Operating results preceding 1992 were not restated for the adoption of this new standard.)
<F4> Includes a charge for restructuring of $125,250 or $1.45 per share.
<F5> Includes net loss on the disposal of Olympic HomeCare
     Products of $20,000 or $.36 per share.
<F6> Weighted average shares outstanding and
     earnings per share from 1985 through 1989 assume full dilution from a note converted during 1989.


30
- --
31
- --


CAPTION>

Quarterly Data
The Clorox Company
                                                               1st          2nd          3rd          4th
                                                           Quarter      Quarter      Quarter       Quarter          Year
- ------------------------------------------------------------------------------------------------------------------------
In thousands, except per-share amounts.



Year Ended June 30, 1994
  Net sales                                             $  449,744   $  370,844   $  481,928    $  534,433  $ 1,836,949
  Cost of products sold                                 $  193,828   $  163,386   $  211,964    $  251,256  $   820,434
  Earnings from
    Continuing operations                               $  46,314    $   30,586   $   49,515    $   53,578  $   179,993
    Discontinued operations                                32,064<F1>         -            -             -       32,064<F1>
                                                        ---------------------------------------------------------------
    Net earnings                                        $  78,378    $   30,586   $   49,515    $   53,578  $   212,057
Per common share
  Net earnings                                             $1.44<F1>      $0.57        $0.93         $1.00        $3.94<F1>
  Dividends                                                 0.45           0.45         0.45          0.45         1.80
  Market price (NYSE)
    High                                                  55 3/8         55 1/4       55 3/4        52 1/4       55 3/4
    Low                                                   47 1/8         51 1/2       47 1/4        47           47
    Year-end                                                                                                     48 7/8
Price/earnings ratio, year end                                                                                   12


Year Ended June 30, 1993
  Net sales                                             $ 394,657    $  327,354   $  435,559    $  476,601   $1,634,171
  Cost of products sold                                 $ 170,135    $  141,272   $  185,897    $  227,449   $  724,753
  Earnings (losses) from
    Continuing operations                               $  44,393    $   27,032   $   46,526    $   49,967   $  167,918
    Discontinued operations                                   203           211       (1,106)         (175)        (867)
                                                        ---------------------------------------------------------------
    Net earnings                                        $  44,596    $   27,243   $   45,420    $   49,792   $  167,051
Per common share
  Net earnings                                              $0.82         $0.50        $0.83         $0.91        $3.05
  Dividends                                                  0.42          0.42         0.42          0.45         1.71
  Market price (NYSE)
    High                                                   48 1/4            47       51 7/8        53 3/8       53 3/8
    Low                                                    41 1/8        40 3/4           44        46 3/4       40 3/4
    Year-end                                                                                                     52 1/8
Price/earnings ratio, year end                                                                                       17


[FN]
<F1> Includes net gain on the sale of discontinued businesses of $31,430 or $.58 per share.


32
- --


The Company's Principal Retail Brands
United       BBQ Bag            Single-use, lightable bag of
States                              charcoal briquets
             Brita              Water filter systems
             Clorox             Regular, Fresh Scent and
                                   Lemon Fresh liquid bleach
             Clorox             Toilet bowl cleanser and
                                   automatic toilet bowl
                                   cleaner
             Clorox
              Clean-Up          Dilutable household cleaner
                                   and spray cleaner
             Clorox 2           Dry and liquid, and regular
                                   and Lemon Fresh all-fabric
                                   bleach
             Combat             Insecticides: ant and roach
                                   bait stations; ant and roach
                                   aerosols and foggers
             Control            Cat litter
             Formula 409        All-purpose spray cleaner and
                                   glass & surface cleaner
             Fresh Step         Cat litter
             Hidden Valley
              Ranch             Bottled salad dressing; dry
                                   salad dressing and party dip
                                   mixes; bottled low-fat salad
                                   dressing; bottled salad dress-
                                   ings for kids
             Hidden Valley
              Ranch             Seasoned mini-croutons
              Salad Crispins
             K.C. Masterpiece   Barbecue sauce
             Kingsford          Charcoal briquets, charcoal
                                   briquets with mesquite and
                                   charcoal lighter
             Kitchen Bouquet    Browning and seasoning sauce
                                   and gravy aid



             Liquid-Plumr       Drain opener, regular and
                                   professional strength, and
                                   build-up remover
             Match Light        Instant lighting charcoal
                                   briquets
             Pine-Sol           Cleaner and spray cleaner
             Scoop Fresh        Scoopable cat litter
             Soft Scrub         Mild abrasive liquid cleanser,
                                   regular, with bleach and with
                                   lemon
             S.O.S              Steel wool soap pads and
                                   home cleaning products
             Stain Out          Soil and stain remover
             SuperBait          Insecticides: roach bait
                                   stations
             Tackle             Household cleaner disinfectant
             Tilex              Instant mildew remover and
                                   soap scum remover
             Tuffy              Mesh scrubber


Professional Products


Hidden Valley Ranch          Salad dressings
K.C. Masterpiece             Barbecue sauce
Kitchen Bouquet              Browning and seasoning sauce and
                                gravy aid
Clorox                       Liquid bleach
Clorox                       Toilet bowl cleanser
Clorox Clean-Up              Dilutable cleaner
Formula 409                  All-purpose spray cleaner and glass
                                 & surface cleaner
Liquid-Plumr                 Drain opener
Pine-Sol                     Cleaner
Tilex                        Instant mildew remover
Maxforce                     Professional insecticides; ant and
                                 roach baits; roach gel




     Principal
     International Markets

     Argentina
     Canada
     Chile
     Colombia
     Dominican Republic
     Egypt
     Hong Kong
     Hungary
     Japan
     Malaysia
     Mexico
     Panama
     Poland
     Puerto Rico
     Republic of Korea
     Saudi Arabia/Gulf States
     Venezuela
     Yemen Arab Republic

     Clorox also exports products to more than 70 other countries.


36
- --
