Form 10-K, Exhibit 13
period 1995-06-30
CLOROX CO /DE/
filed 1995-09-28
CIK 21076

MANAGEMENT'S DISCUSSION AND ANALYSIS



Results of Operations



Continuing operations again achieved record unit volume in 1995,

after record years in 1994 and 1993. The gain in 1995 volume was principally due to a full year's ownership of the S.O.S business,

which was acquired in mid 1994, growth in the Brita water

filtration business in the United States, and record volumes for

Combat insecticides, Clorox liquid bleach, Clorox Clean-Up

dilutable cleaner, Tilex soap scum remover, Clorox toilet bowl cleaner, professional strength Formula 409 cleaner, Pine-Sol cleaner, and the Kingsford line of charcoal briquets. The

increase in unit volume for 1994 was principally due to the

S.O.S acquisition, the consolidation of an Argentine subsidiary in which our interest increased to 90 percent in June 1993, and the introduction of new products including Liquid-Plumr buildup remover, Clorox Stain Out soil and stain remover, Clorox toilet bowl cleaners, Tilex soap scum remover, and Hidden Valley Ranch kids' dressings. Net sales increased 8 percent in 1995 following increases of 12 percent in 1994 and 6 percent in 1993. This year's growth was primarily driven by the S.O.S acquisition and the record volumes described above. Price increases on a few established brands were offset by a price decrease on Tilex in 1995 and by a price decrease on Pine-Sol in 1994, and by increased incentive trade promotions in 1995. Cost of products sold was 45 percent of net sales in both 1995 and 1994, and 44 percent in 1993.

Research and Development (R&D) expense was up slightly over

1994, after increasing 5 percent over 1993. This was the third consecutive record year for new product introductions and

reflects efficiencies achieved in the R&D function that began in 1993 and were realized in 1994 to bring new products to

market faster and at lower overall costs. R&D activities are anticipated to continue at current levels as a percent of sales.

We expect to continue to shorten development times and further improve cost efficiencies while maintaining a high level of new product activity in 1996. Selling, delivery, and administration

(SD&A) expenses increased 16 percent over 1994 and as a

percentage of net sales increased by 1.4 percentage points.

The increase in 1995 is principally attributable to the

strategic growth of our International business where we have increased our overhead infrastructure through acquisitions

or through expanding our marketing activities in Latin America,

the Caribbean, Canada, the Pacific Rim, and Central Europe.

In addition, we incurred transition costs related to the

implementation of our new logistics strategy, and our new

Customer Interface project that will improve customer service.

SD&A increased approximately 10 percent in 1994 over 1993

principally due to the 1994 acquisition of S.O.S, and the

consolidation of our Argentine subsidiary. We continue to

focus on improving our cost structure and anticipate continued

spending during 1996 on our international infrastructure and the Customer Interface initiative. Total marketing spending,

which includes trade promotions, consumer promotions and

advertising, increased  3 percent over 1994. Media advertising levels increased while sales promotion, primarily couponing,

decreased in 1995 versus 1994. Advertising expense increased

18 percent from 1993 to 1994 principally due to heavy

introductory spending on new products in 1994. Interest expense,

the majority of which relates to long-term financing, increased

$6,696,000 in 1995 over 1994 due to additional borrowing in

1995 to finance the acquisition of  Brita International
Holdings,

Inc., expanded International activities financed by local

borrowings, and the effect of higher short-term interest

rates on commercial paper borrowings. The effective tax rates were 40.6, 41.3, and 39.0 percent in 1995, 1994, and 1993,

respectively. The decrease in 1995 was  principally due to the effect in 1994 of the retroactive 1 percent increase in the

federal statutory tax rate that was reflected in 1994 earnings.

The 1995 increase over 1993 was due primarily to the ongoing effect of the higher statutory tax rate. Earnings per share from continuing operations increased $.43 in 1995 over 1994, a 13 percent increase, and $.28 in 1994 over 1993, both of which were driven by the volume growth described above, and shares

repurchased in 1995 and 1994 under the share repurchase program.

Net earnings per share decreased in 1995 from 1994 due to the inclusion in 1994 of $.59 per share earnings from discontinued

operations.

Financial Position and Liquidity



Cash flow from continuing operations was $290,849,000 in 1995 and resulted from record earnings and our continued focus on efficient utilization of resources driven by the Clorox Value Measure
(CVM)

economic value measurement system implemented in 1994. CVM was up 26 percent in 1995 over 1994 following two consecutive years of 18 percent growth, versus our average long-term target of

12 percent. The 1995 increase in accounts receivable is

attributable to the acquisition of Brita International Holdings,

Inc. and other International acquisitions and new ventures.

Higher sales of Combat insecticides, Kingsford charcoal,

Brita water filtration systems, and our business in the Republic of Korea also contributed to the increase. Higher levels of

inventories and accounts payable were principally due to

International acquisitions and new ventures. At June 30, 1995,

we had available a $350,000,000 credit agreement with a

syndication of banks which expires on May 31, 2000. We believe we have access to additional bank credit and the public debt markets should the need arise. During 1995, $97,651,000 was

used to invest in new businesses, all of which were outside

the United States. The largest single investment was Brita

International Holdings, Inc., of Canada. On January 1, 1994,

the S.O.S products business was acquired for $116,488,000.

Also, during 1994, additional foreign investments of

$25,949,000 were made. In 1993, we acquired a controlling

interest in our joint venture in Argentina that was previously accounted for on the equity basis and as of June 30, 1993 was consolidated. Capital expenditures were $62,911,000,
$56,627,000,

and $77,637,000 in 1995, 1994, and 1993, respectively. Spending generally has been for expanded capacity, process improvements,

and environmental programs  and initiatives. Dividends paid in

1995 were $102,272,000, or $1.92 per share. In July 1995, we announced a 10.4 percent increase in the quarterly dividend rate to $.53, from $.48 per share for a new annual rate of $2.12 per share.

In 1995, 1994, and 1993, cash flow from operations has exceeded cash needs for capital expenditures, dividends, and scheduled debt service. We anticipate similar strong cash flow again in

1996. Proceeds from the sale of discontinued operations generated cash of $159,293,000 in 1994. We recently completed the stock repurchase program initiated in 1989. Through June 30, 1995,

5,000,000 shares were repurchased, of which 1,325,485 shares at a cost of $78,270,000 were acquired during 1995. In July 1995, our

Board of Directors authorized an additional $100,000,000 for a share repurchase program planned to be completed during 1996.

These shares will be purchased on the open market. Reacquired shares are held as treasury shares and are available for

reissuance for corporate uses. In order to manage the impact of interest rate movements on interest expense and interest income,

we have approved the use of interest rate derivative instruments,

such as interest rate swaps. These instruments have the effect of converting fixed rate interest to floating, or floating to fixed.

Conditions under which derivatives can be used are set forth in a Company Policy Statement, and include a restriction on the amount of such activity to a designated portion of existing debt,

a limit on the term of any derivative transaction, and a specific prohibition of the use of any leveraged instrument. Other derivative instruments used to hedge assets and anticipated transactions include foreign currency contracts. These contracts were not material in either 1995 or 1994. We are committed to an ongoing program of comprehensive, long-term environmental assessment of our facilities. This program is implemented by the Company's

Department of Health, Safety and Environment, with guidance

from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed  in an effort to identify possible future environmental liabilities. Although not material, at

June 30, 1995 and 1994, expected costs have been accrued for the probable future costs of environmental liabilities without offset for expected insurance recoveries, or discounting for present value.







Statements of Consolidated Earnings

The Clorox Company



Years ended June 30
95                  94                  93

In thousands, except per-share amounts.






Net Sales                                                   $
1,984,170     $   1,836,949       $   1,634,171

-----------------------------------------------------------------
--------------------------------------------------

Costs and Expenses

  Cost of products sold
 892,172           820,434             724,753

  Selling, delivery and administration
 416,392           359,360             328,088

  Advertising
 271,730           286,666             242,528

  Research and development
  44,819            44,558              42,445

  Interest expense
  25,120            18,424              18,856

  Other (income) expense, net
  (3,957)              874               2,316

-----------------------------------------------------------------
--------------------------------------------------

    Total costs and expenses
1,646,276         1,530,316           1,358,986

-----------------------------------------------------------------
--------------------------------------------------

Earnings Before Income Taxes
 337,894           306,633             275,185



Income Taxes
 137,062           126,640             107,267

-----------------------------------------------------------------
--------------------------------------------------

Earnings from Continuing Operations
 200,832           179,993             167,918



Earnings (Losses) from Discontinued Operations
    -               32,064                (867)

-----------------------------------------------------------------
--------------------------------------------------

Net Earnings                                                 $
 200,832      $    212,057         $   167,051

=================================================================
==================================================



Earnings (Losses) per Common Share

  Continuing Operations                                      $
    3.78      $       3.35         $     3.07

  Discontinued Operations
    -                 0.59              (0.02)

-----------------------------------------------------------------
--------------------------------------------------

  Net Earnings                                               $
    3.78      $       3.94         $     3.05

=================================================================
==================================================

Weighted Average Shares Outstanding
  53,147            53,800             54,698



See Notes to Consolidated Financial Statements.





<CAPTION



Consolidated Balance Sheets

The Clorox Company

Years ended June 30
  95                94

In thousands, except share and per-share amounts.




Assets



Current Assets



  Cash and short-term investments
$ 137,330         $ 115,922

  Accounts receivable, less allowance
 311,868           249,843

  Inventories
 121,095           105,948

  Deferred income taxes
  11,495            18,548

  Prepaid expenses
  18,543            14,014

-----------------------------------------------------------------
----------------------------------

    Total current assets
 600,331           504,275

-----------------------------------------------------------------
----------------------------------

Property, Plant and Equipment - Net
 524,972           532,600

-----------------------------------------------------------------
----------------------------------

Brands, Trademarks, Patents and Other Intangibles - Net
 592,792           520,042

-----------------------------------------------------------------
----------------------------------

Investments in Affiliates
  96,385            83,368

-----------------------------------------------------------------
----------------------------------

Other Assets
  92,192            57,284

-----------------------------------------------------------------
----------------------------------

Total
$1,906,672        $1,697,569

=================================================================
==================================



Liabilities and Stockholders' Equity



Current Liabilities

  Accounts payable
$ 122,763         $  97,728

  Accrued liabilities
 234,595           227,197

  Income taxes payable
   6,283             7,599

  Commercial paper
 115,303            42,916

  Current maturities of long-term debt
     379               392

-----------------------------------------------------------------
----------------------------------

    Total current liabilities
 479,323           375,832

-----------------------------------------------------------------
----------------------------------

Long-term Debt
 253,079           216,088

-----------------------------------------------------------------
----------------------------------

Other Obligations
  85,129            63,187

-----------------------------------------------------------------
----------------------------------

Deferred Income Taxes
 145,228           133,045

-----------------------------------------------------------------
----------------------------------



Stockholders' Equity

  Common stock - authorized,

   175,000,000 shares, $1 par value
  55,422           55,422

  Additional paid-in capital
 108,347          106,554

  Retained earnings
 971,380          876,832

  Treasury shares, at cost
(168,217)        (107,146)

  Cumulative translation adjustments and other
 (23,019)         (22,245)

-----------------------------------------------------------------
----------------------------------

    Stockholders' equity
 943,913          909,417

-----------------------------------------------------------------
----------------------------------

Total
$1,906,672        $1,697,569

=================================================================
==================================

See Notes to Consolidated Financial Statements.








Statements of Consolidated Stockholders' Equity

The Clorox Company








                                              Cumulative

In thousands, except share             Common Stock
Additional                     Treasury Shares     Translation

In thousands, except shares         ---------------
Paid-in      Retained    ------------------     Adjustments

and per-share amounts             Shares     Amount
Capital      Earnings     Shares     Amount       and Other






Balance, June 30, 1992        55,422,297    $55,422     $
105,249     $ 690,018       (877,204)  $ (35,025)   $ (1,923)

  Net earnings
       167,051

  Dividends ($1.71 per share)
       (93,509)

  Employee stock plans

   and other
234        (1,398)        305,049     11,668

  Translation adjustments
                                              (18,493)

-----------------------------------------------------------------
--------------------------------------------------------

Balance, June 30, 1993        55,422,297     55,422
105,483       762,162        (572,155)   (23,357)    (20,416)

  Net earnings
       212,057

  Dividends ($1.80 per share)
       (97,095)

  Employee stock plans

   and other
1,071          (292)        405,414     16,121

  Treasury stock acquired
                    (1,883,300)   (99,910)

  Translation adjustments
                                               (1,829)

-----------------------------------------------------------------
--------------------------------------------------------

Balance, June 30, 1994        55,422,297     55,422
106,554       876,832      (2,050,041)  (107,146)    (22,245)

  Net earnings
       200,832

  Dividends ($1.92 per share)
      (102,272)

  Employee stock plans

   and other
1,793        (4,012)        355,211     17,199      (1,187)

  Treasury stock acquired
                    (1,325,485)   (78,270)

  Translation adjustments
                                                  413

-----------------------------------------------------------------
--------------------------------------------------------

Balance, June 30, 1995        55,422,297     $55,422    $
108,347     $ 971,380      (3,020,315) $(168,217)   $(23,019)

=================================================================
========================================================

See Notes to Consolidated Financial Statements.






Statements of Consolidated Cash Flows

The Clorox Company



Years ended June 30
   95               94               93

In thousands.




Operations:

  Earnings from continuing operations
$ 200,832       $  179,993        $ 167,918

  Adjustments to reconcile to net cash provided by

   continuing operations:

     Depreciation and amortization
  103,866           94,120           83,607

     Deferred income taxes
   15,386           15,985           32,378

     Other
    7,498           25,985            9,412

     Effects of changes in:

       Accounts receivable
  (58,314)         (18,299)         (36,266)

       Inventories
  (11,723)           5,691           (7,892)

       Prepaid expenses
   (1,892)           2,355           (2,850)

       Accounts payable
   21,771           13,485          (18,071)

       Accrued liabilities
   15,630           (8,134)           2,849

       Income taxes payable
   (2,205)         (12,741)           3,498

-----------------------------------------------------------------
-------------------------------------------

       Net cash provided by continuing operations
  290,849          298,440          234,583

       Net cash (used for) provided by discontinued operations
        -          (31,658)          10,877

-----------------------------------------------------------------
-------------------------------------------

       Net cash provided by operations
  290,849          266,782          245,460

Investing Activities:

  Property, plant and equipment
  (62,911)         (56,627)         (77,637)

  Net proceeds from sales of businesses
        -          159,293           15,000

  Businesses purchased
  (97,651)        (142,437)         (31,547)

  Disposal of property, plant and equipment
    8,707           11,264            3,759

  Other
  (54,437)         (22,046)         (24,938)

-----------------------------------------------------------------
-------------------------------------------

       Net cash used for investment
 (206,292)         (50,553)        (115,363)

-----------------------------------------------------------------
-------------------------------------------

Financing Activities:

  Long-term borrowings
   47,298           13,000              299

  Long-term debt repayments
   (2,806)            (741)          (1,236)

  Short-term borrowings (repayments), net
   62,115            3,430          (42,469)

  Cash dividends
 (102,272)         (97,095)         (93,509)

  Treasury stock acquired
  (78,270)         (99,910)               -

  Employee stock plans
   10,786            9,845            8,958

-----------------------------------------------------------------
-------------------------------------------

       Net cash used for financing
  (63,149)        (171,471)        (127,957)

-----------------------------------------------------------------
-------------------------------------------

Net increase in cash and short-term investments
   21,408           44,758            2,140

Cash and short-term investments:

  Beginning of year
  115,922           71,164           69,024

-----------------------------------------------------------------
-------------------------------------------

  End of year
$ 137,330       $  115,922        $  71,164

=================================================================
===========================================

Cash paid for:

  Interest (net of amounts capitalized)
$  25,479       $   18,267        $  18,616

  Income taxes
  106,821          128,210           61,052

Noncash transactions:

  Liabilities arising from business purchased
$  25,047       $    7,200        $       -



See Notes to Consolidated Financial Statements.




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  1 Significant Accounting Policies



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



Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the depreciable assets.



Brands, Trademarks, Patents and Other Intangibles

Brands, trademarks, patents and other intangible assets arising from transactions after October 30, 1970 are  amortized over their estimated useful lives up to a maximum of 40 years.

Carrying values are reviewed periodically and a determination of impairment is made based on estimates of future cash flows,

undiscounted and without interest charges.



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

(SFAS) No. 109, "Accounting for Income Taxes".



Foreign Currency Translation

Foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses are reported in

stockholders' equity; transaction gains and losses are included in net earnings.



Earnings per Common Share

Earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding

during each year. The potential dilution from the exercise

of stock options is not material.



Major Customer

Sales to the Company's largest customer, Wal-Mart Stores, Inc.

and affiliates, were 13% and 12% of consolidated net sales in

1995 and 1994, respectively.



Derivative Financial Instruments

The use of financial instruments is limited to purposes other than trading and includes management of interest rate movements

(interest rate swaps), and foreign currency exposure (forward contracts) related to supply contracts and accounts receivable.

Both categories of financial instruments are treated as

off-balance sheet financial instruments. Gains or losses on

hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated.

Gains or losses arising from hedges of firm commitments and

anticipated transactions are deferred and recognized in earnings or as an adjustment of carrying amounts when the hedged

transaction occurs.





  2  Discontinued Operations









The Company sold its bottled water and frozen foods businesses during 1994 for $159,293,000. The sale of these businesses

resulted in a net gain of $31,430,000. In June 1993, the Company sold its Prince Castle business which did not result in a material gain or loss. Results of discontinued operations are classified separately in the Statements of Consolidated Earnings and include

(in thousands):




 94               93


Net sales                                                  $
18,700     $     173,291

=================================================================
========================

Earnings (losses) from operations

 before income taxes                                       $
 1,043     $      (1,437)

Income tax (expense) benefits
  (409)              570

-----------------------------------------------------------------
-------------------------

Net earnings (losses) from

 discontinued operations
   634              (867)

-----------------------------------------------------------------
-------------------------

Gain on sale of businesses
42,177                -

Income taxes
10,747                -

-----------------------------------------------------------------
-------------------------

Net gain on sale of businesses
31,430                -

-----------------------------------------------------------------
-------------------------

Earnings (losses) from

 discontinued operations                                   $
32,064     $       (867)








  3  Acquisitions



Acquisitions in 1995, totaling $97,651,000, were funded from cash and other obligations and included Brita International

Holdings, Inc., a Canadian-based manufacturer and marketer of

Brita water filtration systems, and eight foreign investments,

all of which were accounted for as purchases. Approximately

$96,337,000 of the acquisition cost has been allocated to

brands, trademarks and other intangibles to be amortized

over estimated lives up to 40 years. Such purchases also

included at fair value, assets of $26,361,000, and the

assumption of liabilities of $25,047,000.



On January 31, 1994, the Company acquired the S.O.S products business of Miles Inc., which was accounted for as a purchase.

The $116,488,000 acquisition included the S.O.S brand of soap pads and other cleaning products in the United States and

Canada, manufacturing facilities, and certain items of

working capital. Approximately $98,850,000 of the purchase

price has been allocated to brands, trademarks and other

intangibles to be amortized over an estimated life of 40

years. The purchase included, at fair value, current assets

of $9,200,000; property, plant and equipment of $15,600,000;

the assumption of current liabilities of $5,300,000, and a

postretirement health-care liability of $1,900,000. The

acquisition was funded from cash and short-term borrowings.



Results of operations after the S.O.S acquisition date are

included in the 1994 Statement of Consolidated Earnings. The following pro forma information has been prepared assuming

that this acquisition had taken place at the beginning of the respective periods. The pro forma information includes

adjustments for interest expense that would have been

incurred to finance the purchase, additional depreciation

based on the fair market value of the property, plant, and

equipment acquired and the amortization of intangibles

arising from the transaction. The pro forma financial

information is not necessarily indicative of the results of

operations as they would have been had the transactions

been effected on the assumed dates.







Year ended June 30
94                     93

In thousands, except per share amounts (unaudited)






Net sales                                               $
1,884,362          $     1,722,845

Earnings from continuing operations                     $
177,070          $       169,991

Net earnings                                            $
209,134          $       169,124

Earnings per common share from

 continuing operations                                  $
  3.29          $          3.11

Net earnings per common share                           $
  3.89          $          3.09








In addition, 1994 acquisitions included various foreign investments of $25,949,000. During 1993, the Company purchased an additional
39

percent interest in its joint venture in Argentina bringing total ownership to 90 percent.





  4  Inventories



The major classes are (in thousands):

                                         95          94

Finished goods and work in process   $ 71,102     $ 69,280

Raw materials and supplies             49,993       36,668

----------------------------------------------------------

Total                                $121,095     $105,948

==========================================================



Had the cost of inventories been determined using the FIFO

method, inventories would have been higher by approximately

$14,218,000 at June 30, 1995 and $14,843,000 at June 30, 1994.

The LIFO method was used to value 74 percent of the inventory at June 30, 1995 and 85 percent at June 30, 1994.





  5  Property, Plant and Equipment



The major classes are (in thousands):





                                         95          94

Land and improvements               $ 60,083     $ 59,005

Buildings                            263,509      261,964

Machinery and equipment              534,660      495,903

Construction in progress              31,622       33,650

---------------------------------------------------------

Total                                889,874      850,522

Less accumulated depreciation        364,902      317,922

---------------------------------------------------------

Net                                 $524,972     $532,600

=========================================================



Depreciation expense was $66,886,000 in 1995, $61,660,000

in 1994 and $51,532,000 in 1993.





  6  Brands, Trademarks, Patents and Other Intangibles - Net



The major classes are (in thousands):



                                        95          94

Brands and trademarks              $ 583,902    $ 484,574

Patents and other intangibles        129,076      129,076

Accumulated amortization            (120,186)     (93,608)

----------------------------------------------------------

Net                                $ 592,792    $ 520,042



Brands and trademarks includes $41,708,000 of continuing value arising from transactions prior to October 31, 1970.





  7  Accrued Liabilities



Advertising costs included in accrued liabilities at  June 30,

1995 and 1994 were $126,268,000 and $126,725,000, respectively.





  8  Long-term Debt



The principal components are (in thousands):



                                           95           94

8.8% Non-callable notes due

 August 1, 2001,

 includes net unamortized

 premium of

 $208 and $243, respectively            $200,208      $200,243

Other debt                                53,250        16,237

--------------------------------------------------------------

                                         253,458       216,480

Less: current maturities                     379           392

--------------------------------------------------------------

Long-term debt                          $253,079      $216,088



Fair values of the 8.8 percent notes at June 30, 1995 and 1994 were approximately $222,500,000 and $212,250,000, respectively,

based upon quoted market prices for similar debt. The Company has a $350,000,000 credit agreement with a syndication of banks which expires on May 31, 2000. The credit agreement requires maintenance of a minimum net worth of $704,000,000. At June 30,

1995, the credit agreement is available for general corporate purposes and for the support of additional commercial paper

issuance.





  9  Financial Instruments



In order to manage the impact of interest rate movements, the

Company has entered into interest rate swap agreements. The

transactions effectively convert a portion of the Company's

interest rate exposure on its 8.8 percent fixed rate

non-callable notes to a floating rate. The effect of the

swap agreements on the 8.8 percent fixed rate notes reduced

interest expense by $573,000 and $1,803,000, and resulted

in effective borrowing rates of 8.5 percent and 7.9 percent

in years 1995 and 1994, respectively. Under the terms of

these agreements, the Company agrees with other parties to

exchange, at specified intervals, the difference between

fixed-rate and floating-rate interest amounts as calculated

by reference to agreed notional principal amounts. LIBOR is

used as the variable rate index for calculation. Exposure to counterparty credit risk has been minimized by entering

into these agreements only with major financial institutions that are expected to fully perform under the terms of the

swap agreements. The fair value of these instruments, shown

at the top of the next column, was determined based upon

market prices for similar instruments.



Notional amounts outstanding and weighted average rates at

June 30 are (in thousands):



                                           95          94

Received fixed/pay floating -

 notional amounts                       $100,000    $100,000

     Weighted average receive rate           6.6%        6.6%

     Weighted average pay rate               6.6%        3.9%



Pay fixed/received floating -

 notional amounts                       $ 50,000    $      -

     Weighted average pay rate               6.3%          -

     Weighted average receive rate           6.6%          -



Fair value of interest rate swaps

 (unrealized loss)                      $ (3,539)   $ (8,422)





At June 30, 1995 the Company had four outstanding interest rate swap agreements under which fixed rates are received and two interest rate swap agreements under which fixed rates are paid.

At June 30, 1994, the Company had four outstanding interest rate swap agreements under which fixed rates were received. Original terms to maturity ranged from 7 3/4 to 8 1/2 years where fixed rates are received and at June 30, 1995 the remaining term

for these agreements was approximately 6 years. Original

terms to maturity where fixed rates are paid were 1 3/4 to

2 years and at June 30, 1995 the remaining term for these

agreements was approximately 1 3/4 years. Foreign currency

forward contracts are used periodically to manage foreign

exchange risks associated with export sales and purchases

from foreign suppliers denominated in foreign currency. At

June 30, 1995, outstanding foreign currency forward

contracts to hedge purchases denominated in Canadian dollars were approximately $17,937,000 and had fair values based

upon quoted market prices of approximately $18,363,000

with an unrealized gain of approximately $426,000.





  10  Stockholders' Equity






<CAPTION



In addition to common stock, the Company is authorized to

issue 5,000,000 shares of preferred stock with a par value

of $1 per share, none of which is outstanding. The Company

has a stock option plan under which options to purchase

shares of common stock may be granted to key employees. The

plan provides that the option price shall not be less than

the fair market value of the shares on the date of grant

and that no portion of the option may be exercised beyond

ten years from that date. Options which were outstanding at

June 30, 1995 become exercisable cumulatively over one, two

or three years from the grant date. At June 30, 1995,

1,572,538 shares were available for the granting of additional options or other stock compensation awards. A summary of

changes in common stock options during 1995 and 1994 is:



                                                        Number

                                                        of
Shares               Price per Share




Outstanding at June 30, 1993                          1,884,923
         $13.69  -  $43.75

Granted                                                 907,768
          51.13  -   63.50

Exercised                                              (296,849)
          13.69  -   43.75

Cancelled                                              (137,722)
          20.00  -   52.94

-----------------------------------------------------------------
--------------------------

Outstanding at June 30, 1994                          2,358,120
          13.81  -   63.50

Granted                                                 386,897
          48.88  -   57.20

Exercised                                              (330,140)
          13.81  -   54.63

Cancelled                                               (35,114)
          40.50  -   52.94

-----------------------------------------------------------------
--------------------------

Outstanding (held by 203 optionees)

  at June 30, 1995                                    2,379,763
         $20.00  -  $63.50

=================================================================
==========================

Options exercisable at:

June 30, 1995                                         1,328,838

June 30, 1994                                         1,163,598








  11  Leases



The Company leases transportation equipment and a limited number of its manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next five years. Future minimum lease payments are $8,532,000,

and do not exceed $4,300,000 in any one year. Rental expense for continuing operations was $11,424,000 in 1995, $11,875,000 in
1994

and $14,365,000 in 1993.



Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring through 1998.

Future minimum rentals to be received are $2,312,000 and do not exceed $1,500,000 in any one year.

























  12  Other Expense (Income), Net







The major components are (in thousands):

                                                        95
        94               93


Amortization of intangibles                         $ 26,582
   $ 23,896        $ 22,058

Equity in earnings of affiliates                      (4,441)
     (5,926)         (9,979)

Interest income                                       (7,796)
     (5,292)         (2,931)

Royalty income                                        (7,110)
     (8,850)         (7,361)

Other, net                                           (11,192)
     (2,954)            529

-----------------------------------------------------------------
-----------------------------

Total                                               $ (3,957)
   $    874        $  2,316

=================================================================
=============================






  13  Income Taxes







Income tax expenses are (in thousands):

                                                        95
       94              93




Current

  Federal                                           $ 96,444
   $ 86,686        $ 57,776

  State                                               19,778
     17,562          13,815

  Foreign                                              5,454
      3,569           3,651

-----------------------------------------------------------------
---------------------------

  Total current                                      121,676
    107,817          75,242

-----------------------------------------------------------------
---------------------------

Deferred

  Federal                                             12,232
     16,416          26,635

  State                                                  688
      1,173           4,147

  Foreign                                              2,466
      1,234           1,243

-----------------------------------------------------------------
---------------------------

Total deferred                                        15,386
     18,823          32,025

-----------------------------------------------------------------
---------------------------

Total expense                                       $137,062
   $126,640        $107,267

=================================================================
===========================

Effective income tax rate                               40.6%
       41.3%           39.0%










The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:



                                                    95
   94              93


Federal statutory rate                              35.0%
  35.0%            34.0%

State income taxes,

 net of federal tax benefit                          3.9
   3.9              4.2

Taxes on foreign earnings                            1.5
   1.1              1.2

Retroactive effect of federal

 rate increase                                        -
   1.0               -

Other                                                0.2
   0.3             (0.4)

-----------------------------------------------------------------
------------------------

Effective income tax rate                           40.6%
  41.3%            39.0%

=================================================================
========================








The net deferred income tax liabilities (assets), both current and non-current at June 30, result from the tax effects of the following temporary differences (in thousands):





                                        95              94

Amortization/depreciation           $ 52,515        $ 64,268

Safe harbor lease agreements          29,401          32,145

Unremitted foreign earnings           45,473          35,057

Restructuring expense                 (3,676)        (12,812)

Post employment benefits             (17,712)        (19,873)

Other                                 27,732          15,712

-------------------------------------------------------------

Net                                 $133,733        $114,497





  14  Employee Benefit Plans



Retirement Income Plans

The Company has defined benefit pension plans for substantially all its domestic employees. Benefits are based on either

employee years of service and compensation or stated dollar

amount per year of service. The Company is the sole

contributor to the plans, in amounts deemed necessary to

provide benefits, and to the extent deductible for federal

income tax purposes. Assets of the plans consist primarily of stocks and bonds. The components of pension expense are (in thousands):



                                    95        94        93

Service cost - benefits earned

 in current year                 $  6,944  $  5,970  $  5,646

Interest on projected benefit

 obligation                         8,913     7,753     6,552

Return on plan assets:

  Actual gain                     (19,347)   (2,762)   (9,750)

  Deferral of the actual gain

   in excess of (less than)

   the assumed rate of 8%           9,702    (6,029     1,766

Other gains, including amortization

 over 15 years of the net pension

 transition asset at July 1, 1985    (701)     (790)   (1,245)

--------------------------------------------------------------

Total pension expense            $  5,511  $  4,142  $  2,969





The plan's funded status at June 30 is as follows (in thousands):



                                         95             94

Actuarial present value of the

 accumulated benefit obligation,

 including vested benefits of

 $95,410 in 1995 and $84,027 in 1994  $101,580       $ 89,531

=============================================================

Plans' assets at market value          141,385        119,100

Projected benefit obligation,

 determined using a discount

 rate of 8% and including the

 effect of an assumed annual

 increase in future compensation

 levels of 4.5% in 1995 and 1994       124,119        111,846

-------------------------------------------------------------

Excess of plans' assets over

 pension obligation                     17,266          7,254

Less deferrals:

Remaining unamortized balance of

 net pension transition asset at

 July 1, 1985                           (8,691)       (10,338)

Prior service cost                       4,734          5,748

Other net losses                         6,072         14,330

--------------------------------------------------------------

Accrued pension asset included in

 other assets                         $ 19,381       $ 16,994





The Company has defined contribution plans for most of its

domestic employees not covered by collective bargaining

agreements, to which it contributes based on its earnings

or participants' contributions. The Company also participates in multi-employer pension plans for certain of its

hourly-paid production employees and contributes to those

plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension

plans was $12,427,000 in 1995, $12,753,000 in 1994 and

11,570,000 in 1993.



Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered

expenses after annual deductibles have been met. Benefits

paid take into consideration payments by Medicare. The plans are not prefunded and the Company has the right to modify

or terminate certain of these plans. Postretirement health

care expense consists of the following (in thousands):





                                    95        94        93

Service cost - benefits earned

 in the current year              $2,643     $2,823   $2,898

Interest on projected

 benefit obligation                3,041      2,881    2,749

------------------------------------------------------------

Total postretirement

 health care expense              $5,684     $5,704   $5,647

============================================================





Benefits paid were $1,191,000, $1,058,000 and $1,060,000 in

fiscal years 1995, 1994 and 1993, respectively. The

accumulated postretirement benefit obligation (APBO) includes the following at June 30 (in thousands):



                                     95          94

Retirees                          $12,086     $10,260

Active employees                   31,109      28,707

Deferral of net gains               5,425       6,599

-----------------------------------------------------

Total unfunded accrued benefit

obligation included in other

obligations                       $48,620     $45,566



The assumed health care cost trend rate used in measuring the

APBO was 11.3 percent for 1995, gradually declining to 5.5

percent over the next nine years. Changes in these rates

can have a significant effect on amounts reported. A one

percentage point increase in the trend rates would increase

the June 30, 1995 accumulated postretirement benefit obligation by $6,958,000 and increase 1995 expense by $1,360,000. The

discount rate used to determine the APBO was 8 percent.



Discontinued Operations

As a result of the Company's decision to discontinue

operations of its bottled water and frozen foods businesses,

a curtailment gain of $2,104,000 for pension benefits and

$1,228,000 for retirement health-care was recognized in 1994.





  15  Contingent Liabilities



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



The Board of Directors has an Audit Committee consisting of

independent directors. The Audit Committee meets regularly

with management, internal auditors and Deloitte & Touche LLP,

independent certified public accountants. Deloitte & Touche

LLP and the internal auditors have full authority to meet

with the Audit Committee, either with or without management

representatives present. Deloitte & Touche LLP have

completed their audit of the accompanying consolidated

financial statements.



Their report appears below.





Independent Auditors' Report



[DELOITTE & TOUCHE LOGO]



The Stockholders and Board of Directors of

The Clorox Company:



We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the companies)

as of June 30, 1995 and 1994, and the related statements

of consolidated earnings, consolidated stockholders' equity

and consolidated cash flows for the years ended June 30, 1995,

1994, and 1993. These financial statements are the

responsibility of the companies' management. Our

responsibility is to express an opinion on these financial

statements based on our audits.



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



In our opinion, such consolidated financial statements

present fairly, in all material respects, the financial

position of the companies at June 30, 1995 and 1994, and

the results of their operations and their cash flows for the years ended June 30, 1995, 1994 and 1993 in conformity with

generally accepted accounting principles.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Oakland, California

August 9, 1995





Financial Summary



The Clorox Company



Years ended

June 30          95          94        93          92         91
        90          89        88         87         86

In thousands,

 except

 per-share data.




Operations

  Net sales    $1,984,170 $1,836,949 $1,634,171 $1,547,057
$1,468,370 $1,309,019 $1,199,293 $1,033,747 $ 934,985 $ 893,699

-----------------------------------------------------------------
---------------------------------------------------------

  Percent

   change             8.0       12.4       5.6         5.4
12.2        9.1       16.0       10.6       4.6       2.4



  Cost of

   products

   sold           892,172    820,434    724,753    678,504
672,405    601,322    548,434    450,527   422,149   415,542

  Operating

   expenses       732,941    690,584    613,061    612,074
677,468(d) 498,084    458,085    396,910   356,065   326,531

  Other            21,163     19,298     21,172     17,382
21,315    (30,755)   (28,189)   (10,897)  (17,588)   (5,356)

-----------------------------------------------------------------
---------------------------------------------------------

  Total costs

   and

   expenses     1,646,276  1,530,316  1,358,986  1,307,960
1,371,188  1,068,651    978,330    836,540   760,626   736,717

-----------------------------------------------------------------
---------------------------------------------------------

  Earnings

  before

  income taxes    337,894    306,633   275,185     239,097
97,182    240,368    220,963    197,207   174,359   156,982

  Income taxes    137,062    126,640   107,267      97,903
37,361     87,456     79,718     73,460    75,394    70,389

-----------------------------------------------------------------
---------------------------------------------------------

  Earnings from

   continuing

   operations     200,832    179,993   167,918     141,194
59,821    152,912    141,245    123,747    98,965    86,593

  Earnings

  (losses)

   from discon-

   tinued

   operations        -        32,064(a)   (867)    (23,429)(b)
(7,075)       714    (17,101)(e)  8,823     5,934     9,017

  Cumulative

   effect

   of accounting

   change            -           -          -      (19,061)(c)
 -           -        -           -         -        -

-----------------------------------------------------------------
---------------------------------------------------------

  Net earnings $  200,832 $ 212,057  $  167,051 $   98,704 $
52,746 $  153,626 $  124,144 $  132,570 $ 104,899 $  95,610

=================================================================
=========================================================

  Percent change,

   continuing

   operations        11.6       7.2        18.9      136.0
(60.9)       8.3       14.1       25.0      14.3       8.4





Common Stock



  Weighted average

  shares

  outstanding(f)   53,147    53,800      54,698     54,366
54,063     54,873     55,333     55,127    54,652     54,268

  Earnings (losses)

   per common

   share:

     Earnings from

      continuing

      operations    $3.78     $3.35       $3.07      $2.60
$1.11(d)   $2.79      $2.55      $2.26     $1.82      $1.60

     Earnings

      (losses) from

      discontinued

      operations      -        0.59(a)    (0.02)     (0.43)(b)
(0.13)      0.01      (0.31)(e)   0.16      0.11       0.17

     Cumulative

      effect of

      accounting

      change          -         -            -       (0.35)(c)
  -         -          -          -         -          -

  Net earnings      $3.78     $3.94       $3.05      $1.82
$0.98      $2.80      $2.24      $2.42      $1.93     $1.77

=================================================================
==========================================================

















  Dividends         $1.92     $1.80       $1.71      $1.59
$1.47      $1.29      $1.09      $0.92      $0.79     $0.70

  Stockholders'

   equity at

   end of year

  (per share)       18.01     17.04       16.03      14.92
14.47      15.00      14.19      13.19      11.51     10.31





Other Data



  Continuing

   operations

    Working

     capital

    (defic-

     iency)    $  121,008 $ 128,443  $  160,208 $  (25,322)$
115,626 $  151,602 $  265,569 $  145,780 $ 225,596 $ 198,290

    Property,

     plant

     and

     equipment

      - net       524,972   532,600     538,101    508,629
441,794    441,681    348,526    312,068   207,712   193,503

    Property

     additions     62,911    56,627      72,141    114,353
89,009    134,099     66,551    135,702    48,630    59,408

    Long-term

     debt         253,079   216,088     204,000    203,627
405,341      5,807      5,192     20,739    24,513    33,626

    Percent

     return on

     net sales       10.1       9.8        10.3        9.1
 4.1       11.7       11.8       12.0      10.6       9.7

  Current

   ratio              1.3       1.3         1.4        0.9
 1.3        1.7        1.9        1.5       2.3       2.2

  Total assets  1,906,672 1,697,569   1,649,230  1,589,993
1,656,872  1,124,147  1,189,894  1,121,232   911,097   825,748

  Stockholders'

   equity         943,913   909,417     879,294    813,741
784,276    810,514    786,176    712,854   616,447   549,793

  Percent return

   on average

   stockholders'

   equity            21.7      24.2        19.8       12.3
 6.4       19.1      16.4       19.9       18.0      18.5








 (a) Includes net gain on the sale of discontinued business

     of $31,430 or $.58 per share.

 (b)  Includes special charges for the revaluation of certain intangible assets.

 (c)  Nonrecurring charge to recognize the accumulated

      postretirement health benefit obligation at July 1,

      1991, resulting from the adoption of SFAS No. 106.

      Operating results preceding 1992 were not restated

      for the adoption of this new standard.

 (d)  Includes a charge for restructuring of $125,250 or

      $1.45 per share.

 (e)  Includes net loss on the disposal of Olympic HomeCare

      Products of $20,000, or $.36 per share.

 (f)  Weighted average shares outstanding and earnings per

      share from 1986 through 1989 assume full dilution

      from a note converted during 1989.





Quarterly Data

The Clorox Company

                                                 1st
2nd          3rd        4th

In thousands, except per-share amounts.      Quarter
Quarter      Quarter    Quarter           Year


Year ended June 30, 1995

  Net Sales                                 $476,367
$414,454     $499,060   $594,289     $1,984,170

  Cost of Products Sold                      210,134
183,963      225,997    272,078        892,172

  Net Earnings                                53,181
34,095       54,034     59,522        200,832



Per Common Share

  Net Earnings                                 $1.00
$0.64        $1.02      $1.13          $3.78

  Dividends                                     0.48
0.48         0.48       0.48           1.92

  Market Price (NYSE)

    High                                      52 3/4       59
1/2       62 3/8     65 3/4         65 3/4

    Low                                       47 3/4       51
1/4       55 1/4         56         47 3/4

    Year-end
                                 65 1/4

Price/earnings ratio, year end
                                     17





Year ended June 30, 1994

  Net Sales                                 $449,744
$370,844     $481,928   $534,433     $1,836,949

  Cost of Products Sold                      193,828
163,386      211,964    251,256        820,434

  Earnings from

    Continuing Operations                     46,314
30,586       49,515     53,578        179,993

    Discontinued Operations                   32,064(a)      -
         -          -            32,064(a)

-----------------------------------------------------------------
-----------------------------------------

    Net Earnings                            $ 78,378     $
30,586     $ 49,515   $ 53,578     $  212,057



Per Common Share

  Net Earnings                                 $1.44(a)
$0.57        $0.93      $1.00          $3.94(a)

  Dividends                                     0.45
0.45         0.45       0.45           1.80

  Market Price (NYSE)

    High                                      55 3/8       55
1/4       55 3/4     52 1/4         55 3/4

    Low                                       47 1/8       51
1/2       47 1/4         47             47

    Year-end
                                 48 7/8

Price/earnings ratio, year end
                                     12








 (a) Includes net gain on the sale of discontinued businesses of

      $31,430 or $.58 per share.

THE COMPANY'S PRINCIPLE RETAIL BRANDS



United States



BBQ Bag     Single-use, lightable bag of  charcoal briquets

Brita       Water filter systems

Clorox      Regular, Fresh Scent and Lemon Fresh liquid bleach

Clorox      Toilet bowl cleanser and automatic toilet bowl

            cleaner

Clorox      Dilutable household cleaner, spray cleaner and

 Clean-Up   gel

Clorox 2    Regular and Lemon Fresh dry and liquid all-fabric

            bleaches

Combat      Insecticides: ant and roach bait  stations; ant

            granules and stakes; roach gel; ant and roach

            aerosols and fogger

Control     Cat litter



Formula 409 All-purpose spray cleaner, Regular and Professional

            Strength; glass and surface cleaner

Fresh Step  Cat litter

Fresh Step

 Scoop      Scoopable cat litter

Hidden      Bottled salad dressing, dry salad dressing and party

 Valley     dip mixes;  bottled fat-free salad dressing;

 Ranch      ready-to-eat dips



Hidden      Seasoned mini-croutons

 Valley

 Ranch

 Salad

 Crispins



K.C.        Barbecue sauce

 Master-

 piece

Kingsford   Charcoal briquets, charcoal briquets with

            mesquite, charcoal lighter and wood smoke

              chips

Kitchen

 Bouquet    Browning and seasoning sauce and gravy aid

Liquid-     Drain opener, Regular and Professional

 Plumr      Strength; buildup remover; and septic

            system treatment

Match       Instant lighting charcoal briquets

 Light

Pine-Sol    Cleaner, Regular and Lemon Scent; spray cleaner

Soft Scrub  Mild abrasive liquid cleanser: regular, with

            bleach, and with lemon; and gel

S.O.S       Steel wool soap pads: regular, lemon scent and

            juniors; home cleaning products

Stain Out   Soil and stain remover; liquid and spray

SuperBait   Insecticides: roach bait stations

Tackle      Household cleaner disinfectant

Tilex       Instant mildew remover; soap scum remover

Tuffy       Mesh scrubber





PROFESSIONAL PRODUCTS



Clorox      Germicidal bleach

Clorox      Toilet bowl cleanser

Clorox      Professional system products;  food service

            degreaser, floor cleaner, drain build-up

            remover, pot and pan detergent

Clorox      Dilutable cleaner

 Clean-Up

Combat      Insecticides

Formula 409 All-purpose spray cleaner and glass & surface

            cleaner

Hidden      Salad dressings

 Valley

 Ranch

K.C.        Barbecue sauce

 Master-

 piece

Kitchen     Browning and seasoning sauce and gravy aid

 Bouquet

Liquid-     Drain opener

 Plumr

Maxforce    Professional insecticides; ant and roach baits,

            roach gel

Pine-Sol    Cleaner

Tilex       Instant mildew remover









PRINCIPAL INTERNATIONAL MARKETS



Argentina  Brazil  Canada  Chile  Colombia  Costa Rica  Czech

Republic  Dominican Republic  Egypt  Hong Kong  Hungary

Japan  Malaysia  Mexico  Panama  People's Republic of China

Peru  Poland  Puerto Rico  Republic of Korea

Saudi Arabia/Gulf States  Slovak Republic  Uruguay

Venezuela  Yemen Arab Republic