Form 10-K/A, Exhibit 13
period 1995-06-30
CLOROX CO /DE/
filed 1995-10-11
CIK 21076

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



Statements of Consolidated Earnings
The Clorox Company

Years ended June 30                                              95                  94                  93
In thousands, except per-share amounts.


Net Sales                                                   $   1,984,170     $   1,836,949       $   1,634,171
-------------------------------------------------------------------------------------------------------------------
Costs and Expenses
  Cost of products sold                                           892,172           820,434             724,753
  Selling, delivery and administration                            416,392           359,360             328,088
  Advertising                                                     271,730           286,666             242,528
  Research and development                                         44,819            44,558              42,445
  Interest expense                                                 25,120            18,424              18,856
  Other (income) expense, net                                      (3,957)              874               2,316
-------------------------------------------------------------------------------------------------------------------
    Total costs and expenses                                    1,646,276         1,530,316           1,358,986
-------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                      337,894           306,633             275,185

Income Taxes                                                      137,062           126,640             107,267
-------------------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                               200,832           179,993             167,918

Earnings (Losses) from Discontinued Operations                       -               32,064                (867)
-------------------------------------------------------------------------------------------------------------------
Net Earnings                                                 $    200,832      $    212,057         $   167,051
===================================================================================================================

Earnings (Losses) per Common Share
  Continuing Operations                                      $       3.78      $       3.35         $     3.07
  Discontinued Operations                                            -                 0.59              (0.02)
-------------------------------------------------------------------------------------------------------------------
  Net Earnings                                               $       3.78      $       3.94         $     3.05
===================================================================================================================
Weighted Average Shares Outstanding                                53,147            53,800             54,698

See Notes to Consolidated Financial Statements.


<CAPTION

Consolidated Balance Sheets
The Clorox Company
Years ended June 30                                                95                94
In thousands, except share and per-share amounts.

Assets

Current Assets

  Cash and short-term investments                               $ 137,330         $ 115,922
  Accounts receivable, less allowance                             311,868           249,843
  Inventories                                                     121,095           105,948
  Deferred income taxes                                            11,495            18,548
  Prepaid expenses                                                 18,543            14,014
---------------------------------------------------------------------------------------------------
    Total current assets                                          600,331           504,275
---------------------------------------------------------------------------------------------------
Property, Plant and Equipment - Net                               524,972           532,600
---------------------------------------------------------------------------------------------------
Brands, Trademarks, Patents and Other Intangibles - Net           592,792           520,042
---------------------------------------------------------------------------------------------------
Investments in Affiliates                                          96,385            83,368
---------------------------------------------------------------------------------------------------
Other Assets                                                       92,192            57,284
---------------------------------------------------------------------------------------------------
Total                                                           $1,906,672        $1,697,569
===================================================================================================

Liabilities and Stockholders' Equity

Current Liabilities
  Accounts payable                                              $ 122,763         $  97,728
  Accrued liabilities                                             234,595           227,197
  Income taxes payable                                              6,283             7,599
  Commercial paper                                                115,303            42,916
  Current maturities of long-term debt                                379               392
---------------------------------------------------------------------------------------------------
    Total current liabilities                                     479,323           375,832
---------------------------------------------------------------------------------------------------
Long-term Debt                                                    253,079           216,088
---------------------------------------------------------------------------------------------------
Other Obligations                                                  85,129            63,187
---------------------------------------------------------------------------------------------------
Deferred Income Taxes                                             145,228           133,045
---------------------------------------------------------------------------------------------------

Stockholders' Equity
  Common stock - authorized,
   175,000,000 shares, $1 par value                                55,422           55,422
  Additional paid-in capital                                      108,347          106,554
  Retained earnings                                               971,380          876,832
  Treasury shares, at cost                                       (168,217)        (107,146)
  Cumulative translation adjustments and other                    (23,019)         (22,245)
---------------------------------------------------------------------------------------------------
    Stockholders' equity                                          943,913          909,417
---------------------------------------------------------------------------------------------------
Total                                                           $1,906,672        $1,697,569
===================================================================================================
See Notes to Consolidated Financial Statements.



Statements of Consolidated Stockholders' Equity
The Clorox Company



                                                                                                               Cumulative
In thousands, except share             Common Stock     Additional                     Treasury Shares     Translation
In thousands, except shares         ---------------        Paid-in      Retained    ------------------     Adjustments
and per-share amounts             Shares     Amount        Capital      Earnings     Shares     Amount       and Other


Balance, June 30, 1992        55,422,297    $55,422     $ 105,249     $ 690,018       (877,204)  $ (35,025)   $ (1,923)
  Net earnings                                                          167,051
  Dividends ($1.71 per share)                                           (93,509)
  Employee stock plans
   and other                                                  234        (1,398)        305,049     11,668
  Translation adjustments                                                                                      (18,493)
-------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993        55,422,297     55,422       105,483       762,162        (572,155)   (23,357)    (20,416)
  Net earnings                                                          212,057
  Dividends ($1.80 per share)                                           (97,095)
  Employee stock plans
   and other                                                1,071          (292)        405,414     16,121
  Treasury stock acquired                                                            (1,883,300)   (99,910)
  Translation adjustments                                                                                       (1,829)
-------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994        55,422,297     55,422       106,554       876,832      (2,050,041)  (107,146)    (22,245)
  Net earnings                                                          200,832
  Dividends ($1.92 per share)                                          (102,272)
  Employee stock plans
   and other                                                1,793        (4,012)        355,211     17,199      (1,187)
  Treasury stock acquired                                                            (1,325,485)   (78,270)
  Translation adjustments                                                                                          413
-------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995        55,422,297     $55,422    $ 108,347     $ 971,380      (3,020,315) $(168,217)   $(23,019)
=========================================================================================================================
See Notes to Consolidated Financial Statements.


Statements of Consolidated Cash Flows
The Clorox Company

Years ended June 30                                                 95               94               93
In thousands.

Operations:
  Earnings from continuing operations                            $ 200,832       $  179,993        $ 167,918
  Adjustments to reconcile to net cash provided by
   continuing operations:
     Depreciation and amortization                                 103,866           94,120           83,607
     Deferred income taxes                                          15,386           15,985           32,378
     Other                                                           7,498           25,985            9,412
     Effects of changes in:
       Accounts receivable                                         (58,314)         (18,299)         (36,266)
       Inventories                                                 (11,723)           5,691           (7,892)
       Prepaid expenses                                             (1,892)           2,355           (2,850)
       Accounts payable                                             21,771           13,485          (18,071)
       Accrued liabilities                                          15,630           (8,134)           2,849
       Income taxes payable                                         (2,205)         (12,741)           3,498
------------------------------------------------------------------------------------------------------------
       Net cash provided by continuing operations                  290,849          298,440          234,583
       Net cash (used for) provided by discontinued operations           -          (31,658)          10,877
------------------------------------------------------------------------------------------------------------
       Net cash provided by operations                             290,849          266,782          245,460
Investing Activities:
  Property, plant and equipment                                    (62,911)         (56,627)         (77,637)
  Net proceeds from sales of businesses                                  -          159,293           15,000
  Businesses purchased                                             (97,651)        (142,437)         (31,547)
  Disposal of property, plant and equipment                          8,707           11,264            3,759
  Other                                                            (54,437)         (22,046)         (24,938)
------------------------------------------------------------------------------------------------------------
       Net cash used for investment                               (206,292)         (50,553)        (115,363)
------------------------------------------------------------------------------------------------------------
Financing Activities:
  Long-term borrowings                                              47,298           13,000              299
  Long-term debt repayments                                         (2,806)            (741)          (1,236)
  Short-term borrowings (repayments), net                           62,115            3,430          (42,469)
  Cash dividends                                                  (102,272)         (97,095)         (93,509)
  Treasury stock acquired                                          (78,270)         (99,910)               -
  Employee stock plans                                              10,786            9,845            8,958
------------------------------------------------------------------------------------------------------------
       Net cash used for financing                                 (63,149)        (171,471)        (127,957)
------------------------------------------------------------------------------------------------------------
Net increase in cash and short-term investments                     21,408           44,758            2,140
Cash and short-term investments:
  Beginning of year                                                115,922           71,164           69,024
------------------------------------------------------------------------------------------------------------
  End of year                                                    $ 137,330       $  115,922        $  71,164
============================================================================================================
Cash paid for:
  Interest (net of amounts capitalized)                          $  25,479       $   18,267        $  18,616
  Income taxes                                                     106,821          128,210           61,052
Noncash transactions:
  Liabilities arising from business purchased                    $  25,047       $    7,200        $       -

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


  2  Discontinued Operations



The Company sold its bottled water and frozen foods businesses during 1994 for $159,293,000. The sale of these businesses resulted in a net gain of $31,430,000. In June 1993, the Company sold its Prince Castle business which did not result in a material gain or loss. Results of discontinued operations are classified separately in the Statements of Consolidated Earnings and include
(in thousands):

                                                                  94               93
Net sales                                                  $     18,700     $     173,291
=========================================================================================
Earnings (losses) from operations
 before income taxes                                       $      1,043     $      (1,437)
Income tax (expense) benefits                                      (409)              570
------------------------------------------------------------------------------------------
Net earnings (losses) from
 discontinued operations                                            634              (867)
------------------------------------------------------------------------------------------
Gain on sale of businesses                                       42,177                -
Income taxes                                                     10,747                -
------------------------------------------------------------------------------------------
Net gain on sale of businesses                                   31,430                -
------------------------------------------------------------------------------------------
Earnings (losses) from
 discontinued operations                                   $     32,064     $       (867)



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

                                                        Number
                                                        of Shares               Price per Share

Outstanding at June 30, 1993                          1,884,923           $13.69  -  $43.75
Granted                                                 907,768            51.13  -   63.50
Exercised                                              (296,849)           13.69  -   43.75
Cancelled                                              (137,722)           20.00  -   52.94
-------------------------------------------------------------------------------------------
Outstanding at June 30, 1994                          2,358,120            13.81  -   63.50
Granted                                                 386,897            48.88  -   57.20
Exercised                                              (330,140)           13.81  -   54.63
Cancelled                                               (35,114)           40.50  -   52.94
-------------------------------------------------------------------------------------------
Outstanding (held by 203 optionees)
  at June 30, 1995                                    2,379,763           $20.00  -  $63.50
===========================================================================================
Options exercisable at:
June 30, 1995                                         1,328,838
June 30, 1994                                         1,163,598



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












  12  Other Expense (Income), Net


The major components are (in thousands):
                                                        95               94               93
Amortization of intangibles                         $ 26,582        $ 23,896        $ 22,058
Equity in earnings of affiliates                      (4,441)         (5,926)         (9,979)
Interest income                                       (7,796)         (5,292)         (2,931)
Royalty income                                        (7,110)         (8,850)         (7,361)
Other, net                                           (11,192)         (2,954)            529
----------------------------------------------------------------------------------------------
Total                                               $ (3,957)       $    874        $  2,316
==============================================================================================


  13  Income Taxes


Income tax expenses are (in thousands):
                                                        95              94              93

Current
  Federal                                           $ 96,444        $ 86,686        $ 57,776
  State                                               19,778          17,562          13,815
  Foreign                                              5,454           3,569           3,651
--------------------------------------------------------------------------------------------
  Total current                                      121,676         107,817          75,242
--------------------------------------------------------------------------------------------
Deferred
  Federal                                             12,232          16,416          26,635
  State                                                  688           1,173           4,147
  Foreign                                              2,466           1,234           1,243
--------------------------------------------------------------------------------------------
Total deferred                                        15,386          18,823          32,025
--------------------------------------------------------------------------------------------
Total expense                                       $137,062        $126,640        $107,267
============================================================================================
Effective income tax rate                               40.6%           41.3%           39.0%



The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                                    95              94              93
Federal statutory rate                              35.0%          35.0%            34.0%
State income taxes,
 net of federal tax benefit                          3.9            3.9              4.2
Taxes on foreign earnings                            1.5            1.1              1.2
Retroactive effect of federal
 rate increase                                        -             1.0               -
Other                                                0.2            0.3             (0.4)
-----------------------------------------------------------------------------------------
Effective income tax rate                           40.6%          41.3%            39.0%
=========================================================================================



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

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Oakland, California
August 9, 1995


Financial Summary

The Clorox Company

Years ended
June 30          95          94        93          92         91         90          89        88         87         86
In thousands,
 except
 per-share data.

Operations
  Net sales    $1,984,170 $1,836,949 $1,634,171 $1,547,057 $1,468,370 $1,309,019 $1,199,293 $1,033,747 $ 934,985 $ 893,699
--------------------------------------------------------------------------------------------------------------------------
  Percent
   change             8.0       12.4       5.6         5.4       12.2        9.1       16.0       10.6       4.6       2.4

  Cost of
   products
   sold           892,172    820,434    724,753    678,504    672,405    601,322    548,434    450,527   422,149   415,542
  Operating
   expenses       732,941    690,584    613,061    612,074    677,468(d) 498,084    458,085    396,910   356,065   326,531
  Other            21,163     19,298     21,172     17,382     21,315    (30,755)   (28,189)   (10,897)  (17,588)   (5,356)
--------------------------------------------------------------------------------------------------------------------------
  Total costs
   and
   expenses     1,646,276  1,530,316  1,358,986  1,307,960  1,371,188  1,068,651    978,330    836,540   760,626   736,717
--------------------------------------------------------------------------------------------------------------------------
  Earnings
  before
  income taxes    337,894    306,633   275,185     239,097     97,182    240,368    220,963    197,207   174,359   156,982
  Income taxes    137,062    126,640   107,267      97,903     37,361     87,456     79,718     73,460    75,394    70,389
--------------------------------------------------------------------------------------------------------------------------
  Earnings from
   continuing
   operations     200,832    179,993   167,918     141,194     59,821    152,912    141,245    123,747    98,965    86,593
  Earnings
  (losses)
   from discon-
   tinued
   operations        -        32,064(a)   (867)    (23,429)(b) (7,075)       714    (17,101)(e)  8,823     5,934     9,017
  Cumulative
   effect
   of accounting
   change            -           -          -      (19,061)(c)    -           -        -           -         -        -
--------------------------------------------------------------------------------------------------------------------------
  Net earnings $  200,832 $ 212,057  $  167,051 $   98,704 $   52,746 $  153,626 $  124,144 $  132,570 $ 104,899 $  95,610
==========================================================================================================================
  Percent change,
   continuing
   operations        11.6       7.2        18.9      136.0      (60.9)       8.3       14.1       25.0      14.3       8.4


Common Stock

  Weighted average
  shares
  outstanding(f)   53,147    53,800      54,698     54,366     54,063     54,873     55,333     55,127    54,652     54,268
  Earnings (losses)
   per common
   share:
     Earnings from
      continuing
      operations    $3.78     $3.35       $3.07      $2.60      $1.11(d)   $2.79      $2.55      $2.26     $1.82      $1.60
     Earnings
      (losses) from
      discontinued
      operations      -        0.59(a)    (0.02)     (0.43)(b)  (0.13)      0.01      (0.31)(e)   0.16      0.11       0.17
     Cumulative
      effect of
      accounting
      change          -         -            -       (0.35)(c)     -         -          -          -         -          -
  Net earnings      $3.78     $3.94       $3.05      $1.82      $0.98      $2.80      $2.24      $2.42      $1.93     $1.77
===========================================================================================================================








  Dividends         $1.92     $1.80       $1.71      $1.59      $1.47      $1.29      $1.09      $0.92      $0.79     $0.70
  Stockholders'
   equity at
   end of year
  (per share)       18.01     17.04       16.03      14.92      14.47      15.00      14.19      13.19      11.51     10.31


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


Quarterly Data
The Clorox Company
                                                 1st          2nd          3rd        4th
In thousands, except per-share amounts.      Quarter      Quarter      Quarter    Quarter           Year
Year ended June 30, 1995
  Net Sales                                 $476,367     $414,454     $499,060   $594,289     $1,984,170
  Cost of Products Sold                      210,134      183,963      225,997    272,078        892,172
  Net Earnings                                53,181       34,095       54,034     59,522        200,832

Per Common Share
  Net Earnings                                 $1.00        $0.64        $1.02      $1.13          $3.78
  Dividends                                     0.48         0.48         0.48       0.48           1.92
  Market Price (NYSE)
    High                                      52 3/4       59 1/2       62 3/8     65 3/4         65 3/4
    Low                                       47 3/4       51 1/4       55 1/4         56         47 3/4
    Year-end                                                                                      65 1/4
Price/earnings ratio, year end                                                                        17


Year ended June 30, 1994
  Net Sales                                 $449,744     $370,844     $481,928   $534,433     $1,836,949
  Cost of Products Sold                      193,828      163,386      211,964    251,256        820,434
  Earnings from
    Continuing Operations                     46,314       30,586       49,515     53,578        179,993
    Discontinued Operations                   32,064(a)      -            -          -            32,064(a)
----------------------------------------------------------------------------------------------------------
    Net Earnings                            $ 78,378     $ 30,586     $ 49,515   $ 53,578     $  212,057

Per Common Share
  Net Earnings                                 $1.44(a)     $0.57        $0.93      $1.00          $3.94(a)
  Dividends                                     0.45         0.45         0.45       0.45           1.80
  Market Price (NYSE)
    High                                      55 3/8       55 1/4       55 3/4     52 1/4         55 3/4
    Low                                       47 1/8       51 1/2       47 1/4         47             47
    Year-end                                                                                      48 7/8
Price/earnings ratio, year end                                                                        12



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