Form 10-K, Exhibit 13
period 1996-06-30
CLOROX CO /DE/
filed 1996-09-26
CIK 21076

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Results of Operations

Continuing operations again achieved record unit volume in 1996, after record years in 1995 and 1994. The gain in 1996 volume was principally due to: acquisition activity in Latin America; record volumes for Pine-Sol, Clorox toilet bowl cleaner, Clorox liquid bleach, Clorox Clean-Up cleaners, Tilex products, Kingsford charcoal briquets, and the Brita water filtration business in the United States; and the effects of the 1995 Brita Canada and the Black Flag insecticide acquisitions. These were partially offset by lower volumes in our food business. The gain in 1995 volume was principally due to a full year's ownership of the S.O.S business, which was acquired in mid 1994, growth in the Brita water filtration business in the United States, and record volumes for Combat insecticides, Clorox liquid bleach, Clorox Clean-Up dilutable cleaner, Tilex soap scum remover, Clorox toilet bowl cleaner, Professional Strength Formula 409 cleaner, Pine-Sol cleaner, and the Kingsford line of charcoal briquets.

Net sales increased 12% in 1996 following increases of 8% in 1995 and 12% in 1994. This year's growth was driven primarily by the volume increases and the acquisitions mentioned above.

Cost of products sold was 45% of net sales in 1996, 1995, and 1994.
Research and development (R&D) expense was up slightly over 1995. New product activity continued at a high level for the third consecutive year and reflects efficiencies achieved in the R&D function to bring new products to market faster and at lower overall costs. R&D activities are anticipated to continue at current levels as a percent of sales. We expect to continue to shorten development times and further improve cost efficiencies while maintaining a high level of new product activity in 1997.

Selling, delivery, and administration expenses increased 12% over 1995 and remained constant as a percentage of net sales. The increase is principally attributable to the strategic growth of our international business where we have increased our overhead infrastructure through acquisitions or through expanding our marketing activities in Latin America, the Caribbean, Canada, the Pacific Rim, and Central Europe. In addition, we incurred transition costs related to the implementation of our manufacturing strategy, and our new Customer Interface project that we believe will improve customer service. We continue to focus on improving our cost structure and anticipate continued spending during 1997 on our International infrastructure and the Customer Interface initiative.

Advertising expense increased 5% over 1995 and includes a shift in emphasis away from consumer sales promotions, i.e., couponing, to media advertising, which increased at a rate faster than sales. This follows a trend started in 1995 when marketing expense increased 3% over 1994.
Interest expense, the majority of which relates to long-term financing, increased by $13,168,000 in 1996 and $6,696,000 in 1995 due to additional borrowings to finance acquisitions and our share-repurchase program.

Effective tax rates were 40.0%, 40.6%, and 41.3% in 1996, 1995, and 1994, respectively. The decrease in 1995 was principally due to the effecting 1994 of the retroactive 1% increase in the federal statutory tax rate that was reflected in 1994 earnings.

Earnings per share from continuing operations increased $.50 in 1996 over 1995, a 13% improvement, and $.43 in 1995, also a 13% improvement over 1994, both of which were driven by the volume growth described above and shares repurchased in 1996, 1995, and 1994 under the share-repurchase program. Net earnings per share decreased in 1995 from 1994 due to the inclusion in 1994 of $.59 earnings per share from discontinued operations.

Foreign Operations

Foreign net sales were $302,575,000 and represented 14% of total company sales in 1996. This was up significantly from 1995 and 1994 when foreign sales represented only 9% and 7%, respectively, of total Company sales. This growth comes primarily from volume associated with acquisitions made in the last three years, principally in Latin America. Foreign pre-tax earnings in 1996 were $14,525,000 and have grown from $5,989,000 in 1994. Earnings levels in these years reflect investment spending on our international infrastructure and the cost of integrating these operations into our mode of business. Our stated strategy has been to grow our International business to 20% of total Company net sales by the turn of the century. Commensurate with the growth in sales, identifiable assets have grown to $613,375,000 in 1996 from $191,468,000 in 1994 primarily due to acquisitions of existing businesses abroad.

Financial Position and Liquidity

Cash provided by continuing operations was a record $406,665,000 in 1996 and resulted from record earnings and our continued focus on efficient utilization of resources driven by the Clorox Value Measure (CVM) economic value measurement system implemented in 1993. CVM increased 20% in 1996 over 1995. The 1995 increase in CVM was 26%, which followed the two previous years' increases of 18%. Inventory levels are up over last year due to acquisitions in 1996 and 1995. Both short-term and long-term debt increased over the prior year principally to fund a portion of 1996 investing activities and the stock repurchase program.

At June 30, 1996, we had available a $350,000,000 credit agreement with a syndication of banks that expires on May 31, 2000.
During 1996, we invested $165,231,000 in new businesses. Foreign acquisitions included the Poett San Juan home products business in Argentina, the largest business acquired, and the Electroquimicas Unidos S.A.C.I. bleach business in Chile. Domestically, acquisitions included the Black Flag line of insecticides and the Lestoil brand of home cleaning products.

During 1995, $97,651,000 was invested in new businesses, all of which were outside the United States. The largest single investment was Brita International Holdings, Inc., of Canada. On January 1, 1994, the S.O.S products business was acquired for $116,488,000. Also during 1994, additional foreign investments of $25,949,000 were made.

Dividends paid in 1996 were $110,447,000 or $2.12 per share. In July 1996, we announced a 9.4% increase in the quarterly dividend rate to $.58 from $.53 per share for a new annual rate of $2.32.

In 1996, 1995, and 1994, cash flow from operations has exceeded cash needs for capital expenditures, dividends, and scheduled debt service. We believe that cash flows from operations, supplemented if necessary by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. However, depending upon conditions in the financial markets and other factors, the Company may from time to time consider the issuance of debt or other securities, the proceeds of which would be used to finance acquisitions, to refinance debt, or for other general corporate purposes. Proceeds from the sale of discontinued operations generated cash of $159,293,000 in 1994.

We recently completed a stock repurchase program authorized in July 1995 by our Board of Directors. During 1996, 1,266,906 shares were repurchased at a cost of $98,112,000. During 1995, we completed a stock repurchase program initiated in 1989 in which 5,000,000 shares were repurchased. Reacquired shares are held as treasury shares and are available for reissuance for corporate uses.

In order to manage the impact of interest rate movements on interest expense and interest income, we have approved the use of interest rate derivative instruments, such as interest rate swaps. These instruments have the effect of converting fixed rate interest to floating, or floating to fixed. Conditions under which derivatives can be used are set forth in a Company Policy Statement. They include a restriction on the amount of such activity to a designated portion of existing debt, a limit on the term of any derivative transaction, and a specific prohibition of the use of any leveraged instrument. Other derivative instruments used to hedge assets and anticipated transactions include foreign currency contracts.

We are committed to an ongoing program of comprehensive, long-term environmental assessment of our facilities. This program is implemented by the Company's Department of Health, Safety and Environment, with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. Although not material, at June 30, 1996 and 1995, expected costs have been accrued for the probable future costs of environmental liabilities without offset for expected insurance recoveries or discounting for present value.


INDEPENDENT AUDITOR'S REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the companies) as of June 30, 1996 and 1995, and the related statements of consolidated earnings, consolidated stockholders' equity and consolidated cash flows for the years ended June 30, 1996, 1995, and 1994. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at June 30, 1996 and 1995, and the results of their operations and their cash flows for the years ended June 30, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Oakland, California August 8, 1996



CONSOLIDATED FINANCIAL STATEMENTS



Years ended June 30 (in thousands, except per-share amounts)     1996            1995           1994

Net Sales                                                   $2,217,843     $1,984,170     $1,836,949

- --------------------------------------------------------------------------------------------------------
Costs and Expenses
     Cost of products sold                                   1,007,200        892,172        820,434
     Selling, delivery and administration                      464,767        416,392        359,360
     Advertising                                               285,015        271,730        286,666
     Research and development                                   45,821         44,819         44,558
     Interest expense                                           38,288         25,120         18,424
     Other (income) expense, net                                 6,365         (3,957)           874
- --------------------------------------------------------------------------------------------------------
          Total costs and expenses                           1,847,456      1,646,276      1,530,316
- --------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   370,387        337,894        306,633
Income Taxes                                                   148,295        137,062        126,640
- --------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                            222,092        200,832        179,993
Earnings from Discontinued Operations                             -              -            32,064
- --------------------------------------------------------------------------------------------------------
Net Earnings                                                 $ 222,092     $  200,832     $  212,057
========================================================================================================
Earnings per Common Share
     Continuing operations                                   $    4.28     $     3.78     $     3.35
     Discontinued operations                                       -              -             0.59
- --------------------------------------------------------------------------------------------------------
     Net Earnings                                            $    4.28     $     3.78     $     3.94
========================================================================================================
Weighted Average Shares Outstanding                             51,935         53,147         53,800
========================================================================================================

See notes to consolidated financial statements.


CONSOLIDATED BALANCE SHEETS


Years ended June 30 (in thousands, except shares and per-share amounts)                      1996             1995

Assets
Current Assets
     Cash and short-term investments                                                   $   90,828       $  137,330
     Accounts receivable, less allowance                                                  315,106          311,868
     Inventories                                                                          138,848          121,095
     Prepaid expenses                                                                      18,076           18,543
     Deferred income taxes                                                                 10,987           11,495
- ---------------------------------------------------------------------------------------------------------------------
          Total current assets                                                            573,845          600,331
- ---------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment - Net                                                       551,437          524,972
- ---------------------------------------------------------------------------------------------------------------------
Brands, Trademarks, Patents and Other Intangibles - Net                                   704,669          592,792
- ---------------------------------------------------------------------------------------------------------------------
Investments in Affiliates                                                                  99,033           96,385
- ---------------------------------------------------------------------------------------------------------------------
Other Assets                                                                              249,910           92,192
- ---------------------------------------------------------------------------------------------------------------------
Total                                                                                  $2,178,894       $1,906,672
=====================================================================================================================

Liabilities and Stockholders' Equity

Current Liabilities
     Accounts payable                                                                  $  155,366       $  122,763
     Accrued liabilities                                                                  266,192          234,595
     Short-term debt                                                                      192,683          115,303
     Income taxes payable                                                                   9,354            6,283
     Current maturities of long-term debt                                                     291              379
- ---------------------------------------------------------------------------------------------------------------------
          Total current liabilities                                                       623,886          479,323
- ---------------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                            356,267          253,079
- ---------------------------------------------------------------------------------------------------------------------
Other Obligations                                                                         117,505           85,129
- ---------------------------------------------------------------------------------------------------------------------
Deferred Income Taxes                                                                     148,408          145,228
- ---------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
     Common stock - authorized, 175,000,000 shares, $1 par value                           55,422           55,422
     Additional paid-in capital                                                           111,782          108,347
     Retained earnings                                                                  1,078,789          971,380
     Treasury shares, at cost                                                            (268,652)        (168,217)
     Cumulative translation adjustments and other                                         (44,513)         (23,019)
=====================================================================================================================
          Stockholders' equity                                                            932,828          943,913
- ---------------------------------------------------------------------------------------------------------------------
Total                                                                                  $2,178,894        $1,906,672
=====================================================================================================================

See notes to consolidated financial statements.


STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY




                                                                                                                cumulative
(in thousands, except shares                    common stock   additional                     treasury shares  translation
and per-share amounts)                  --------------------      paid-in     retained     ------------------  adjustments
                                            shares    amount      capital     earnings     shares      amount    and other
==========================================================================================================================

Balance, June 30, 1993                  55,422,297   $55,422     $105,483   $  762,162   (572,155)  $ (23,357)   $(20,416)
     Net earnings                                                              212,057
     Dividends   ($1.80 per share)                                             (97,095)
     Employee stock plans and other                                 1,071         (292)   405,414      16,121
     Treasury stock acquired                                                           (1,883,300)    (99,910)
     Translation adjustments                                                                                       (1,829)
- --------------------------------------------------------------------------------------------------------------------------


Balance, June 30, 1994                  55,422,297    55,422      106,554      876,832 (2,050,041)   (107,146)    (22,245)
     Net earnings                                                              200,832
     Dividends ($1.92 per share)                                              (102,272)
     Employee stock plans and other                                 1,793       (4,012)   355,211      17,199      (1,187)
     Treasury stock acquired                                                           (1,325,485)    (78,270)
     Translation adjustments                                                                                          413
- --------------------------------------------------------------------------------------------------------------------------


Balance, June 30, 1995                  55,422,297    55,422      108,347      971,380 (3,020,315)   (168,217)    (23,019)
     Net earnings                                                              222,092
     Dividends ($2.12 per share)                                              (110,447)
     Employee stock plans and other                                 3,435       (4,236)   362,750      14,936      (9,949)
     Treasury stock acquired                                                           (1,266,906)    (98,112)
     Put option obligations                         (240,000)     (17,259)
     Translation adjustments                                                                                      (11,545)

- --------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996                  55,422,297   $55,422     $111,782   $1,078,789 (4,164,471)  $(268,652)   $(44,513)

See notes to consolidated financial statements.


STATEMENTS OF CONSOLIDATED CASH FLOWS


Years ended June 30 (in thousands)                                               1996             1995            1994

Operations
      Earnings from continuing operations                                   $ 222,092        $ 200,832       $ 179,993
      Adjustments to reconcile to net cash provided by
        continuing operations:
               Depreciation and amortization                                  116,534          103,866          94,120
               Deferred income taxes                                            2,020           15,386          15,985
               Other                                                           16,057            7,498          25,985
               Effects of changes in:
                    Accounts receivable                                        27,447          (58,314)        (18,299)
                    Inventories                                                (5,132)         (11,723)          5,691
                    Prepaid expenses                                            7,653           (1,892)          2,355
                    Accounts payable                                           17,890           21,771          13,485
                    Accrued liabilities                                         2,561           15,630          (8,134)
                    Income taxes payable                                         (457)          (2,205)        (12,741)
- ------------------------------------------------------------------------------------------------------------------------
                    Net cash provided by continuing operations                406,665          290,849         298,440
                    Net cash (used for) discontinued operations                  -                -            (31,658)
- ------------------------------------------------------------------------------------------------------------------------
                    Net cash provided by operations                           406,665          290,849         266,782
- ------------------------------------------------------------------------------------------------------------------------
Investing Activities
      Property, plant and equipment                                           (84,804)         (62,911)        (56,627)
      Net proceeds from sales of businesses                                      -                -            159,293
      Businesses purchased                                                   (165,231)         (97,651)       (142,437)
      Disposal of property, plant and equipment                                 2,671            8,707          11,264
      Other                                                                   (47,312)         (23,299)        (22,046)
- ------------------------------------------------------------------------------------------------------------------------
                    Net cash used for investment                             (294,676)        (175,154)        (50,553)
- ------------------------------------------------------------------------------------------------------------------------
Financing Activities
      Long-term borrowings                                                    110,000           47,298          13,000
      Long-term debt repayments                                               (14,732)          (2,806)           (741)
      Forward purchase financing agreements                                  (110,045)         (31,138)            -
      Short-term borrowings, net                                               50,763           62,115           3,430
      Cash dividends                                                         (110,447)        (102,272)        (97,095)
      Treasury stock acquired                                                  (98,112)         (78,270)        (99,910)
      Employee stock plans and other                                            14,082           10,786           9,845
- ------------------------------------------------------------------------------------------------------------------------
                    Net cash used for financing                               (158,491)         (94,287)       (171,471)
- ------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and short-term investments                     (46,502)          21,408          44,758
Cash and short-term investments:
      Beginning of year                                                        137,330          115,922          71,164
- ------------------------------------------------------------------------------------------------------------------------
      End of year                                                             $ 90,828        $ 137,330       $ 115,922
========================================================================================================================
Cash Paid For
      Interest (net of amounts capitalized)                                   $ 36,576        $  25,479       $  18,267
      Income taxes                                                             116,799          106,821         128,210

Noncash Transactions
      Liabilities arising from businesses purchased                           $ 75,690        $  25,047       $   7,200
========================================================================================================================

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1   Significant Accounting Policies

Nature of Operations and Principles of Consolidation
The Company is principally engaged in the production and marketing of nondurable consumer products to grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.


Accounting Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from estimates and assumptions made.

Short-term Investments
Short-term investments consist of money market and other high-quality instruments with an initial maturity of three months or less and are stated at cost, which approximates market value.

Inventories
Inventories are stated at the lower of cost or market. Cost of the majority of inventories is determined on the last-in, first-out
(LIFO) method. Cost of the remainder of the inventories is determined generally on the first-in, first-out (FIFO) method.

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

Forward Purchase Financing Agreements I
n connection with the financing of
acquisitions in Argentina in 1996 and the Brita water filtration systems business in Canada in 1995, the Company entered into forward purchase agreements with third parties whereby the Company has purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties who have the right to acquire the preferred stock according to the terms of certain subscription agreements. The differences between the purchase prices and the third party subscription prices are being accreted on a straight-line basis over the terms of the agreements.
Income Taxes   The Company uses the liability method to account for income taxes, in accordance with Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes."

Foreign Currency Translation
The local currency is primarily the
functional currency for the Company's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses, and the effects of exchange rate changes on transactions designated as hedges of net foreign investments, are reported in stockholders' equity. Transaction gains and losses and foreign currency gains and losses where the U.S. dollar is the functional currency are included in net earnings.

Earnings per Common Share
Earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during each year. The potential dilution from the exercise of stock options is not material.

Major Customer
Sales to the Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, were 14%, 13%, and 12% of consolidated net sales in 1996, 1995, and 1994, respectively.

Derivative Financial Instruments
The use of financial instruments is
limited to purposes other than trading and includes management of interest rate movements (interest rate swaps), and foreign currency exposure
(forward contracts) related to supply contracts, accounts receivable and net investments in foreign subsidiaries. Both categories of financial instruments are treated as off-balance sheet financial instruments. Gains or losses on hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated. Gains or losses arising from hedges of firm commitments and anticipated transactions are deferred and recognized in earnings or as an adjustment of carrying amounts when the hedged transaction occurs. Interest rate swap agreements are accounted for using the settlement basis of accounting. As such, no gains or losses are recorded for movements in the swaps' values during the term of the agreements.


Note 2   Discontinued Operations

The Company sold its bottled water and frozen foods businesses during 1994 for $159,293,000. The sale of these businesses resulted in a net gain of $31,430,000. Results of discontinued operations are classified separately in the Statements of Consolidated Earnings and include (in thousands):

                                         1994
Net sales                             $18,700
- -------------------------------------==========
Earnings from operations
      before income taxes             $ 1,043
Income taxes                             (409)
- -----------------------------------------------
Net earnings from
      discontinued operations             634
- -----------------------------------------------
Gain on sale of businesses             42,177
Income taxes                          (10,747)
- -----------------------------------------------
Net gain on sale of businesses         31,430
- -----------------------------------------------
Earnings from discontinued
     operations                       $32,064
- -------------------------------------==========


Note 3   Acquisitions

Acquisitions in 1996 totaled $165,231,000 and included Black Flag insecticides, Lestoil cleaner, the Poett San Juan home cleaning products business in Argentina, and the Electroquimicas Unidas S.A.C.I. bleach business in Chile. They were each accounted for as purchases and were funded with cash from operations and debt. Approximately $143,019,000 of the total acquisition costs have been allocated to brands, trademarks and other intangibles to be amortized over estimated lives of up to 40 years. Purchases in 1996 included, at fair value, assets of $97,902,000, and the assumption of liabilities of $75,690,000.

Acquisitions in 1995 totaled $97,651,000 and were funded from cash from operations and debt. They included Brita International Holdings, Inc., a Canadian-based manufacturer and marketer of Brita water filtration systems, and eight foreign investments, all of which were accounted for as purchases. Approximately $96,337,000 of the acquisition cost was allocated to brands, trademarks and other intangibles to be amortized over estimated lives up to 40 years. Those purchased in 1995 included, at fair value, assets of $26,361,000 and the assumption of liabilities of $25,047,000.

On January 31, 1994, the Company acquired the S.O.S products business of Miles, Inc., which was accounted for as a purchase. The acquisition cost of $116,488,000 included the S.O.S brand of soap pads and other cleaning products in the United States and Canada, manufacturing facilities, and certain items of working capital. Approximately $98,850,000 of the purchase price has been allocated to brands, trademarks and other intangibles to be amortized over an estimated life of 40 years. The purchase included, at fair value, current assets of $9,200,000; property, plant and equipment of $15,600,000; the assumption of current liabilities of $5,300,000, and a post retirement healthcare liability of $1,900,000. In addition, acquisitions included various foreign investments of $25,949,000. These acquisitions were funded from cash from operations and short-term borrowings.

Operating results of acquired businesses are included in consolidated net earnings from the date of acquisition.


Note 4   Inventories

The major classes are (in thousands):
                                                      1996         1995
- -----------------------------------------------------------------------
Finished goods and work      in process           $ 82,261     $ 71,102
Raw materials and supplies                          56,587       49,993
- -----------------------------------------------------------------------
     Total                                        $138,848     $121,095
=======================================================================

Had the cost of inventories been determined using the FIFO method, inventories would have been higher by approximately $13,320,000 at June 30, 1996 and $14,218,000 at June 30, 1995. The LIFO method was used to value 61% of the inventory at June 30, 1996 and 74% at June 30, 1995.


Note 5   Property, Plant and Equipment

The major classes are (in thousands):
                                                   1996         1995
- --------------------------------------------------------------------
Land and improvements                          $ 63,474     $ 60,083
Buildings                                       274,895      263,509
Machinery and equipment                         577,015      534,660
Construction in progress                         45,897       31,622
- -----------------------------------------------------------------------
     Total                                      961,281       889,874
Less accumulated depreciation                   409,844       364,902
- -----------------------------------------------------------------------
Net                                            $551,437      $524,972
- ----------------------------------------------=========================

Depreciation expense was $72,619,000 in 1996, $66,886,000 in 1995 and
$61,660,000 in 1994.


Note 6   Brands, Trademarks, Patents and Other Intangibles - Net

The major classes are (in thousands):
                                                   1996         1995
- ------------------------------------------------------------------------
Brands and trademarks                          $722,149     $583,902
Patents and other intangibles                   133,096      129,076
Accumulated amortization                       (150,576)     (120,186)
- -----------------------------------------------------------------------
Net                                            $704,669     $592,792
- ----------------------------------------------=========================

Brands and trademarks include $41,708,000 of continuing value arising from transactions prior to October 31, 1970.


Note 7  Other Assets

The major components are (in thousands):
                                                   1996          1995
- ------------------------------------------------------------------------
Forward purchase financing agreements          $146,524       $31,138
Other                                           103,386        61,054
- ------------------------------------------------------------------------
Total                                          $249,910       $92,192
- ----------------------------------------------=========================

The cost to acquire preferred stock of certain foreign subsidiaries according to terms of forward purchase financing agreements was $141,183,000 and $31,138,000 at June 30, 1996 and 1995, respectively. The difference between cost and third party subscription price of the preferred stock is being accreted on a straight-line basis over five years. The amount of accretion included in other income was $5,341,000 in 1996.


Note 8   Accrued Liabilities

Advertising costs included in accrued liabilities at June 30, 1996 and 1995 were $121,877,000 and $126,268,000, respectively.


Note 9  Short-term Debt

The major components are (in thousands):
                                            1996         1995
- ---------------------------------------------------------------
Commercial paper                        $167,241     $105,031
Bank loans                                25,442       10,272
- ---------------------------------------------------------------
Net                                     $192,683     $115,303
- ----------------------------------------=======================


Note 10   Long-term Debt

The principal components are (in thousands):
                                                  1996      1995
- -----------------------------------------------------------------
8.8% Non-callable notes
      due August 2001,
      including net unamortized
     premium of $173 and
     $208, respectively                        $200,173  $200,208

Bank loans due March 2001,
     including accrued unpaid
     interest of $2,325, at fixed
     rates ranging from 6.7% to 7.7%            112,325     -

Other debt                                       44,060    53,250
- -----------------------------------------------------------------
                                                356,558   253,458
Less: current maturities                            291       379
- -----------------------------------------------------------------
Long-term debt                                 $356,267  $253,079
- -----------------------------------------------==================

The Company has a $350,000,000 credit agreement with a syndication of banks which expires on May 31, 2000. The credit agreement requires maintenance of a minimum net worth of $704,000,000. At June 30, 1996, the credit agreement is available for general corporate purposes and for the support of additional commercial paper issuance.


Note 11     Financial Instruments and Fair Values

In order to manage the impact of interest rate movements, the Company has entered into six interest rate swap agreements. The transactions effectively convert a portion of the Company's interest rate exposure on its 8.8% fixed rate non-callable notes to a floating rate. The effect of the swap agreements on the 8.8% fixed rate notes reduced interest expense by $522,000 and $573,000 in 1996 and 1995, respectively, and resulted in effective borrowing rates of 8.5% in both years. Under the terms of these agreements, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts as calculated by reference to agreed upon notional principal amounts. LIBOR is used as the variable rate index for calculation.

In 1996, the Company entered into a Canadian dollar interest rate swap that converted a portion of the exposure of floating interest rate Canadian debt to a fixed rate of 6.3%. This swap agreement resulted in an effective borrowing rate of 6.9%.

Exposure to counterparty credit risk has been decreased by entering into these agreements only with major financial institutions that are expected to fully perform under the terms of the swap agreements.

Notional amounts outstanding and weighted average rates at June 30 are (in thousands):
                                               1996         1995
- -----------------------------------------------------------------
Received fixed/pay
     floating - notional amounts           $100,000     $100,000
     Weighted average receive rate             6.3%         6.6%
     Weighted average pay rate                 5.9%         6.6%
Pay fixed/received
     floating - notional amounts           $ 75,665     $ 50,000
     Weighted average pay rate                 7.4%         6.3%
     Weighted average receive rate             6.4%         6.6%

Original terms to maturity of these agreements ranged from 71/2 to 73/4 years where fixed rates are received and at June 30, 1996 the remaining term for these agreements was approximately 5 years. Original terms to maturity where fixed rates are paid were 13/4 to 2 years and at June 30, 1996 the remaining term for these agreements was approximately 11/2 years.

Foreign currency forward contracts may be used periodically to manage foreign exchange risks associated with export sales and purchases from foreign suppliers denominated in foreign currency, net investments in foreign subsidiaries, and other third party or intercompany foreign currency obligations. These contracts are entered into with major financial institutions thereby decreasing the risk of loss. Foreign currency forward contracts with notional amounts totaling $100,942,000 and $17,937,000 were outstanding at June 30, 1996 and 1995, respectively. The 1996 amount includes $90,000,000 of Argentine peso contracts. The balance of the 1996 amount and the 1995 amount is Canadian dollar denominated contracts. The majority of contracts outstanding at June 30, 1996 will expire prior to December 31, 1996.

Fair Values The Company has used market information for similar instruments and applied judgement to estimate fair values of financial instruments. The carrying values of cash and short-term investments, accounts receivable and payable, and short-term debt approximate fair values due to their short-term nature. The values of other financial instruments at June 30 are (in thousands):

                                              1996                1995
- ----------------------------------------------------------------------
                                   book       fair      book      fair
- ----------------------------------------------------------------------
Forward purchase
     financing
     agreements              $  146,524  $ 146,524 $  31,138 $  31,138
Long-term
     debt                      (356,267)  (373,267) (253,079) (275,579)
Foreign exchange
     contracts                     -          (211)     -          426
Interest rate swaps                -        (4,095)     -       (3,539)
=======================================================================


Note 12   Stockholders' Equity

In addition to common stock, the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $1 per share, none of which is outstanding. The Company has a stock option plan under which options to purchase shares of common stock may be granted to key employees. The plan provides that the option price shall not be less than the fair market value of the shares on the date of grant and that no portion of the option may be exercised beyond ten years from that date. Options which are outstanding at June 30, 1996 become exercisable cumulatively over one, two or three years from the grant date. At June 30, 1996 no shares were available for the granting of additional options or other stock compensation awards.

The Company sold 240,000 put options and purchased 240,000 call options during the second quarter of fiscal year 1996 with various strike prices (average of $71.91 per share) that expire on various dates through September 30, 2005. Upon exercise, each put option requires the Company to purchase, and each call option allows the Company to buy one share of its common stock at the strike price. The aggregate exercise price of the put options, $17,259,000, has been classified as other long-term obligations with a corresponding increase in treasury stock at June 30, 1996.

A summary of changes in common stock options during 1996 and 1995 is:

                                            number
                                         of shares     price per share
- ------------------------------------------------------------------------
Outstanding at
      June 30, 1994                      2,358,120     $13.81 - $63.50
Granted                                    386,897      48.88 -  57.20
Exercised                                 (330,140)     13.81 -  54.63
Cancelled                                  (35,114)     40.50 -  52.94
- ------------------------------------------------------------------------

Outstanding at
      June 30, 1995                      2,379,763      20.00 -  63.50
Granted                                  1,479,019      64.69 -  97.13
Exercised                                 (417,135)     20.00 -  54.63
Cancelled                                  (58,431)     43.75 -  71.75
- ------------------------------------------------------------------------
Outstanding (held
     by 207 optionees)
      at June 30, 1996                   3,383,216     $24.34 - $97.13
========================================================================

Options exercisable at:
     June 30, 1996                       1,424,228
     June 30, 1995                       1,328,838
========================================================================


Note 13   Leases

The Company leases transportation equipment and a limited number of its manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next five years. Future total minimum lease payments are $6,759,000, and do not exceed $3,765,000 in any one year. Rental expense for continuing operations was $9,899,000 in 1996, $11,424,000 in 1995 and $11,875,000 in 1994.

Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring through 2006. Future total minimum rentals to be received are $4,637,000 and do not exceed $1,102,000 in any one year.


Note 14   Other Expense (Income), Net

The major components are (in thousands):
                                               1996     1995     1994
- ------------------------------------------------------------------------
Amortization of
      intangibles                           $30,439  $26,582  $23,896
Equity in earnings
      of affiliates                          (9,793)  (4,441)  (5,926)
Interest income                              (8,132)  (7,796)  (5,292)
Royalty income                               (7,622)  (7,110)  (8,850)
Other, net                                    1,473  (11,192)  (2,954)
- ------------------------------------------------------------------------
Total                                       $ 6,365 $ (3,957)  $  874
========================================================================


Note 15   Income Taxes

Income tax expenses are (in thousands):
                                               1996     1995       1994
- ------------------------------------------------------------------------
Current
     Federal                               $109,964  $ 96,44   $ 86,686
     State                                   22,532   19,778     17,562
     Foreign                                 13,779    5,454      3,569
- ------------------------------------------------------------------------
Total current                               146,275  121,676    107,817
- ------------------------------------------------------------------------
Deferred
     Federal                                    778   12,232     16,416
     State                                      709      688      1,173
     Foreign                                    533    2,466      1,234
- ------------------------------------------------------------------------
Total deferred                                2,020   15,386     18,823
- ------------------------------------------------------------------------
Total expense                              $148,295 $137,062   $126,640
========================================================================
Effective income tax rate                     40.0%    40.6%      41.3%




The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:
                                                1996     1995     1994
- ----------------------------------------------------------------------
Federal statutory rate                          35.0%    35.0%    35.0%
State income taxes, net of federal tax
      benefit                                    4.0      3.9      3.9
Taxes on foreign earnings                        1.8      1.5      1.1
Retroactive effect of federal rate increase       -        -       1.0
Other                                            (.8)      .2       .3
- -----------------------------------------------------------------------
Effective income tax rate                       40.0%    40.6%    41.3%
=======================================================================

The net deferred income tax liabilities (assets), both current and non-current at June 30, result from the tax effects of the following temporary differences (in thousands):

                                        1996         1995
- -------------------------------------------------------------
Amortization/depreciation           $ 64,605     $ 61,354
Safe harbor lease agreements          26,431       29,401
Unremitted foreign earnings           45,096       45,473
Post employment benefits             (19,143)     (17,712)
Other                                 20,432       15,217
- -------------------------------------------------------------
Net                                 $137,421     $133,733
=============================================================


Note 16   Employee Benefit Plans

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

                                                    1996     1995     1994
- -----------------------------------------------------------------------------
Service cost -
     benefits earned
     in current year                            $  6,238  $ 6,944  $ 5,970
Interest on projected benefit obligation           9,343    8,913    7,753
Return on plan assets:
     Actual gain                                 (25,026) (19,347)  (2,762)
     Deferral of the
           actual gain
           in excess of
           (less than) the
           assumed rate
           of 8.75% in
           1996 and 8% in
           1995 and 1994                          12,831    9,702   (6,029)
Other gains,
     including
     amortization
     over 15 years of
     the net pension
     transition asset
     at July 1, 1985                              (1,075)    (701)    (790)
- -----------------------------------------------------------------------------

Total pension expense                           $  2,311  $ 5,511  $ 4,142
=============================================================================

The plans' funded status at June 30 are as follows (in thousands):
                                                     1996       1995
- ---------------------------------------------------------------------
Actuarial present value of
     the accumulated benefit
     obligation, including
     vested benefits of $106,508
     in 1996 and $95,410
     in 1995                                      $110,435   $101,580
Plans' assets at market value                      164,080    141,385
Projected benefit obligation,
    determined using a
    discount rate of 8% and
    including the effect of an
    assumed annual increase
    in future compensation
    levels of 4.5% in 1996 and 1995                129,721    124,119
- ----------------------------------------------------------------------
Excess of plans' assets over
    pension obligation                              34,359     17,266
Less deferrals:





Remaining unamortized
    balance of net pension
    transition asset at
    July 1, 1985                                    (7,044)    (8,691)
Prior service cost                                  (2,049)     4,734
Other net (gains) losses                            (5,157)     6,072
- -----------------------------------------------------------------------
Accrued pension asset included in other assets    $ 20,109     19,381
=======================================================================

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements, to which it has contributed through June 30, 1995 based on its earnings or participants' contributions. Effective July 1, 1995, the Company's contribution is based on the Clorox Value Measure economic value measurement system, defined as net operating earnings after tax less a capital charge for net assets employed. The Company also participates in multi-employer pension plans for certain of its hourly-paid production employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans was $17,006,000 in 1996, $12,427,000 in 1995 and $12,753,000 in 1994.

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

Postretirement health care expense consists of the following (in thousands):
                                                      1996      1995     1994
- -----------------------------------------------------------------------------
Service cost -
     benefits earned
     in the current year                            $2,738    $2,643   $2,823
Interest on
     projected benefit obligation                    3,365     3,041    2,881
- -----------------------------------------------------------------------------
Total postretirement health care expense            $6,103    $5,684   $5,704
=============================================================================

Benefits paid were $1,306,000, $1,191,000 and $1,058,000 in fiscal years 1996, 1995, and 1994, respectively.




The accumulated postretirement benefit obligation (APBO) includes the following at June 30 (in thousands):
                                           1996        1995
- -----------------------------------------------------------
Retirees                                $11,892     $12,086
Active employees                         35,770      31,109
Deferral of net gains                     5,755       5,425
- -----------------------------------------------------------

Total unfunded accrued
      benefit obligation included
      in other obligations              $53,417     $48,620
===========================================================

The assumed health care cost trend rate used in measuring the APBO was 10.5% for 1996, gradually declining to 5.5% over the next 8 years.
Change sin these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the June 30, 1996 accumulated postretirement benefit obligation by $8,674,000 and increase 1996 expense by $1,351,000. The discount rate used to determine the APBO was 8%.


Note 17   Industry Segment Information

The Company's operations are predominately in the nondurable consumer products industry and include the manufacture and marketing of products through grocery and other retail stores. Operations include those in the United States and foreign countries. Foreign operations are principally in Latin American countries, which include Argentina, Brazil, Mexico and
Chile. Earnings before income taxes for Domestic and Foreign operations represent operating profits, while corporate pretax earnings and identifiable assets include interest income and expense and other non-allocable items of earnings, all cash, marketable securities, forward purchase financing agreements, and the Corporate headquarters facility. Financial information by geographic area for 1996, 1995, and 1994 is summarized at the right (in thousands):

                                              1996        1995        1994
- --------------------------------------------------------------------------
Net sales
          Domestic                      $1,915,268  $1,802,993  $1,713,152
          Foreign                          302,575     181,177     123,797
- --------------------------------------------------------------------------
Net                                     $2,217,843  $1,984,170  $1,836,949
==========================================================================
Earnings
      (losses) before income taxes
          Domestic                      $  442,694  $  412,627  $  375,698
          Foreign                           14,525       5,709       5,989
          Corporate                        (86,832)    (80,442)    (75,054)
- --------------------------------------------------------------------------
Total                                   $  370,387  $  337,894  $  306,633
==========================================================================
Identifiable assets
          Domestic                      $1,131,760  $1,183,058  $1,206,937
          Foreign                          613,375     370,515     191,468
          Corporate                        433,759     353,099     299,164
- --------------------------------------------------------------------------
Total                                   $2,178,894  $1,906,672  $1,697,569
==========================================================================


Note 18   Contingent Liabilities

The Company is subject to various lawsuits and claims arising out of its businesses which relate to contracts, environmental issues, product liability, patent and trademark matters, taxes and other issues. In the opinion of management, after consultation with counsel, the disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company's financial position, results of operations, or liquidity.



RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The management of the Company is responsible for the integrity and objectivity of the financial statements included in this Annual Report. In fulfilling this responsibility, management maintains an effective system of internal accounting controls and supports a comprehensive internal audit program.

The Board of Directors has an Audit Committee consisting of independent directors. The Audit Committee meets regularly with management, internal auditors and Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP and the internal auditors have full authority to meet with the Audit Committee, either with or without management representatives present.

Deloitte & Touche LLP have completed their audit of the accompanying consolidated financial statements. Their report appears on page 24.



FINANCIAL SUMMARY



Years ended June 30
 (in thousands,
 except per-share data)     1996       1995       1994       1993       1992       1991       1990        1989       1988      1987
====================================================================================================================================
Operations
     Net sales        $2,217,843 $1,984,170 $1,836,949 $1,634,171 $1,547,057 $1,468,370 $1,309,019  $1,199,293 $1,033,747  $934,985
- ------------------------------------------------------------------------------------------------------------------------------------
     Percent change         11.8        8.0       12.4        5.6        5.4       12.2        9.1        16.0       10.6       4.6
- ------------------------------------------------------------------------------------------------------------------------------------
     Cost of products
      sold             1,007,200    892,172    820,434    724,753    678,504    672,405    601,322     548,434    450,5277   422,149
     Operating
      expenses           795,603    732,941    690,584    613,061    612,074    677,468(d) 498,084     458,085     396,910   356,065
     Other                44,653     21,163     19,298     21,172     17,382     21,315    (30,755)    (28,189)    (10,897) (17,588)
- ------------------------------------------------------------------------------------------------------------------------------------
     Total costs and
      expenses         1,847,456  1,646,276  1,530,316  1,358,986  1,307,960  1,371,188  1,068,651     978,330     836,540  760,626
- ------------------------------------------------------------------------------------------------------------------------------------
     Earnings before
      income taxes       370,387    337,894    306,633    275,185    239,097     97,182    240,368     220,963     197,207  174,359
     Income taxes        148,295    137,062    126,640    107,267     97,903     37,361     87,456      79,718      73,460   75,394
- ------------------------------------------------------------------------------------------------------------------------------------
     Earnings from
      continuing
      operations         222,092    200,832    179,993    167,918    141,194     59,821    152,912     141,245     123,747  98,965
     Earnings (losses)
      from discontinued
      operations            -          -        32,064(a)    (867)   (23,429)(b) (7,075)       714     (17,101)(e)   8,823   5,934
     Cumulative effect of
      accounting
      change                -          -          -          -       (19,061)(c)   -          -           -           -       -
- -----------------------------------------------------------------------------------------------------------------------------------
     Net earnings     $  222,092 $  200,832 $  212,057 $  167,051 $   98,704 $   52,746 $  153,626  $  124,144 $   132,570 $104,899
===================================================================================================================================
     Percent change,
      continuing
      operations           10.6       11.6        7.2       18.9      136.0      (60.9)       8.3        14.1        25.0     14.3

Common Stock
     Weighted average
      shares
      outstanding(f)      51,935     53,147     53,800     54,698     54,366     54,063     54,873      55,333      55,127   54,652
     Earnings (losses)
      per common share:
        Earnings from
         continuing
         operations   $     4.28 $     3.78 $     3.35 $     3.07 $    2.60  $  1.11(d)$     2.79   $     2.55 $      2.26 $  1.82
        Earnings (losses)
         from
         discontinued
         operations         -           -         0.59(a)   (0.02)    (0.43)(b)  (0.13)      0.01       (0.31)(e)    0.16     0.11
        Cumulative effect
         of accounting
         change             -           -          -          -       (0.35)(c)    -          -           -           -        -
- ------------------------------------------------------------------------------------------------------------------------------------
     Net earnings     $     4.28 $     3.78 $     3.94 $     3.05 $    1.82  $    0.98 $     2.80   $     2.24 $      2.42 $   1.93
====================================================================================================================================
     Dividends        $     2.12 $     1.92 $     1.80 $     1.71 $    1.59  $    1.47 $     1.29   $     1.09 $      0.92 $   0.79
     Stockholders'
      equity at end
      of year              18.20      18.01      17.04      16.03     14.92      14.47      15.00        14.19       13.19    11.51

Other Data
     Continuing operations
       Working capital
       (deficiency)   $  (50,041)$  121,008 $  128,443 $  160,208 $ (25,322) $ 115,626 $  151,602   $  265,569 $   145,780 $225,596
       Property, plant
        and equipment -
        net              551,437    524,972    532,600    538,101   508,629    441,794    441,681      348,526     312,068  207,712
       Property
       additions          84,804     62,911     56,627     72,141   114,353     89,009    134,099       66,551     135,702   48,630
       Long-term debt    356,267    253,079    216,088    204,000    203,627    405,341     5,807        5,192      20,739   24,513
       Percent return on
        net sales           10.0       10.1        9.8       10.3        9.1        4.1      11.7         11.8        12.0     10.6
     Current ratio            .9        1.3        1.3        1.4        0.9        1.3       1.7          1.9         1.5      2.3
     Total assets      2,178,894  1,906,672  1,697,569  1,649,230  1,589,993  1,656,872 1,124,147    1,189,894   1,121,232  911,097
     Stockholders'
      equity             932,828    943,913    909,417    879,294     813,741   784,276   810,514      786,176     712,854  616,447
     Percent return on
      average
      stockholders'
      equity                23.8       21.7       24.2       19.8        12.3       6.4      19.1         16.4        19.9     18.0
====================================================================================================================================


(a) Includes net gain on the sale of discontinued business of $31,430 or $.58 per share.
(b) Includes special charges for the revaluation of certain intangible assets.
(c) Nonrecurring charge to recognize the accumulated postretirement health benefit obligation at July 1, 1991, resulting from the adoption of SFAS No. 106. Operating results preceding 1992 were not restated for the adoption of this new standard.
(d) Includes a charge for restructuring of $125,250 or $1.45 per share.
(e) Includes net loss on the disposal of Olympic HomeCare Products of $20,000, or $.36 per share.
(f) Weighted average shares outstanding and earnings per share from 1987 through 1989 assume full dilution from a note converted during 1989.

QUARTERLY DATA


(in thousands, except per-share amounts)     1st quarter     2nd quarter     3rd quarter     4th quarter         year
======================================================================================================================

Year Ended June 30, 1996
     Net Sales                                  $518,486        $466,789        $560,091       $672,477    $2,217,843
     Cost of Products Sold                       231,333         213,171         255,570        307,126     1,007,200
     Net Earnings                                 58,779          37,911          59,599         65,803       222,092

Per Common Share
     Net Earnings                               $   1.12        $   0.73        $   1.15       $   1.28    $     4.28
     Dividends                                      0.53            0.53            0.53           0.53          2.12
     Market Price (NYSE)
          High                                    73 3/8          79 1/4          89 3/8         89 1/8        89 3/8
          Low                                     60 7/8          69 1/4          70 1/4         78 3/8        60 7/8
          Year end                                                                                             88 5/8

Price/earnings ratio, year end                                                                                     21


Year Ended June 30, 1995
     Net Sales                                  $476,367        $414,454        $499,060       $594,289    $1,984,170
     Cost of Products Sold                       210,134         183,963         225,997        272,078       892,172
     Net Earnings                                 53,181          34,095          54,034         59,522       200,832

Per Common Share
     Net Earnings                               $   1.00        $   0.64        $   1.02       $   1.13    $     3.78
     Dividends                                      0.48            0.48            0.48           0.48          1.92
     Market Price (NYSE)
          High                                    52 3/4          59 1/2          62 3/8         65 3/4        65 3/4
          Low                                     47 3/4          51 1/4          55 1/4             56        47 3/4
          Year end                                                                                             65 1/4

Price/earnings ratio, year end                                                                                     17
========================================================================================================================




THE COMPANY'S PRINCIPAL RETAIL BRANDS, PRODUCTS AND MARKETS

United States

Laundry Additives:

Clorox           Regular, fresh scent, lemon fresh and floral
                 fresh liquid bleach
Clorox 2         Regular and lemon fresh dry and liquid
                 color-safe bleaches
Stain Out        Soil and stain remover, liquid and spray
- -------------------------------------------------------------------------

Home Cleaning:

Clorox Toilet
 Bowl            Toilet bowl cleanser and automatic
                 toilet bowl cleaner
Clorox Clean-Up  Dilutable household cleaner, spray
                 cleaner and gel
Formula 409      All-purpose spray cleaner, regular, professional strength, and fresh scent glass & surface cleaner
Lestoil          Heavy duty cleaner
Liquid-Plumr     Drain opener, regular and professional strength; buildup
                 remover; and septic system treatment
Pine-Sol         Dilutable cleaner, regular and lemon scent;  professional
                 strength; spray cleaner
Soft Scrub       Mild abrasive liquid cleanser: regular, lemon,
                 with bleach, and gel
S.O.S            Steel wool soap pads: regular, lemon scent and juniors;
                 scrubber sponges
Tackle           Household cleaner disinfectant
Tilex            Instant mildew remover, soap scum remover
Tuffy            Mesh scrubber
- -------------------------------------------------------------------------

Charcoal:

BBQ Bag          Single-use, lightable bag of charcoal briquets
Kingsford        Charcoal briquets, charcoal briquets with
                 mesquite and charcoal lighter
Match Light      Instant lighting charcoal briquets
- -------------------------------------------------------------------------

Insecticides:

Black Flag       Insecticides: ant and roach, flying insect and
                 other aerosols; Roach Motel; room fogger
Combat           Insecticides: ant and roach bait stations;
                 SuperBait roach bait stations; ant granules and stakes;
                 roach gel; ant and roach aerosols and foggers
Holiday          Insecticide: room fogger
- -------------------------------------------------------------------------

Cat Litter:

Control          Cat litter
Fresh Step       Cat litter
Fresh Step Scoop Scoopable cat litter
- -------------------------------------------------------------------------

Dressings & Sauces:

Hidden Valley    Bottled salad dressing, dry salad dressing
                 and party dip mixes; bottled fat-free salad dressing;
                 ready-to-eat dips
Hidden Valley
 Salad Crispins  Seasoned mini-croutons
K.C. Masterpiece Barbecue sauce
Kitchen Bouquet  Browning and seasoning sauce and gravy aid
- -------------------------------------------------------------------------

Brita            Water filtration systems

=========================================================================

Professional Products

Clorox           Germicidal bleach
Clorox           Toilet bowl cleanser
Clorox           Quat sanitizer and disinfectant
Clorox Clean-Up  Dilutable cleaner



Combat           Insecticides
Formula 409      All-purpose cleaner, glass & surface cleaner, and heavy
                 duty degreaser
Hidden Valley    Salad dressings
K.C. Masterpiece Barbecue sauce
Kitchen Bouquet  Browning and seasoning sauce and gravy aid
Liquid-Plumr     Drain opener
Maxforce         Professional insecticides: ant and roach baits;
                 roach gel; ant granules
Pine-Sol         Dilutable cleaner
S.O.S            Pot & pan detergent, steel wool soap pads
Tilex            Instant mildew remover, soap scum remover

=========================================================================

International Markets, excluding export

Argentina
Brazil
Canada
Chile
Colombia
Costa Rica
Czech Republic
Dominican Republic
Egypt
Hong Kong
Hungary
Japan
Malaysia
Mexico
Panama
People's Republic of China
Peru
Poland
Puerto Rico
Republic of Korea
Romania
Saudi Arabia/Gulf States
Singapore
Slovak Republic
Spain
Taiwan
Thailand
Uruguay
Venezuela
Yemen Arab Republic