Form 10-K, Exhibit 13
period 1997-06-30
CLOROX CO /DE/
filed 1997-09-25
CIK 21076

Management's Discussion and Analysis of Operations



Shares and per-share amounts restated to reflect 2-for-1 stock split that was effective September 2, 1997.


Results of Worldwide Operations


The Company's 1997 operations achieved record unit volumes, sales and earnings per share after record years in 1996 and 1995. Volume for the Company's products grew by 15% over 1996 and was the primary driver of the 14% increase in net customer sales. Net customer sales were up due to volume increases from our base businesses, the Armor All acquisition, and other businesses acquired during the current and prior year. Record volumes were achieved by Clorox liquid bleach, Kingsford and Match Light brands of charcoal briquets, Fresh Step and Fresh Step Scoop brands of cat litter, K.C. Masterpiece barbecue sauce and our Brita water filtration systems business. Without Armor All, net customer sales would have grown 11%. The gain in 1996 volume and net customer sales was principally due to acquisition activities in Latin America, and record volumes for Pine-Sol, Clorox toilet bowl cleaner, Clorox liquid bleach, Clorox Clean-Up cleaner, Tilex products, Kingsford charcoal briquets, and the Brita water filtration business in the United States. Also affecting 1996 was the acquisition of Black Flag insecticide in that year and the acquisition of Brita Canada in 1995.

Cost of products sold as a percent of sales in 1997 improved one percentage point from 1996 to 44% primarily due to the implementation of a new manufacturing strategy last year that enables us to achieve cost savings through consolidation of production facilities. Additionally, our businesses in Latin America are beginning to show significant improvement in product costs due to efficiencies from consolidation of production activities and economies of scale achieved from acquisitions.

Research and development expenses increased 10% over 1996 and remain at about 2% of net customer sales. Over the past few years, productivity programs in the R & D function have improved the cycle times for bringing new ideas to market and have enabled us to control and make spending in this area more effective.

Selling, delivery, and administration expenses increased 17% over 1996, and remained at approximately 21% of net sales, principally due to our continued investment in international infrastructure, international acquisitions, and costs related to investments in information technology both domestically and abroad. New information technologies are being installed for our international businesses to achieve future productivity and cost improvements. Additionally, during 1997, we performed a thorough analysis of the impact of modifying our computer software for the Year 2000. We believe that all software necessary to effectively operate and manage our businesses will be replaced, modified or upgraded by the Year 2000, and that any related costs will not have a material impact on the operations, cash flows, or Financial condition of future periods.

Advertising expense increased 22% over 1996. This increase reflects higher levels of media and sales promotion spending to support the introduction of new products, to ensure that our established brand equities remain strong, and in particular to solidify Brita's brand equity and category leadership. Advertising expense in 1996 increased 5% over 1995. This lower rate of increase was due to improved sales promotion efficiency with continued investment in media.

Interest expense increased 45% from a year ago principally due to an increase of approximately $390,000,000 in both short- and long-term borrowing to fund 1997 acquisitions. Interest expense increased $13,168,000 and $6,696,000 in 1996 and 1995, respectively, due to additional borrowings to fund acquisitions and our share-repurchase programs in those years.

The effective tax rate was 40% in 1997 and 1996, 41% in 1995, and is anticipated to remain in this range for the foreseeable future.

Other income (expense) net, is higher this year principally due to a higher level of sales of nonoperating property in 1997, non-recurring 1996 costs for manufacturing strategy implementation, a higher level of investment earnings from tax advantaged investments, offset by higher levels of amortization expense from intangible assets acquired in both 1996 and 1997.

Earnings per share from continuing operations increased $0.27, $0.25, and $0.21 over 1996, 1995, and 1994, respectively, and represented a 13% compound annual growth since 1994. This per-share growth is primarily a function of volume growth described above and also reflects the results of our share repurchase programs.

Foreign Operations

Net sales (excluding exports) increased 29% to $389,132,000 from 1996, and now represent 15% of the Company's revenues. Net sales in 1996 increased 67% over 1995, and represented
14% and 9% of the Company's revenues in those periods, respectively. Growth in net sales is due to growth in the base business and acquisitions in Argentina, Chile, Puerto Rico, and Colombia. The Armor All acquisition resulted in our first presence in Australia and an expanded presence in Japan.

Earnings before income taxes increased 125% over 1996 principally due to unit volume growth, cost savings initiatives and consolidation efforts. Pretax profit margins improved to 8% of net sales from 5% in 1996. Further improvement is anticipated as we grow this part of the business, begin to realize economies of scale from strategic acquisitions, and begin to see the benefits of newly initiated brand strategies.

Identifiable assets grew to $747,944,000 in 1997 from $297,999,000 in 1995, and reflect growth that has come principally from acquisitions of existing businesses abroad.

The local currency is the functional currency in most of our businesses abroad. The Argentine peso and the Canadian dollar represent the majority of our foreign currencies' exposure to exchange rate changes. Movements in these and other foreign currencies' exchange rates may have an impact on future operating results as recorded in the Company's consolidated net sales and earnings. Such movements are also reflected on the balance sheet as changes in deferred translation, and as foreign exchange gains or losses in earnings, both of which were not material in 1997, 1996, and 1995. The Company's risk management strategy has been to hedge certain material foreign currency operating exposures with simple financial instruments such as foreign currency forward contracts. In addition, the Company has hedged certain net investments in foreign investments with similar instruments when economic circumstances warranted a risk averse strategy.

Financial Position and Liquidity

Cash provided by operations was $362,000,000 in 1997, and followed a record $407,000,000 in 1996, and was the result of record earnings in both periods and our continued focus on the efficient utilization of resources driven by our Clorox Value Measure (CVM) economic value measurement system put in place in 1993. CVM increased 10% in 1997 over 1996 despite a high level of acquisition activity this year.

Working capital changes included increases in accounts receivable, inventories, and accrued liabilities due to international base business growth and acquisitions, as well as domestic base business growth and the Armor All Products Corporation acquisition. Accrued expenses grew primarily from higher levels of advertising and sales promotion activities in our domestic household products businesses. Short-term debt and commercial paper increased over a year ago to fund the short-term and seasonal cash needs of the businesses. Long-term debt increased in 1997 and 1996 to help fund our acquisition activities.

During 1997, we invested $469,701,000 in new businesses. Armor All, purchased for $360,144,000, was the major acquisition. Other businesses acquired were in Latin America and included the Shell Group's non-core line of household products in Chile, the Pinoluz brand of pine cleaner in Argentina, and the Limpido brand of liquid bleach and an increase in equity ownership in Tecnoclor S.A. in Colombia.

During 1996, we invested $165,231,000 in new businesses. Foreign acquisitions included the Poett San Juan home products business in Argentina, the largest business acquired, and the Electroquimicas Unidos S.A.C.I. bleach business in Chile. Domestic acquisitions included the Black Flag line of insecticides and the Lestoil brand of home cleaning products. During 1995, $97,651,000 was invested in new businesses, all of which were outside the United States. The largest single investment was Brita International Holdings, Inc. of Canada.

Dividends paid in 1997 were $119,963,000 or $1.16 per share.
On July 15,1997, we announced a 10.3% increase in the quarterly dividend rate to $0.32 from $0.29 per share for a new annual rate of $1.28. This is the twenty-first consecutive annual dividend increase. The Company also announced a 2-for-1 stock split distributable September 2 to stockholders of record on July 28, 1997. This action is anticipated to result in higher liquidity and a broader market for our stock. All share and per-share information in the accompanying Consolidated Financial Statements rejects the stock split.

In 1997, 1996, and 1995, cash flow from operations exceeded cash needs for capital expenditures, dividends, and scheduled debt service. We believe that cash flows from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. At June 30, 1997, we had available a $350,000,000 credit agreement expiring April 30, 2002 with a syndication of banks as a supplement to internal cashflows. Depending upon conditions in the financial markets and other factors, the Company may from time to time consider the issuance of debt or other securities, the proceeds of which would be used to finance acquisitions, to refinance debt, or for other general business purposes.

In September 1996, the Board of Directors authorized a share repurchase program to offset the dilutive effect of employee stock option exercises. We anticipate issuing 800,000 to 1,000,000 shares of stock each year due to stock-based compensation plans and intend to repurchase approximately that number of shares over time subject to market conditions and business opportunities that may arise. During 1997, we repurchased 927,000 shares at a cost of $54,063,000. During 1996, we completed a stock repurchase program authorized in July 1995 by our Board of Directors under which 2,533,812 shares were repurchased at a cost of $98,112,000. During 1995, we completed a stock repurchase program initiated in 1989 in which 10,000,000 shares were repurchased. Reacquired shares are held as treasury shares and are available for reissuance for corporate uses.

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

We are committed to an ongoing program of comprehensive, long-term environmental assessment of our facilities. This program is implemented by the Company's Department of Health, Safety and Environment, with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. Although not material, at June 30, 1997 and 1996, expected costs have been accrued for the probable future costs of environmental liabilities without offset for expected insurance recoveries or discounting for present value.

Quantitative and qualitative disclosures about market risk for financial instruments and derivatives is presented on pg. 39.

Readers are cautioned that any discussion of future business prospects is subject to risks and uncertainty, and actual results could differ materially from those discussed in this Annual Report. We refer readers to the Company's statement entitled "Forward-Looking Statements and Risk Factors" which was contained in its SEC Form 8-K filed on January 7, 1997.
It discusses the risk factors that are of particular importance to the Company.


STATEMENTS OF CONSOLIDATED EARNINGS



Years ended June 30 (in thousands, except per-share amounts)    1997           1996           1995

-----------------------------------------------------------------------------------------------------


NET SALES                                                   $2,532,651      $2,217,843     $1,984,170

-----------------------------------------------------------------------------------------------------
 COSTS AND EXPENSES
Cost of products sold                                        1,123,459       1,007,200        892,172
Selling, delivery and administration                           543,804         464,767        416,392
Advertising	                                                   348,521         285,015        271,730
Research and development                                        50,489          45,821         44,819
Interest expense	                                              55,623          38,288         25,120
Other (income) expense, net                                     (5,260)          6,365         (3,957)
-----------------------------------------------------------------------------------------------------
  Total costs and expenses                                   2,116,636       1,847,456      1,646,276
-----------------------------------------------------------------------------------------------------
 EARNINGS BEFORE INCOME TAXES                                   416,015        370,387        337,894
INCOME TAXES                                                    166,573        148,295        137,062
-----------------------------------------------------------------------------------------------------
 NET EARNINGS                                                $  249,442     $  222,092     $  200,832
======================================================================================================
EARNINGS PER COMMON SHARE                                    $     2.41     $     2.14     $     1.89
======================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING                             103,292        103,869        106,295
======================================================================================================
See Notes to Consolidated Financial Statements.


 CONSOLIDATED BALANCE SHEETS

Years ended June 30 (in thousands, except per-share amounts)        1997            1996

------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
     Cash and short-term investments                           $  101,046      $   90,828
     Accounts receivable, less allowance                          356,996         315,106
     Inventories                                                  170,340         138,848
     Prepaid expenses                                              22,534          18,076
     Deferred income taxes                                         22,581          10,987
------------------------------------------------------------------------------------------
        Total Current Assets                                      673,497         573,845
------------------------------------------------------------------------------------------
 PROPERTY, PLANT AND EQUIPMENT - NET                              570,645         551,437
------------------------------------------------------------------------------------------
 BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES - NET        1,186,951         704,669
------------------------------------------------------------------------------------------
 INVESTMENTS IN AFFILIATES                                         93,004          99,033
------------------------------------------------------------------------------------------
 OTHER ASSETS                                                     253,855         249,910
------------------------------------------------------------------------------------------
 TOTAL                                                         $2,777,952      $2,178,894
==========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                          $  143,360      $  155,366
     Accrued liabilities                                          358,785         266,192
     Short-term debt                                              369,973         192,683
     Income taxes payable                                          17,049           9,354
     Current maturities of long-term debt                           3,551             291
------------------------------------------------------------------------------------------
        Total Current Liabilities                                 892,718         623,886
------------------------------------------------------------------------------------------
 LONG-TERM DEBT                                                   565,926         356,267
------------------------------------------------------------------------------------------
 OTHER OBLIGATIONS                                                112,539         100,246
------------------------------------------------------------------------------------------
 DEFERRED INCOME TAXES                                            170,723         148,408
------------------------------------------------------------------------------------------
 STOCKHOLDERS' EQUITY
     Common stock - authorized, 375,000,000 shares, $1 par value  110,844         110,844
     Additional paid-in capital                                    66,803          56,360
     Retained earnings                                           1,207,524       1,078,789
     Treasury shares, at cost                                    (289,075)       (251,393)
     Cumulative translation adjustments and other                 (60,050)        (44,513)
===========================================================================================
          Stockholders' Equity                                   1,036,046         950,087
-------------------------------------------------------------------------------------------
 TOTAL                                                         $ 2,777,952      $2,178,894
===========================================================================================
See Notes to Consolidated Financial Statements.


STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY



                                                                                                                Cumulative
In thousands except share            Common Stock    Additional                         Treasury Shares        Translation
                                -----------------       Paid-In       Retained     --------------------        Adjustments
and per-share amounts           Shares     Amount       Capital       Earnings     Shares        Amount         and Other
---------------------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1994
As previously reported          55,422,297  $55,422     $106,554     $ 876,832      (2,050,041)   $(107,146)    $(22,245)
2-for-1 stock split effective
   September 2, 1997            55,422,297   55,422      (55,422)                   (2,050,041)
---------------------------------------------------------------------------------------------------------------------------

 BALANCE, June 30, 1994         110,844,594  110,844       51,132       876,832      (4,100,082)    (107,146)     (22,245)
Net earnings                                                                            200,832
Dividends ($0.96 per share)                                                            (102,272)
Employee stock plans
   and other                                               1,793        (4,012)         710,422       17,199       (1,187)
Treasury stock acquired                                                              (2,650,970)     (78,270)
Translation adjustments                                                                                               413
---------------------------------------------------------------------------------------------------------------------------
 BALANCE, June 30, 1995         110,844,594  110,844       52,925       971,380      (6,040,630)    (168,217)     (23,019)
Net earnings                                                            222,092
Dividends ($1.06 per share)                                            (110,447)
Employee stock plans
   and other                                                3,435        (4,236)        725,500       14,936       (9,949)
Treasury stock acquired                                                              (2,533,812)     (98,112)
Translation adjustments                                                                                           (11,545)
---------------------------------------------------------------------------------------------------------------------------
 BALANCE, June 30, 1996         110,844,594  110,844       56,360     1,078,789      (7,848,942)    (251,393)     (44,513)
Net earnings                                                            249,442
Dividends ($1.16 per share)                                            (119,963)
Employee stock plans
   and other                                               10,443          (744)      1,095,886       16,381       (1,213)
Treasury stock acquired                                                               (927,000)      (54,063)
Translation adjustments                                                                                           (14,324)
---------------------------------------------------------------------------------------------------------------------------
 BALANCE, June 30, 1997         110,844,594 $110,844      $66,803    $1,207,524      (7,680,056)   $(289,075)    $(60,050)
================================================================= ==========================================================

See Notes to Consolidated Financial Statements.


STATEMENTS OF CONSOLIDATED CASH FLOWS

Years ended June 30 (in thousands)                         1997             1996               1995
------------------------------------------------------------------------------------------------------
OPERATIONS
Net earnings                                           $249,442         $222,092           $200,832
Adjustments to reconcile to net cash provided
     by operations:
     Depreciation and amortization                      126,386          116,534            103,866
     Deferred income taxes                                2,120            2,020             15,386
     Other                                               (3,864)          16,057              7,498
     Effects of changes in:
          Accounts receivable                            (1,706)          27,447            (58,314)
          Inventories                                   (24,299)          (5,132)           (11,723)
          Prepaid expenses                               (4,458)           7,653             (1,892)
          Accounts payable                              (26,024)          17,890             21,771
          Accrued liabilities                            37,866            2,561             15,630
          Income taxes payable                            6,625             (457)            (2,205)
------------------------------------------------------------------------------------------------------
          Net cash provided by operations               362,088          406,665            290,849
------------------------------------------------------------------------------------------------------
 INVESTING ACTIVITIES
Property, plant and equipment                           (95,188)         (84,804)           (62,911)
Businesses purchased                                   (469,701)        (165,231)           (97,651)
Disposal of property, plant and equipment                 6,116            2,671              8,707
Other                                                   (13,871)         (47,312)           (23,299)
------------------------------------------------------------------------------------------------------
          Net cash used for investment                 (572,644)        (294,676)          (175,154)
------------------------------------------------------------------------------------------------------
 FINANCING ACTIVITIES
Long-term borrowings                                    199,077          110,000             47,298
Long-term debt and Other Obligations repayments         (22,678)         (14,732)            (2,806)
Forward purchase financing agreements                      -            (110,045)           (31,138)
Short-term borrowings                                   193,926           50,763             62,115
Cash dividends                                         (119,963)        (110,447)          (102,272)
Treasury stock acquired                                 (54,063)         (98,112)           (78,270)
Employee stock plans and other                           24,475           14,082             10,786
------------------------------------------------------------------------------------------------------
          Net cash provided by (used for) financing     220,774         (158,491)           (94,287)
------------------------------------------------------------------------------------------------------
 Net increase (decrease) in cash and
  short-term investments                                 10,218          (46,502)            21,408
Cash and short-term investments:
   Beginning of year                                     90,828          137,330            115,922
------------------------------------------------------------------------------------------------------
   End of year                                         $101,046         $ 90,828           $137,330
======================================================================================================

CASH PAID FOR
  Interest (net of amounts capitalized)                $ 51,813         $ 36,576           $ 25,479
  Income taxes                                          120,223          116,799            106,821
NONCASH TRANSACTIONS
  Liabilities arising from businesses purchased        $107,227         $ 75,690           $ 25,047
=====================================================================================================
See Notes to Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1     SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION     The
Company is principally engaged in the production and marketing of nondurable consumer products through grocery stores, mass merchandiser and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

STOCK SPLIT     On July 15, 1997, the Company's Board of
Directors authorized a 2-for-1 split of its common stock effective September 2, 1997, in the form of a stock dividend for stockholders of record at the close of business on July 28, 1997. All share and per-share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

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

PROPERTY, PLANT AND EQUIPMENT Property plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the depreciable assets. Carrying values are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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

INVESTMENTS IN AFFILIATES     The Company holds minority
investments in foreign entities which are accounted for under the equity method. The most significant investment is a 20% equity ownership in Henkel Iberica, S.A. of Spain.

FORWARD PURCHASE FINANCING AGREEMENTS     In connection with
the financing of an acquisition in Argentina in 1996 and the acquisition of the Brita water filtration systems business in Canada in 1995, the Company entered into forward purchase agreements with third parties whereby the Company has purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties who have the right to acquire this preferred stock according to the terms of certain subscription agreements. The difference between the purchase price and the subscription price of the preferred stock is being accreted on a straight-line basis over the terms of the agreements.

INCOME TAXES     The Company uses the asset and liability
method to account for income taxes.

FOREIGN CURRENCY TRANSLATION     Local currencies are the
functional currencies for most of the Company's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses, and the effects of exchange rate changes on transactions designated as hedges of net foreign investments, are reported in stockholders' equity. Transaction gains and losses and foreign currency gains and losses where the U.S. dollar is the functional currency are included in net earnings.

EARNINGS PER COMMON SHARE     Earnings per common share are
computed by dividing net earnings by the weighted average number of common shares outstanding during each year. The potential dilution from the exercise of stock options is not material.

MAJOR CUSTOMER     Sales to the Company's largest customer,
Wal-Mart Stores, Inc. and its affiliates, were 15%, 14% and 13% of consolidated net sales in 1997, 1996 and 1995, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS     The use of financial
instruments is limited to purposes other than trading and includes management of interest rate movements (interest rate swaps) and foreign currency exposure (forward contracts) related to supply contracts, accounts receivable, and net investments in foreign subsidiaries and they are treated as off-balance sheet items. Foreign currency forward contracts are used to hedge certain short-term and long-term debt instruments and are recognized when mark to market adjustments are made for exchange rate changes. Gains or losses on hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated. Gains or losses arising from hedges of firm commitments and anticipated transactions are deferred and recognized in earnings or as an adjustment of carrying amounts when the hedged transaction occurs. Interest rate swap agreements are accounted for using the settlement basis of accounting. As such, no gains or losses are recorded for movements in the swaps' values during the term of the agreements.

STOCK-BASED COMPENSATION     The Company continues to account
for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

IMPACT OF NEW ACCOUNTING STANDARDS    In February 1997, the
Financial Accounting Standards Board ("FASB") issued SFAS
No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net earnings divided by the weighted average number of common shares outstanding for the period. Diluted EPS rejects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. Basic EPS and diluted EPS for 1997, 1996 and 1995 are not materially different than the Earnings per Common Share amounts shown on the Statements of Consolidated Earnings for those years.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

 NOTE 2      ACQUISITIONS

Acquisitions in 1997 totaled $469,701,000 and included the acquisition of Armor All Products Corporation for $360,144,000 on December 31, 1996. Armor All markets the leading line of automotive cleaning products. Net assets acquired, at fair values, included working capital assets of $51,183,000 and liabilities of $67,485,000, and property, plant and equipment of $7,659,000. Intangible assets of $368,787,000, principally brands and trademarks, will be amortized over 40 years. Other businesses purchased for $109,557,000 included the Shell Group's non-core line of household products in Chile, the Pinoluz brand of pine cleaner in Argentina, and the Limpido brand of liquid bleach and an increase in ownership in Tecnoclor S.A., both in Colombia. Net assets acquired, at fair value, included net working capital of $9,427,000; property, plant and equipment of $2,425,000; and brands, trademarks and intangibles of $97,705,000, which will be amortized over periods of up to 40 years.

Acquisitions in 1996 totaled $165,231,000 and included Black Flag insecticides, Lestoil cleaner, the Poett San Juan home cleaning products business in Argentina, and the Electroquimicas Unidas S.A.C.I. business in Chile. Approximately $143,019,000 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives of up to 40 years. Purchases included, at fair value, assets of $97,902,000, and the assumption of liabilities of $75,690,000.

Acquisitions in 1995, which totaled $97,651,000, included Brita International Holdings, Inc., a Canadian-based manufacturer and marketer of Brita water filtration systems, and eight foreign investments. Approximately $96,337,000 of the acquisition cost was allocated to brands, trademarks, and other intangibles to be amortized over estimated lives of up to 40 years. Acquisitions included, at fair value, assets of $26,361,000 and the assumption of liabilities of $25,047,000. Operating results of acquired businesses are included in consolidated net earnings from the date of acquisition. All acquisitions were accounted for as purchases and were funded from cash provided by operations, long-term debt, and commercial paper.

NOTE 3     INVENTORIES

The major classes are (in thousands):
                                         1997            1996

-------------------------------------------------------------

Finished goods and work in process   $109,189        $ 82,261
 Raw materials and supplies            61,151          56,587
-------------------------------------------------------------
 Total                               $170,340        $138,848
=============================================================

    Had the cost of inventories been determined using the FIFO method, inventories would have been higher by approximately $14,614,000 at June 30, 1997 and $13,320,000 at June 30, 1996.
The LIFO method was used to value approximately 60% of the inventory at June 30, 1997 and 1996.

NOTE 4     PROPERTY, PLANT AND EQUIPMENT

The major classes are (in thousands):
                                         1997           1996
------------------------------------------------------------
Land and improvements              $   68,772       $ 63,474
Buildings                             292,846        274,895
Machinery and equipment               647,158        577,015
Construction in progress               36,631         45,897
------------------------------------------------------------
Total                               1,045,407        961,281
Less accumulated depreciation         474,762        409,844
------------------------------------------------------------
Net                                $  570,645       $551,437
============================================================

Depreciation expense was $72,498,000 in 1997, $72,619,000 in
1996 and $66,886,000 in 1995.

NOTE 5      BRANDS, TRADEMARKS, PATENTS AND

OTHER INTANGIBLES-NET

 The major classes are (in thousands):
                                         1997           1996
------------------------------------------------------------
Brands and trademarks              $1,204,479       $722,149
Patents and other intangibles         173,437        133,096
------------------------------------------------------------
Total                               1,377,916        855,245
Less accumulated amortization         190,965        150,576
------------------------------------------------------------
Net                                $1,186,951       $704,669

============================================================
Brands and trademarks include $41,708,000 of continuing value arising from transactions prior to October 31, 1970.

NOTE 6     OTHER ASSETS
The major components are (in thousands):
                                         1997           1996
------------------------------------------------------------
Forward purchase
  financing agreements               $156,919       $146,524
Other                                  96,936        103,386
------------------------------------------------------------
Total                                $253,855       $249,910
============================================================

The cost to acquire preferred stock of certain foreign subsidiaries according to terms of forward purchase financing agreements was $141,183,000 during 1996. The difference between cost and the third-party subscription price of the preferred stock is being accreted on a straight-line basis over five years. The amount of accretion included in other income was $10,395,000 in 1997 and $5,341,000 in 1996.

NOTE 7     ACCRUED LIABILITIES

Advertising costs included in accrued liabilities at June
30, 1997 and 1996 were $167,847,000 and $121,877,000,
respectively.

NOTE 8     SHORT-TERM DEBT

The major components are (in thousands):
                                         1997           1996
------------------------------------------------------------
Commercial paper                     $225,167       $167,241
Other                                 144,806         25,442
------------------------------------------------------------
Total                                $369,973       $192,683
============================================================

The weighted average borrowing rates on commercial paper outstanding was 5.6% and 5.4%, respectively. Other in 1997 included $136,000,000 of redeemable subsidiary preference shares. This borrowing arrangement was refinanced by commercial paper borrowings in July 1997 at a rate of approximately 5.5%.

NOTE 9     LONG-TERM DEBT

The principal components are (in thousands):
                                         1997           1996
------------------------------------------------------------
8.8% Non-callable notes due August
  2001,  including net unamortized
  premium of $140 and $173,
  respectively                       $200,140       $200,173

Redeemable subsidiary preference
  shares due  April 2002 with a
  preferred dividend rate of 5.3%     195,540            -

Bank loans due March 2001, including
  accrued unpaid interest of
  $10,955 and $2,325 at
  rates ranging from 3.5% to 7.9%     154,730        140,562

Other debt                             19,067         15,823
------------------------------------------------------------
                                      569,477        356,558
Less current maturities                 3,551            291
------------------------------------------------------------
Long-term debt                       $565,926       $356,267
============================================================

In 1997, the Company issued redeemable preference shares of one of its subsidiaries to private investors. These shares have no voting rights and have a preference as to distributions. Simultaneous with the issuance of the shares, the Company and the private investors entered into a series of agreements which effectively enforce redemption of the shares and provide the private investors with no risk of ownership. The agreements are denominated in foreign currencies which have been Fixed at the above dollar values through the use of forward currency agreements. Dividend payments on the preference shares are classified as interest expense.

The Company has a $350,000,000 credit agreement with a syndication of banks which expires on April 30, 2002. The credit agreement requires maintenance of a minimum net worth of $704,000,000. At June 30, 1997, there are no borrowings under the credit agreement and it is available for general corporate purposes and for the support of additional commercial paper issuance.

Long-term debt repayments are scheduled to be $154,730,000, $395,680,000, and $15,516,000 in 2001, 2002, and years thereafter, respectively.

NOTE 10     FINANCIAL INSTRUMENTS

In order to manage the impact of interest rate movements, the Company has various interest rate swap agreements. The transactions effectively convert a portion of the Company's interest rate exposure on its 8.8% Fixed rate non-callable notes to a floating rate. The effect of the swap agreements on the 8.8% Fixed rate notes reduced interest expense by $687,000, $522,000 and $573,000 in 1997, 1996 and 1995, respectively, and resulted in effective borrowing rates of approximately 8.5% in each of these years. Under the terms of these agreements, the Company agreed with other parties to exchange, at specified intervals, the difference between Fixed-rate and floating-rate interest amounts as calculated by reference to agreed upon notional principal amounts. LIBOR is used as the variable rate index for the calculation.

In 1996, the Company entered into a Canadian dollar interest rate swap that converted a portion of the exposure of floating interest rate Canadian debt to a Fixed rate of 6.3%. This swap agreement resulted in an effective borrowing rate of 6.0% and 6.9% in 1997 and 1996.

Exposure to counterparty credit risk has been decreased by entering into these agreements only with major financial institutions that are expected to fully perform under the terms of the swap agreements.

Notional amounts outstanding (in thousands) and weighted average rates at June 30 are:

                              1997         1996
-----------------------------------------------
Received Fixed/pay
  floating - notional
  amounts                 $100,000     $100,000

  Weighted average
    receive rate              6.3%         6.3%

  Weighted average
    pay rate                  6.0%         5.9%

Pay Fixed/received
  floating notional
  amounts                 $ 25,665     $ 75,665

  Weighted average
    pay rate                  6.7%         7.4%

  Weighted average
    receive rate              5.2%         6.4%
===============================================

    Original terms to maturity were from 7 1/2 to 7 3/4 years where Fixed rates are received and at June 30, 1997, the remaining term for these agreements was approximately 4 years. Original terms to maturity where Fixed rates are paid were 1 3/4 to 2 years. Two of these agreements expired during 1997 and the remaining agreement expires during 1998.

Foreign currency forward contracts may be used periodically to manage foreign exchange risks associated with export sales and purchases from foreign suppliers denominated in a foreign currency, net investments in foreign subsidiaries, and other third-party or intercompany foreign currency obligations. These contracts are entered into with major financial institutions thereby decreasing the risk of loss. Foreign currency forward contracts with notional amounts totaling $427,677,000 and $100,900,000 were outstanding at June 30, 1997 and 1996, respectively. Included in 1997 are $331,500,000 of sterling denominated notional amounts, and 1997 and 1996 amounts also include $88,250,000 and $90,000,000, respectively, of Argentine peso contracts. The balance of the 1997 amount and the 1996 amount is Canadian dollar denominated contracts and the majority of these contracts will expire prior to June 30, 1998.

FAIR VALUES     The Company has used market information for
similar instruments and applied judgment to estimate fair values of financial instruments. The carrying values of cash and short-term investments, accounts receivable and payable approximate fair values due to their short-term nature.

The values of other financial instruments at June 30 are (in thousands):

                                   1997                   1996
--------------------------------------------------------------
                        Book       Fair        Book       Fair
--------------------------------------------------------------
Forward
   purchase
   financing
   agreements     $ 156,919  $ 156,919   $ 146,524  $ 146,524
Short-term debt    (369,973)  (375,455)   (192,683)  (192,683)
Long-term debt     (565,926)  (585,523)   (356,267)  (373,267)
Foreign
  exchange
  contracts(1)            -      8,918           -       (211)

Interest rate

  swaps(1)                -     (2,460)          -      (4,095)

===============================================================

(1) Represents unrealized (gain), loss

NOTE 11     STOCKHOLDERS' EQUITY

In addition to common stock, the Company is authorized to issue
5,000,000 shares of preferred stock with a par value of $1 per share, none of which is outstanding.

The Company sold 1,100,000 and 480,000 put options and purchased 1,100,000 and 480,000 call options during fiscal 1996 and 1997, respectively, with various strike prices (average of $47.87 per share) that expire on various dates through September 30, 2005. Upon exercise, each put option requires the Company to purchase, and each call option allows the Company to purchase one share of its common stock at the strike price. The aggregate exercise price of the put options of $75,638,000 at June 30, 1997 is netted against treasury shares within equity and the aggregate exercise price of the 1996 put options, $17,259,000, which was classified as Other Obligations at June 30, 1996, has been reclassified to treasury shares to conform to the June 30, 1997 presentation as a result of the renegotiation of option terms.

NOTE 12     STOCK COMPENSATION PLANS

The Company has three stock option plans that provide for the granting of stock options to officers and key employees. The objectives of these plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. The 1996 Stock Incentive Plan ("1996 Plan") is the only plan with stock option awards available for grant; prior plans have shares exercisable at June 30, 1997. The Company is authorized to grant options for up to 7,000,000 common shares under the 1996 Plan, of which 2,000 have been granted.
Options outstanding under the Company's three stock option plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a three-, four-, or five-year period, and expire ten years after the grant date.

The status of the Company's stock option plans is summarized below as of June 30:
                                Number        Weighted
                             of Shares         Average
                        (in thousands)  Exercise Price
------------------------------------------------------
Outstanding at
  June 30, 1994                 4,716             $ 22

Granted                           774               26
Exercised                        (660)              17
Cancelled                         (70)              26
------------------------------------------------------
Outstanding at
  June 30, 1995                 4,760               23
Granted                         2,958               41
Exercised                        (834)              19
Cancelled                        (116)              30
------------------------------------------------------
Outstanding at
  June 30, 1996                 6,768               32
Granted                           646               48
Exercised                      (1,064)              23
Cancelled                        (374)              41
------------------------------------------------------
Outstanding (held by
  215 optionees)
  at June 30, 1997              5,976             $ 34
======================================================
Options exercisable at:
June 30, 1997                   2,760             $ 26
June 30, 1996                   2,848               23
June 30, 1995                   2,658               20
======================================================

     The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. Had compensation expense for the Company's three stock-based compensation plans been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated at the above right. The pro forma effects of applying SFAS 123 are not indicative of future amounts because this statement does not apply to awards granted prior to fiscal year 1996. Additional stock option awards are anticipated in future years.

                                    1997         1996
-----------------------------------------------------
Net earnings (in thousands)
  As reported                   $249,442     $222,092
  Pro forma                      244,357      220,576
Earnings per share
  As reported                      $2.41        $2.14
  Pro forma                         2.37         2.13
=====================================================

The weighted average fair value of options granted during 1997 and 1996 estimated on the date of grant using the Black-Scholes option-pricing model was $11.46 and $9.92, respectively. The fair value of 1997 and 1996 options granted is estimated on the date of grant using the following assumptions: dividend yield of 3%, expected volatility of 19%, risk-free interest rate range of 5.9% to 6.3% depending on grant date, and an expected life ranging from 4 to 9 years.


     Summary information about the Company's stock options outstanding at June 30, 1997:

                          Outstanding     Weighted Average                             Exercisable
Range of                   at 6/30/97          Contractual      Weighted Average        at 6/30/97      Weighted Average
Exercise Price         (in thousands)     Periods in Years        Exercise Price     (in thousands)       Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$16-$21                      544                  1.8                  $19                 544                $19
 21- 29                    1,650                  6.2                   25               1,450                 25
 29- 38                    1,148                  7.5                   33                 764                 32
 41- 49                    2,602                  9.2                   44                   2                 48
 49- 61                       32                  9.3                   52                   -                  -
-------------------------------------------------------------------------------------------------------------------------
$16-$61                    5,976                  7.0                  $34               2,760                $26
=========================================================================================================================

NOTE 13     LEASES

The Company leases transportation equipment and a limited number of its manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next five years. Future total minimum lease payments are $10,701,000, and do not exceed $4,511,000 in any one year. Rental expense was $11,234,000 in 1997, $9,899,000 in 1996 and
$11,424,000 in 1995.

Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring through 2006. Future minimum rentals to be received are $4,117,000 and do not exceed $1,264,000 in any one year.

NOTE 14     OTHER (INCOME) EXPENSE, NET

The major components are (in thousands):
                                1997        1996        1995
-------------------------------------------------------------
Amortization
  of intangibles             $40,193     $30,439     $26,582
Equity in earnings
  of affiliates              (14,045)     (9,793)     (4,441)
Interest income               (7,724)     (8,132)     (7,796)
Royalty income                (8,391)     (7,622)     (7,110)
Other, net                   (15,293)      1,473     (11,192)
-------------------------------------------------------------
Total                        $(5,260)    $ 6,365     $(3,957)
=============================================================

NOTE 15     INCOME TAXES

Income tax expenses are (in thousands):

                                1997        1996        1995
-------------------------------------------------------------
Current
   Federal                 $129,762     $109,964    $ 96,444
   State                     19,189       22,532      19,778
   Foreign                   15,502       13,779       5,454
-------------------------------------------------------------
Total current               164,453      146,275     121,676
-------------------------------------------------------------
Deferred
   Federal                      501          778      12,232
   State                        277          709         688
   Foreign                    1,342          533       2,466
-------------------------------------------------------------
Total deferred                2,120        2,020      15,386
-------------------------------------------------------------
Total expense              $166,573     $148,295    $137,062
=============================================================
Effective income
  tax rate                    40.0%        40.0%       40.6%
=============================================================

     The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows:

                                  1997      1996      1995
------------------------------------------------------------
Federal statutory rate            35.0%     35.0%     35.0%
State income taxes,
   net of federal tax
   benefit                         3.0       4.0       3.9
Taxes on foreign
   earnings                        1.7       1.8       1.5
Other                              0.3      (0.8)      0.2
Effective income
   tax rate                       40.0%     40.0%     40.6%
===========================================================

Undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely totaled $35,549,000 at June 30, 1997.

The net deferred income tax liabilities (assets), both current and non-current at June 30, result from the tax effects of the following temporary differences (in thousands):

                                      1997          1996
---------------------------------------------------------
Amortization/depreciation         $ 71,092      $ 64,605
Safe harbor lease agreements        23,170        26,431
Unremitted foreign earnings         44,052        45,096
Post employment benefits           (21,706)      (19,143)
Other                               31,534        20,432
---------------------------------------------------------
Total                             $148,142      $137,421
=========================================================

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

                                  1997       1996       1995
-------------------------------------------------------------
Service cost - benefits
  earned in current
  year                         $ 5,877    $ 6,238    $ 6,944
Interest on projected
  benefit obligation            10,162      9,343      8,913
Return on plan assets:
  Actual gain                  (30,131)   (25,026)   (19,347)
  Deferral of the
  actual gain in
  excess of the
  assumed rate of
  8.75% in 1997
  and 1996, and 8%
  in 1995                       16,146     12,831      9,702
Other gains, including
  amortization over
  15 years of the net
  pension transition
  asset at July 1, 1985         (1,212)    (1,075)      (701)
-------------------------------------------------------------
Total pension expense          $   842    $ 2,311    $ 5,511
=============================================================

     The plans' funded status at June 30 is as follows
(in thousands):

                                        1997        1996
---------------------------------------------------------
Actuarial present value of the
   accumulated benefit
   obligation, including
   vested benefits of $120,961
   in 1997 and $106,508 in 1996     $125,393    $110,435
=========================================================
Plans' assets at market value        188,172     164,080
Projected benefit obligation,
   determined using a
   discount rate of 8% and
   including the effect of an
   assumed annual increase
   in future compensation
   levels of 4.5%                    140,389     129,721
---------------------------------------------------------
Excess of plans' assets over
   projected benefit obligation       47,783      34,359
Less deferrals:
   Remaining unamortized
   balance of net pension
   transition asset at
   July 1, 1985                       (5,397)     (7,044)
   Prior service cost                 (1,256)     (2,049)
   Other net gains                   (19,799)     (5,157)
---------------------------------------------------------
Accrued pension asset
   included in other assets         $ 21,331    $ 20,109
=========================================================

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements, to which it has contributed through June 30, 1995 based on its earnings or participants' contributions. Effective July 1, 1995, the Company's contribution is based on the Clorox Value Measure economic value measurement system, defined as net operating earnings after tax less a capital charge for net assets employed. The Company also participates in multi-employer pension plans for certain of its hourly-paid production employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans was $20,800,000 in 1997, $17,006,000 in 1996, and $12,427,000
in 1995.

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

                                  1997       1996       1995
-------------------------------------------------------------
Service cost - benefits
  earned in the current year     $2,038     $2,738     $2,643
Interest on accumulated
  benefit obligation              3,392      3,365      3,041
-------------------------------------------------------------
Total postretirement
  health care expense            $5,430     $6,103     $5,684
=============================================================

Benefits paid were $2,437,000, $1,306,000 and $1,191,000 in
fiscal years 1997, 1996 and 1995, respectively.

The accumulated postretirement benefit obligation (APBO) includes the following at June 30 (in thousands):

                                       1997       1996
-------------------------------------------------------
Retirees                            $16,909    $11,892
Active employees                     30,150     35,770
Deferral of net gains                 9,351      5,755
-------------------------------------------------------
Total unfunded accrued
  benefit obligation
  included in
  other obligations                 $56,410    $53,417
=======================================================

The assumed health care cost trend rate used in measuring the APBO was 6.5% for 1997, gradually declining to 5.5% in 1999 and years thereafter. Changes in these rates can have a significant effect on amounts reported. A one percentage-point increase in the trend rates would increase the June 30, 1997 accumulated postretirement benefit obligation by $4,041,000 and increase 1997 expense by $599,000. The discount rate used to determine the APBO was 8%.

NOTE 17     INDUSTRY SEGMENT INFORMATION

The Company's operations are predominately in the non-durable consumer products industry and include the manufacture and marketing of products through grocery and other retail stores. Operations include those in the United States, Puerto Rico, and foreign countries. Foreign operations are principally in Latin American countries including Argentina, Brazil, Chile and Mexico. Earnings before income taxes for domestic and foreign operations represent operating profits, while corporate pretax earnings and identifiable assets include interest income and expense and other non-allocable items of earnings, all cash, marketable securities, forward purchase financing agreements and the corporate headquarters facility. Financial information by geographic area for 1997, 1996 and 1995 is summarized as follows:

NET SALES             1997           1996           1995
--------------------------------------------------------
Domestic        $2,143,519     $1,915,268     $1,802,993
Foreign            389,132        302,575        181,177
--------------------------------------------------------
Total           $2,532,651     $2,217,843     $1,984,170
========================================================

EARNINGS BEFORE
INCOME TAXES          1997           1996           1995
--------------------------------------------------------
Domestic        $  486,836     $  442,694     $  412,627
Foreign             32,659         14,525          5,709
Corporate         (103,480)       (86,832)       (80,442)
---------------------------------------------------------
Net             $  416,015     $  370,387     $  337,894
=========================================================

IDENTIFIABLE ASSETS   1997           1996           1995
--------------------------------------------------------
Domestic        $1,587,921     $1,210,884     $1,255,574
Foreign            747,944        534,251        297,999
Corporate          442,087        433,759        353,099
--------------------------------------------------------
Total           $2,777,952     $2,178,894    $1,906,672
========================================================

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

Deloitte & Touche LLP have completed their audit of the accompanying consolidated financial statements. Their report follows.

INDEPENDENT AUDITORS' REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF THE CLOROX COMPANY:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the Company) as of June 30, 1997 and 1996, and the related statements of consolidated earnings, consolidated stockholders' equity and consolidated cash flows for the years ended June 30, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended June 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP                          [LOGO]
Deloitte & Touche LLP

San Francisco, California
July 30, 1997, except for the second paragraph of
Note 1 as to which the date is September 2, 1997.




 QUARTERLY DATA

In thousands, except per-share amounts.     1st Quarter     2nd Quarter     3rd Quarter     4th Quarter            Year
-----------------------------------------------------------------------------------------------------------------------

YEAR ENDED June 30, 1997

Net Sales                                      $590,773       $530,215        $649,209        $762,454      $2,532,651
Cost of Products Sold                           257,361        235,626         287,862         342,610       1,123,459
Net Earnings                                     65,510         43,915          65,620          74,397         249,442

PER COMMON SHARE
Net Earnings                                   $    .64        $   .42        $    .64        $    .72      $     2.41
Dividends                                           .29            .29             .29             .29            1.16
Market Price (NYSE)
   High                                          50 1/4         55 1/8        63 11/16         67 3/32         67 3/32
   Low                                           43 7/16        47 1/2        48  5/8          55              43 7/16
Year-end                                                                                                       66 3/32
Price/earnings ratio, year end                                                                                 27

YEAR ENDED June 30, 1996
Net Sales                                      $518,486       $466,789        $560,091        $672,477      $2,217,843
Cost of Products Sold                           231,333        213,171         255,570         307,126       1,007,200
Net Earnings                                     58,779         37,911          59,599          65,803         222,092

PER COMMON SHARE
Net Earnings                                   $    .56        $   .36        $    .58        $    .64      $     2.14
Dividends                                           .27            .26             .27             .26            1.06
Market Price (NYSE)
   High                                        36 11/16         39 5/8        44 11/16         44 9/16        44 11/16
   Low                                         30  7/16         34 5/8        35               39 3/16        30  7/16
   Year-end                                                                                                   44  5/16

Price/earnings ratio, year end                                                                                21

=======================================================================================================================
Share and per share amounts restated to reflect 2-for-1 stock split which was effective September 2, 1997.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The table below provides information about the Company's market sensitive financial instruments and constitutes a "forward-looking statement." The Company's major market risk exposure is changing interest rates, primarily in the United States. The Company's policy is to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate, based upon market conditions. A portion of the Company's borrowings are denominated in foreign currencies which exposes the Company to market risk associated with exchange rate movements. The Company's policy generally is to hedge major foreign currency cash exposures through foreign exchange forward contracts. These contracts are entered into with major financial institutions thereby minimizing the risk of credit loss. All items described are non-trading and are stated in U.S. dollars.



                                                                                                            Fair Value
Expected maturity                                                                                             June 30,
dates (in thousands)                   1998      1999      2000       2001     2002   Thereafter    Total      1997
----------------------------------------------------------------------------------------------------------------------
ASSETS
Forward purchase agreements (a)
  US $ denominated                                                $150,000                       $150,000     $120,765
  Canadian $ denominated                                $ 43,678                                  43,678        36,154

DEBT
Current - commercial paper         $233,973                                                       233,973      233,973
  Average interest rates               5.4%
Current - sterling denominated      136,000                                                       136,000      141,482
  Average interest rates               5.6%
Interest rate swaps                  25,667                        100,000                                       2,460
Non current - sterling denominated                                         $195,540               195,540      199,200
  Average interest rates                                                       5.3%
Non current - Canadian $
 denominated                                                        20,718                         20,718       20,718
  Average interest rates                                              6.3%
Non current - U.S. $ denominated                                   134,012  200,000    $ 15,515   349,527      365,605
  Average interest rates
   - fixed                                                            7.8%     8.8%        9.8%
  Average interest rates
   - variable                                                                              4.3%

FIRM COMMITMENTS,
FORWARD CONTRACTS
Contract notional amount -
 sterling purchased                136,000                                  195,540                             (8,198)(b)
  Average contractual
   exchange rate                      1.60                                     1.63
========================================================================================================================
(a) Future maturities include accretion of earnings.
(b) Represents unrealized exchange gains related to hedge of sterling denominated debt.



FINANCIAL SUMMARY

Years ended June 30
(In thousands, except per-share data)
                   1997       1996       1995       1994      1993        1992        1991      1990       1989       1988

---------------------------------------------------------------------------------------------------------------------------
OPERATIONS
Net sales    $2,532,651 $2,217,843 $1,984,170 $1,836,949 $1,634,171 $1 ,547,057 $1,468,370 $1,309,019 $1,199,293 $1,033,747
Percent
change             14.2       11.8        8.0       12.4        5.6         5.4       12.2        9.1       16.0       10.6
---------------------------------------------------------------------------------------------------------------------------
Cost of
products
 sold         1,123,459  1,007,200    892,172    820,434    724,753     678,504    672,405    601,322    548,434    450,527
Operating
 expenses       942,814    795,603    732,941    690,584    613,061     612,074    677,468(d) 498,084    458,085    396,910
Other            50,363     44,653     21,163     19,298     21,172      17,382     21,315    (30,755)   (28,189)   (10,897)
---------------------------------------------------------------------------------------------------------------------------
Total costs
 and expenses 2,116,636  1,847,456  1,646,276  1,530,316  1,358,986   1,307,960  1,371,188  1,068,651    978,330    836,540
---------------------------------------------------------------------------------------------------------------------------
Earnings before
 income taxes   416,015    370,387    337,894    306,633    275,185     239,097     97,182    240,368    220,963    197,207
Income taxes    166,573    148,295    137,062    126,640    107,267      97,903     37,361     87,456     79,718     73,460
---------------------------------------------------------------------------------------------------------------------------
Earnings from
 continuing
 operations     249,442    222,092    200,832    179,993    167,918     141,194     59,821    152,912    141,245    123,747
Earnings
 (losses) from
 discontinued
 operations           -          -          -     32,064(a)    (867)    (23,429)(b) (7,075)       714    (17,101)(e)  8,823
Cumulative effect
 of accounting
 change               -          -          -          -          -     (19,061)(c)      -          -           -         -
---------------------------------------------------------------------------------------------------------------------------

Net earnings $  249,442 $  222,092 $  200,832 $  212,057 $  167,051  $   98,704 $   52,746  $  153,626 $  124,144 $  132,570
===========================================================================================================================
Percent change,
 continuing
 operations        12.3       10.6       11.6        7.2       18.9       136.0      (60.9)        8.3       14.1       25.0

COMMON STOCK(g)
Weighted average
 shares out-
 standing(f)    103,292    103,869    106,295    107,600    109,396     108,732    108,126     109,746    110,666    110,254
Earnings
 (losses) per
 common share:
  Earnings from
  continuing
  operations  $    2.41 $     2.14  $    1.89 $     1.68 $     1.54  $     1.30 $     .56(d)$    1.40  $    1.28 $     1.13
Earnings
 (losses) from
  discontinued
  operations          -          -          -        .29(a)    (.01)      (.21)(b)    (.07)         -       (.16)(e)    .08
 Cumulative effect
  of accounting
  change              -          -          -          -         -        (.18)(c)      -          -          -          -
---------------------------------------------------------------------------------------------------------------------------
Net earnings  $    2.41 $     2.14 $     1.89 $     1.97 $    1.53  $      .91  $      .49 $     1.40 $     1.12 $     1.21
===========================================================================================================================
Dividends(g)  $    1.16 $     1.06 $      .96 $      .90 $     .86  $       .80 $      .74 $      .65 $      .55 $      .46
Stockholders'
 equity at end
 of year(g)       10.04       9.23       9.01       8.52      8.02         7.46       7.24       7.50       7.10       6.60

OTHER DATA
Continuing
 operations
Working capital
 (deficiency) $(219,221)$  (50,041) $ 121,008 $  128,443 $ 160,208  $   (25,322)$  115,626 $  151,602 $  265,569 $  145,780

Property,
 plant and
 equipment-net  570,645    551,437    524,972    532,600   538,101      508,629    441,794    441,681    348,526    312,068

Property
 additions       95,188     84,804     62,911     56,627    72,141      114,353     89,009    134,099     66,551    135,702
 Long-term
 debt           565,926    356,267    253,079    216,088   204,000      203,627    405,341      5,807      5,192     20,739
 Percent
 return on
 net sales          9.8       10.0       10.1        9.8      10.3          9.1        4.1       11.7       11.8       12.0

Current ratio       0.8        0.9        1.3        1.3       1.4          0.9        1.3        1.7        1.9        1.5
Total assets  2,777,952  2,178,894  1,906,672  1,697,569 1,649,230    1,589,993  1,656,872  1,124,147  1,189,894  1,121,232

Stockholders'
 equity       1,036,046    950,087    943,913    909,417   879,294      813,741    784,276    810,514    786,176    712,854

Percent return
 on average
 stockholders'
 equity            25.4       23.7       21.7       24.2      19.8        12.3        6.4       19.1       16.4       19.9
===========================================================================================================================
(a)     Includes net gain on the sale of discontinued business of $31,430 or $0.29 per share.

(b)     Includes special charges for the revaluation of certain intangible assets.

(c)     Nonrecurring charge to recognize the accumulated postretirement health benefit obligation at July 1, 1991, resulting from the adoption of  SFAS No. 106. Operating results preceding 1992 were not restated for the adoption of this new standard.

(d)     Includes a charge for restructuring of $125,250 or $0.73 per share.

(e)     Includes net loss on the disposal of Olympic HomeCare Products of $20,000, or $0.18 per share.

(f)     Weighted average shares outstanding and earnings per share from 1988 through 1989 assume full dilution from a note converted during 1989.
(g)     Share and per-share amounts restated to reflect 2-for-1 stock split that was effective September 2, 1997.


PRINCIPAL RETAIL BRANDS, PRODUCTS & MARKETS

UNITED STATES

LAUNDRY CLEANING ADDITIVES
Clorox   Liquid bleach
Clorox 2 Dry and liquid color-safe bleaches
Stain Out   Soil and stain remover

HOME CLEANING
Clorox Toilet Bowl   Toilet bowl cleanser, automatic toilet
  bowl cleaner
Clorox Clean-Up   Dilutable household cleaner
Formula 409   All-purpose spray cleaner, glass and surface
   cleaner
Formula 409   Carpet cleaner
Lestoil   Heavy-duty cleaner
Liquid-Plumr   Drain opener, buildup remover, septic treatment
Pine-Sol   Dilutable cleaner, spray cleaner
Soft Scrub   Mild abrasive liquid cleanser, gel
S.O.S   Steel wool soap pads, scrubber sponges
Tilex   Instant mildew remover, soap scum remover Tuffy
   Mesh scrubber

AUTOMOTIVE APPEARANCE
Armor All   Protectants, cleaners, waxes and washes
Rain Dance   Wax and washes
Rally   Wax
No.7   Cleaning compound

CHARCOAL
BBQ Bag   Single-use, lightable bag of charcoal briquets
Kingsford   Charcoal briquets
Kingsford   Lighter fluid
Match Light   Instant-lighting charcoal briquets

INSECTICIDES
Black Flag   Ant and roach, flying insect and other aerosols,
     foggers and Roach Motel Combat   Roach bait stations and
     gel, ant bait stations, stakes and granules

CAT LITTER
Fresh Step   Cat litter
Fresh Step Scoop
Scoopable cat litter

DRESSINGS & SAUCES
Hidden Valley   Bottled salad dressing, dry salad dressing
                mix, bottled fat-free salad dressing
Hidden Valley   Dry party dip mix
Hidden Valley Salad Crispins   Seasoned mini-croutons
K.C. Masterpiece   Barbecue sauce
Kitchen Bouquet   Browning and seasoning sauce and gravy aid

WATER FILTRATION SYSTEMS
Brita   Water Filtration systems

PROFESSIONAL PRODUCTS
Clorox   Germicidal bleach
Clorox   Toilet bowl cleanser
Clorox   Quat sanitizer and disinfectant
Clorox Clean-Up   Dilutable cleaner
Pine-Sol   Cleaner
Formula 409   Cleaners
PowerPack   Professional dilution-control spray cleaners
S.O.S   Pot & pan detergent, steel wool soap pads
Tilex  Instant mildew remover, soap scum remover
Liquid-Plumr   Drain opener
Hidden Valley   Salad dressing
K.C. Masterpiece   Barbecue sauce
Kitchen Bouquet   Browning and seasoning sauce and gravy aid
Combat   Insecticides
Maxforce   Professional insecticides

PRINCIPAL INTERNATIONAL MARKETS

Argentina
Australia
Brazil
Canada
Chile
Colombia
Costa Rica
Czech Republic
Dominican Republic
Egypt
Hong Kong
Hungary
Indonesia
Japan
Malaysia
Mexico
Panama
People's Republic of China
Peru
Poland
Puerto Rico
Republic of Korea
Romania
Saudi Arabia/Gulf States
Singapore
Slovak Republic
Spain
Taiwan
Thailand
Uruguay
Venezuela
Yemen Arab Republic