Form 10-K, Exhibit 13
period 1998-06-30
CLOROX CO /DE/
filed 1998-09-28
CIK 21076

EXHIBIT 13
EXCERPT FROM 1999 ANNUAL REPORT TO STOCKHOLDERS

List of Principal Products
From pages 25 through 29 of the Annual Report:

laundry additives

Clorox   Liquid bleach
Clorox 2   Dry and liquid color-safe bleaches
Stain Out   Soil and stain removerhome cleaning
Clorox   Toilet bowl cleanser, automatic toilet bowl cleaner
Clorox Clean-Up   Dilutable household cleaner, spray cleaner
Formula 409   All-purpose spray cleaner, glass and surface cleaner,
     carpet cleaner
Lestoil   Heavy-duty cleaner
Liquid-Plumr   Drain opener, buildup remover, septic treatment
Pine-Sol   Dilutable cleaner, all-purpose spray cleaner
Soft Scrub   Mild abrasive liquid cleanser, gel
S.O.S   Steel wool soap pads, scrubber sponges
Tilex   Instant mildew remover, soap scum remover
Tilex Fresh Shower   Daily shower cleaner
Tuffy   Mesh scrubber

automotive appearance

Armor All   Protectants, cleaners, tire products, waxes and washes
Rain Dance   Wax and washes
Rally   Wax
No.7   Cleaning compound, washes

charcoal

BBQ Bag   Single-use, lightable bag of charcoal briquets
Kingsford   Charcoal briquets, lighter fluid, grill cleaner
Match Light   Instant-lighting charcoal briquets

insecticides

Black Flag Ant and roach, flying insect and other aerosols and
  Roach Motel
Combat   Roach bait stations and gel, ant bait stations, stakes
  and granules

cat litter

Fresh Step   Cat litter
Fresh Step Scoop   Scoopable cat litter

retail food

Hidden Valley   Bottled dressing, dry dressing mix, dry dip mix
Hidden Valley Salad Crispins   Seasoned mini-croutons
K.C. Masterpiece   Barbecue sauce
Kitchen Bouquet   Browning and seasoning sauce and gravy aid

water filtration systems

Brita   Water _ltration systems

professional products

Clorox   Germicidal bleach
Clorox   Toilet bowl cleanser
Clorox  Quat sanitizer and disinfectant
Clorox Clean-Up   Dilutable cleaner
Pine-Sol   Cleaner
Formula 409   Cleaners
S.O.S   Pot & pan detergent, steel wool soap pads
Tilex   Instant mildew remover, soap scum remover
Liquid-Plumr   Drain opener
Hidden Valley   Pourable, dry and portion-pack dressings
K.C. Masterpiece   Barbecue sauce
Kitchen Bouquet   Browning and seasoning sauce and gravy aid
Combat   Insecticides
Maxforce   Professional insecticides




Management's Discussion and Analysis, Financial Statements
Pages 31 through 48 of the Annual Report:


Management's Discussion and Analysis
the clorox company 1998 Annual report

results of worldwide operations

The Clorox Company (the Company) in 1998 achieved record unit volumes,sales and earnings per share for the third year in a row.
Shipments for the Company's products grew by 9% over 1997 and were the primary driver of the 8% increase in net customer sales. Net sales were up due to volume increases in the Company's base domestic and international businesses, the inclusion of the Armor All business for a full year vs. six months in 1997 and the acquisition of other businesses in 1998 and 1997. Record volumes were achieved by Clorox 2 color-safe bleaches, Pine-Sol cleaners, Formula 409 carpet cleaner, Tilex cleaners, Hidden
Valley bottled dressings, Match Light instant-lighting charcoal briquets, Fresh Step Scoop scoopable cat litter and Brita water filtration systems. In 1998, the Company also introduced 41 new products, including Clorox 2 bleach-free laundry booster, Tilex Fresh Shower daily shower cleaner and Lemon Fresh Formula 409 all-purpose cleaner. The growth in 1997 volume and net customer sales was principally due to the Armor All and other acquisition activities, and record volumes for Clorox liquid bleach, Kingsford and Match Light brands of charcoal briquets, Fresh Step and Fresh Step Scoop cat litters, K.C. Masterpiece barbecue sauce and Brita water filtration systems.
Cost of products sold as a percentage of sales improved in 1998 to 43.5% from 44.4%, following a one percentage point improvement in 1997 over 1996. This trend reflects continued improvements in Latin American product costs due to efficiencies from consolidation of production activities and economies of scale achieved from acquisitions. The improvement in 1998 also reflects efficiencies resulting from cost-savings initiatives implemented in current and prior years throughout the supply chain, slight price declines in several of the Company's raw materials, and further integration of the Company's Armor All business.

Advertising expense increased 4% in 1998, reflecting increased spending in media and sales promotion support. In 1997, advertising expense increased 22% over 1996 due to higher levels of media and sales promotion spending to support the introduction of new products, to ensure that the Company's established brand equities remain strong, and, in particular, to solidify Brita's brand equity and category leadership.

Other income (expense), net was $3,546,000 income, $5,260,000 income and $6,365,000 expense in 1998, 1997 and 1996, respectively. The decrease in 1998 was principally due to higher amortization of intangibles and lower interest income somewhat offset by higher amounts of equity earnings of affiliates and royalty income. The increase in income in 1997 compared to 1996 was principally due to a higher level of sales of non-operating property in 1997, non-recurring 1996 costs for manufacturing strategy implementation, a higher level of investment earnings in 1997 from tax-advantaged investments, offset by higher levels of amortization expense from intangible assets acquired in both 1996 and 1997.
Interest expense increased by $14,079,000, $17,335,000 and $13,168,000 in
1998, 1997 and 1996, respectively, due to borrowings to fund acquisitions and the Company's share-repurchase programs.

The effective tax rate was 36.9% in 1998, and 40% in 1997 and 1996. The lower tax rate for 1998 was primarily attributable to international investment activities and international operations. The Company anticipates that the annual effective tax rate for the next few fiscal years is likely to approximate the rate in 1998.

Diluted earnings per share increased $.45, $.25 and $.24 over 1997, 1996 and 1995, respectively, representing a 14% compound annual growth rate since 1995. This per-share growth is primarily a function of volume growth described above, improved gross margins, the reduction in the effective tax rate, and the effect of share repurchase programs.
foreign operations

Foreign net sales (excluding exports and Puerto Rico) were $459,003,000, an increase of 18% from 1997, and now represent 17% of the Company's net sales. Growth in foreign net sales is due to growth in the base businesses and additional acquisitions made in 1998 in Brazil, Chile, Asia and Australia. Volume expansion was achieved in all international markets except in the Republic of Korea. The Company continued to realize improvements in its foreign gross margins in 1998 due to cost-saving programs and consolidation efforts. These improvements were offset by increases in goodwill amortization and other costs associated with acquisitions. The Company expects continued improvement in operating profit margins in the future as it grows this part of the business, begins to realize economies of scale from strategic acquisitions, and the benefits of newly initiated brand strategies are realized.

Foreign net sales in 1997 increased 29% over 1996 and represented 15% of the Company's revenue. This increase was due to growth in the base business and acquisitions in Argentina, Chile and Colombia.
The local currency is the functional currency in most of the Company's businesses abroad. Therefore, the effects of changes in foreign exchange rates are reflected on the balance sheet as cumulative deferred translation adjustments. Unrealized losses which total $42,160,000, $14,324,000 and $11,545,000 are included in the consolidated stockholders' equity for the years ended June 30, 1998, 1997 and 1996, respectively. financial position and liquidity

Cash provided by operations was $313,000,000 in 1998 and $362,000,000 in 1997. The decrease was due principally to increased working capital requirements. Working capital changes from 1997 included increases in accounts receivable and inventories and a decrease in accrued liabilities. The increase in accounts receivable is principally due to an increase in June 1998 sales compared to June 1997, and international, Armor All and Brita businesses, which have longer collection terms, becoming a larger part of the Company's portfolio. Inventory levels in 1998 are up from 1997 due to international acquisitions, the Company's assumption of ownership of Armor All finished goods inventory, and new product launches and other promotional activity in the Company's domestic businesses. Accrued liabilities decreased from 1997 mainly due to the payment of Armor All transition costs, lower levels of accrued advertising at year end, and a payment associated with an additional investment in Mexico.

Commercial paper borrowings increased over a year ago to fund increases in accounts receivable and inventories discussed above. In September 1997, the Company refinanced $192,000,000 of commercial paper by entering into a sterling denominated financing arrangement. The Company plans to refinance this debt in 1999 along with redeemable subsidiary preference shares issued in 1997. Accordingly, these amounts have been classified as other short-term debt in 1998.

During 1998, the Company invested $148,374,000 in new international businesses. These acquisitions included the Clorosul bleach business, the Super Globo bleach and cleaner business and the X-14 cleaner business in Brazil, the Arela cleaning business in Chile, two smaller acquisitions in Southeast Asia and Australia, and an additional investment in Mexico. During 1997, we invested $469,701,000 in new businesses including Armor All, purchased for $360,144,000. Other businesses acquired were in Latin America and included the Shell Group's non-core line of household products in Chile, the Pinoluz brand of pine cleaner in Argentina, and the Limpido brand of liquid bleach and an increase in equity ownership in Tecnoclor S.A. in Colombia.

During 1996, the Company invested $165,231,000 in new businesses. Foreign acquisitions included the Poett San Juan home products business in Argentina, and the Electroquimicas Unidos S.A.C.I. bleach business in Chile. Domestic acquisitions included the Black Flag line of insecticides and the Lestoil brand of home cleaning products.
Dividends paid in 1998 were $132,382,000 or $1.28 per share. On July 14, 1998, the Company announced a 12.5% increase in the quarterly dividend rate to $.36 from $.32 per share for a new annual rate of $1.44. This is the 22nd consecutive annual dividend increase. The Company made a 2-for-1 stock split on September 2, 1997 to stockholders of record as of July 28, 1997. All share and per-share information in the accompanying
Consolidated Financial Statements reflects the stock split.

In 1998, 1997 and 1996, cash flow from operations exceeded cash needs for capital expenditures, dividends and scheduled debt service. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. At June 30, 1998, the Company had a $350,000,000 credit agreement expiring April 30, 2002, and two additional credit agreements for $100,000,000 each that expire in December 1998 and January 1999, respectively. These agreements are with a syndication of banks and can be used as a supplement to internal cash flows. There were no borrowings under these agreements at June 30, 1998. Depending upon conditions in the financial markets and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, refinance debt, or for other general business purposes.

In September 1996, the Board of Directors authorized a share-repurchase program to offset the dilutive effect of employee stock-option exercises. Based on its historical experience, the Company currently expects to issue between 1,200,000 and 1,500,000 shares of stock each year pursuant to its stock-based compensation plans, although such amounts may vary. The Company intends to repurchase approximately the same number of shares issued over time, subject to market conditions and business opportunities that may arise. During 1998, 846,800 shares at a cost of $70,136,000 were reacquired. As part of the repurchase program during 1998, the Company entered into two transactions for the future delivery of 400,000 shares of Clorox stock on October 27, 2000, and 400,000 shares of Clorox stock on October 23, 2002. The aggregate redemption cost is $68,041,000, including a premium of $13,193,000 on the transaction. During 1997, the Company repurchased 927,000 shares at a cost of $54,063,000. During 1996, the Company completed a stock-repurchase program authorized in July 1995 by its Board of Directors, under which 2,533,812 shares were repurchased at a cost of $98,112,000. Reacquired shares are held as treasury shares and are available for reissuance for corporate use.

market-sensitive derivatives and financial instruments

The Company is exposed to the impact of interest rates and foreign currency fluctuations and changes in the market value of its investments. Conditions under which derivatives can be used are set forth in a Company Policy Statement. They include a restriction on the amount of such activity to a designated portion of existing debt, a limit on the term of any derivative transaction, and a specific prohibition as to the use of any leveraged instrument. All derivative contracts are entered into for non-trading purposes with several major financial institutions, thereby decreasing the risk of credit loss. In the normal course of business the Company employs established policies and procedures to manage its exposure to changes in interest rates and fluctuation in the value of foreign currency using a variety of financial instruments.

The Company's objective in managing its exposure to interest rate changes and foreign currency fluctuations is to limit the impact of interest rate changes on earnings and cash flow and, in the case of interest rate changes, to lower its overall borrowings costs. To achieve its objective, the Company primarily uses interest rate swaps and forward and futures contracts to manage its net exposure to interest rate changes related to its portfolio of borrowings, foreign currency and commodity risks.
For 1998 and 1997, the Company's exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative or financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The Company believes that the sensitivity analysis is a better portrayal of its value at risk and is more readily understood than the tabular presentation used in 1997, and, as a result, has changed to the sensitivity analysis presented. The results of the sensitivity analyses are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

The Company's major market risk exposure is changing interest rates, primarily in the United States. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed. Changes in interest rates would result in gains or losses in the market value of our fixed-rate debt due to differences between current market rates and the stated rates for these instruments. Based on the results of the sensitivity analysis, at June 30, 1998 and June 30, 1997, the Company's estimated market exposure for interest rates was $5,100,000 and $12,700,000, respectively.

The Company seeks to minimize the impact of foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. In addition, the Company has hedged certain net investments with similar instruments. The Company's foreign currency transactional exposures exist primarily with the Canadian dollar and Japanese yen. Cash flow exposure related to the Company's hedge of a foreign investment is in the Argentine peso. At June 30, 1998 and June 30, 1997, there were no material foreign currency transaction or cash exposures that were not hedged. The foreign-exchange sensitivity analysis includes forward contracts and other financial instruments affected by foreign-exchange risk. Based on the hypothetical change in foreign currency exchange rates, the net unrealized losses at June 30, 1998 and June 30, 1997 would be $2,663,000 and $2,325,000, respectively.

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases resulting in relatively stable costs for these commodities. The Company does not consider commodity price risk to be material to consolidated financial position, results of operations or cash flows.

year 2000

Many financial information and operational systems in use today may not be able to interpret dates after December 31, 1999 because such systems allow only two digits to indicate the year in a date. As a result, such systems are unable to distinguish January 1, 2000 from January 1, 1900, which could have adverse consequences on the operations of an entity and the integrity of information processing. This potential problem is referred to as the "Year 2000" or "Y2K" issue.

In 1997, the Company established a corporate- wide program to address the Y2K issue. The effort encompasses software, hardware, electronic data interchange, networks, PCs, manufacturing and other facilities, and supplier and customer readiness. The target date to resolve the most critical system problems is by March 30, 1999, except for our manufacturing plant floor and facilities, for which the target date is September 30, 1999. The Company is currently on schedule and is over 40% complete. If necessary modifications and conversions by the Company are not made on a timely basis, or if key third parties are not Y2K-ready, Y2K problems could have a material adverse effect on the Company's operations. There is some uncertainty as to whether the Company will be able to solve all potential Y2K issues, and therefore the Company has begun its contingency planning. The Company has identified the critical operations that will require written contingency plans and expects to complete its contingency planning by June 30, 1999.

Costs related to the Y2K issue are expensed as incurred and are funded through operating cash flows. Through 1998, the Company has expensed incremental remediation costs of $15,450,000, with remaining incremental remediation costs estimated at $15,427,000. In addition, through 1998, the Company has expensed accelerated strategic upgrade costs of $8,014,000, with anticipated remaining accelerated strategic upgrade costs of $8,204,000. Time and cost estimates are based on currently available information and could be affected by the ability to correct all relevant computer codes and equipment, and the Y2K readiness of the Company's business partners, among other factors.
environmental matters

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is implemented by the Company's health, safety and environment department, with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. Although not material, at June 30, 1998 and June 30, 1997, expected costs have been accrued for the probable future costs of environmental liabilities without offset for expected insurance recoveries or discounting for present value.
cautionary statement

Except for historical information, matters discussed above, including statements about future growth, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" in the Company's SEC Form 10-K for the year ending June 30, 1998. Those factors include, but are not limited to, marketplace conditions and events, the Company's costs, risks inherent in international operations, the success of new products, integration of acquisitions, and environmental, regulatory and intellectual property matters.



Statements of Consolidated Earnings
the clorox company 1998 Annual report



Years ended June 30 (in thousands, except per-share amounts)        1998           1997           1996

net sales                                                        $2,741,270    $2,532,651      $2,217,843
---------------------------------------------------------------------------------------------------------
costs and expenses
     Cost of products sold                                        1,192,534     1,123,459       1,007,200
     Selling, delivery and administration                           592,557       543,804         464,767
     Advertising                                                    362,093       348,521         285,015
     Research and development                                        56,005        50,489          45,821
     Interest expense                                                69,702        55,623          38,288
     Other (income) expense, net                                     (3,546)       (5,260)          6,365
---------------------------------------------------------------------------------------------------------
          Total costs and expenses                                2,269,345     2,116,636       1,847,456
---------------------------------------------------------------------------------------------------------
earnings before income taxes                                        471,925       416,015         370,387
income taxes                                                        173,965       166,573         148,295
---------------------------------------------------------------------------------------------------------
net earnings                                                     $  297,960    $  249,442      $  222,092
=========================================================================================================
earnings per common share
     Basic                                                       $     2.88    $     2.41      $     2.14
     Diluted                                                           2.82          2.37            2.12
=========================================================================================================
weighted average shares outstanding
     Basic                                                          103,507       103,292         103,869
     Diluted                                                        105,635       105,100         105,006
=========================================================================================================
See Notes to Consolidated Financial Statements.




Consolidated Balance Sheets
the clorox company 1998 Annual report


Years ended June 30 (in thousands, except share amounts)                 1998          1997

assets
current assets
     Cash and short-term investments                                 $   89,681    $  101,046
     Accounts receivable, less allowance                                428,510       356,996
     Inventories                                                        211,913       170,340
     Prepaid expenses and other                                          45,354        22,534
     Deferred income taxes                                               23,242        22,581
---------------------------------------------------------------------------------------------
          Total Current Assets                                          798,700       673,497
---------------------------------------------------------------------------------------------
property, plant and equipment-net                                       596,293       570,645
---------------------------------------------------------------------------------------------
brands, trademarks, patents and other intangibles-net                 1,240,532     1,186,951
---------------------------------------------------------------------------------------------
investments in affiliates                                                84,449        93,004
---------------------------------------------------------------------------------------------
other assets                                                            310,018       253,855
---------------------------------------------------------------------------------------------
total                                                                $3,029,992    $2,777,952
=============================================================================================

liabilities and stockholders' equity
current liabilities
     Accounts payable                                                $  154,348    $  143,360
     Accrued liabilities                                                285,225       358,785
     Short-term debt                                                    768,616       369,973
     Income taxes payable                                                15,370        17,049
     Current maturities of long-term debt                                 1,517         3,551
---------------------------------------------------------------------------------------------
          Total Current Liabilities                                   1,225,076       892,718
---------------------------------------------------------------------------------------------
long-term debt                                                          316,260       565,926
---------------------------------------------------------------------------------------------
other obligations                                                       203,000       112,539
---------------------------------------------------------------------------------------------


deferred income taxes                                                   200,421       170,723
---------------------------------------------------------------------------------------------
stockholders' equity
     Common stock-authorized, 375,000,000 shares, $1 par value          110,844       110,844
     Additional paid-in capital                                          84,124        66,803
     Retained earnings                                                1,382,943     1,207,524
     Treasury shares, at cost                                          (391,864)     (289,075)
     Cumulative translation adjustments and other                      (100,812)      (60,050)
---------------------------------------------------------------------------------------------
          Stockholders' Equity                                        1,085,235     1,036,046
---------------------------------------------------------------------------------------------
total                                                                $3,029,992    $2,777,952
=============================================================================================
See Notes to Consolidated Financial Statements.






Statements of Consolidated Stockholders' Equity the clorox company 1998 Annual report cumulative
(In thousands, except share              common stock      additional                    treasury shares      translation
 and per-share amounts           ----------------------       paid-in     retained    ------------------      adjustments
                                    shares       amount       capital     earnings     shares     amount        and other
=======================================================================================================================

balance, june 30, 1995           110,844,594   $110,844      $52,925  $  971,380   (6,040,630)  $(168,217)   $ (23,019)
     Net earnings                                                        222,092
     Dividends ($1.06 per share)                                        (110,447)
     Employee stock plans and other                            3,435      (4,236)     725,500     14,936        (9,949)
     Treasury stock acquired                                                       (2,533,812)   (98,112)
     Translation adjustments                                                                                   (11,545)
-----------------------------------------------------------------------------------------------------------------------



balance, june 30, 1996           110,844,594    110,844       56,360   1,078,789   (7,848,942)  (251,393)      (44,513)
     Net earnings                                                        249,442
     Dividends ($1.16 per share)                                        (119,963)
     Employee stock plans and other                           10,443        (744)   1,095,886     16,381        (1,213)
     Treasury stock acquired                                                         (927,000)   (54,063)
     Translation adjustments                                                                                   (14,324)
-----------------------------------------------------------------------------------------------------------------------

balance, june 30, 1997           110,844,594    110,844       66,803   1,207,524   (7,680,056)  (289,075)      (60,050)
     Net earnings                                                        297,960
     Dividends ($1.28 per share)                                        (132,382)
     Employee stock plans and other                           17,321       9,841    1,313,398     35,388         1,398
     Treasury stock acquired                                                         (846,800)   (70,136)
     Share repurchase obligations                                                    (800,000)   (68,041)
     Translation adjustments                                                                                   (42,160)
-----------------------------------------------------------------------------------------------------------------------
balance, june 30, 1998          110,844,594    $110,844      $84,124  $1,382,943   (8,013,458) $(391,864)     $(100,812)

See Notes to Consolidated Financial Statements.




Statements of Consolidated Cash Flows
the clorox company 1998 Annual report



Years ended June 30 (in thousands)                                     1998          1997          1996
operations
     Net earnings                                                    $297,960      $249,442      $222,092
     Adjustments to reconcile to net cash provided by
       operations:
               Depreciation and amortization                          137,559       126,386       116,534
               Deferred income taxes                                   32,223         2,120         2,020
               Other                                                    2,699        (3,864)       16,057
               Effects of changes in:
                 Accounts receivable                                  (69,896)       (1,706)       27,447
                 Inventories                                          (38,944)      (24,299)       (5,132)
                 Prepaid expenses                                       2,321        (4,458)        7,653
                 Accounts payable                                       8,285       (26,024)       17,890
                 Accrued liabilities                                  (52,940)       37,866         2,561
                 Income taxes payable                                  (6,600)        6,625          (457)
----------------------------------------------------------------------------------------------------------
                 Net cash provided by operations                      312,667       362,088       406,665
----------------------------------------------------------------------------------------------------------
investing activities
     Property, plant and equipment                                    (98,979)      (95,188)      (84,804)
     Businesses purchased                                            (148,374)     (469,701)     (165,231)
     Disposal of property, plant and equipment                         10,461         6,116         2,671
     Other                                                            (73,318)      (13,871)      (47,312)
----------------------------------------------------------------------------------------------------------
                Net cash used for investment                         (310,210)     (572,644)     (294,676)
----------------------------------------------------------------------------------------------------------
financing activities
     Long-term borrowings                                               3,279       199,077       110,000
     Long-term debt and other obligations repayments                  (65,390)      (22,678)      (14,732)
     Forward purchase financing agreements                               -             -         (110,045)
     Short-term borrowings                                            201,450       193,926        50,763
     Cash dividends                                                  (132,382)     (119,963)     (110,447)
     Treasury stock acquired                                          (83,329)      (54,063)      (98,112)
     Employee stock plans and other                                    62,550        24,475        14,082
----------------------------------------------------------------------------------------------------------
                Net cash provided by (used for) financing             (13,822)      220,774      (158,491)
----------------------------------------------------------------------------------------------------------






Net increase (decrease) in cash and short-term investments            (11,365)       10,218       (46,502)
Cash and short-term investments
     Beginning of year                                                101,046        90,828       137,330
     End of year                                                     $ 89,681      $101,046      $ 90,828
----------------------------------------------------------------------------------------------------------
supplemental disclosure
Cash paid for
     Interest (net of amounts capitalized)                           $ 71,893      $ 51,813      $ 36,576
     Income taxes                                                      96,504       120,223       116,799

Non-cash transactions
     Liabilities assumed with businesses purchased                   $ 28,115      $107,227      $ 75,690
     Share repurchase and other obligations                            79,179          -             -
===========================================================================================================
See Notes to Consolidated Financial Statements.



Notes to Consolidated Financial Statements the clorox company 1998 Annual report

1     significant accounting policies
nature of operations and principles of consolidation
The Company is principally engaged in the production and marketing of non-durable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is an investment of a 20% equity ownership in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

stock-split
On July 15, 1997, the Company's Board of Directors authorized a 2-for-1 split of its common stock effective September 2, 1997, in the form of a stock dividend for stockholders of record at the close of business on July 28, 1997. All share and per share amounts in the accompanying consolidated financial statements have been restated to give effect to the stock split.

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

property, plant and equipment
Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives ranging from 20-30 years for improvements, 20-40 years for buildings and 3-10 years for machinery and equipment. Carrying values are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

brands, trademarks, patents and other intangibles
Brands, trademarks, patents and other intangible assets arising from transactions after October 30, 1970 are amortized over their estimated useful lives not to exceed 40 years. Carrying values are reviewed periodically and a determination of impairment is made based on estimates of future cash flows, undiscounted and without interest charges.

forward purchase financing agreements
In connection with the financing of an acquisition in Argentina in 1996 and the acquisition of the Brita water systems business in Canada in 1995, the Company entered into forward purchase agreements with third parties whereby the Company has purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties who have the right to acquire this preferred stock according to the terms of certain subscription agreements. The forward purchases of the preferred stock are recorded as other assets and are being accreted to other income on a straight-line basis over the terms of the agreements. If the third parties fail to acquire the subsidiary preferred stock at maturity of the subscription agreements, the accreted amounts of the forward purchase agreement will be due to the Company.

income taxes
The Company uses the asset and liability method to account for income taxes. foreign currency translation
Local currencies are the functional currencies for most of the Company's foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses and the effects of exchange rate changes on transactions designated as hedges of net foreign investments are reported in stockholders' equity. Transaction and foreign currency translation gains and losses where the U.S. dollar is the functional currency are included in other income.

earnings per common share
Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted earnings per share is computed by dividing net earnings by the diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options and restricted stock grants.

major customer
Sales to the Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, were 16%, 15% and 14% of consolidated net sales in 1998, 1997 and 1996, respectively.

derivative financial instruments
The use of financial instruments principally swap, forward and option contracts, is limited to purposes other than trading and includes management of interest rate movements, foreign currency exposure and commodity exposure. They are treated as off-balance sheet items. Interest rate swap agreements are accounted for using the settlement basis of accounting. As such, no gains or losses are recorded for movements in the swaps' values during the term of the agreements. Foreign currency forward contracts are used to hedge certain short-term and long-term debt instruments. Gains or losses on hedges of existing assets are included in the carrying amounts and are recognized in earnings when those assets are liquidated. Gains or losses arising from hedges of firm commitments and anticipated transactions are deferred and recognized in earnings or as an adjustment of carrying amounts when the hedged transaction occurs.

stock-based compensation
The Company continues to account for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company's stock at the end of each period.
Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

impact of new accounting standards
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 1999 and is not to be applied retroactively to financial statements for prior periods. If adopted at June 30, 1998, the application of the standard would not have a material effect on the Company's consolidated financial position or results of operations.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes to the extent practicable the disclosure requirements for pensions and other postretirement benefits. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that an entity report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an entity's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. These statements are effective for the Company's fiscal year 1999.

2     acquisitions
International acquisitions in 1998 totaled $148,374,000 and included the Clorosul bleach business, the Super Globo bleach and cleaner business and the X-14 cleaner business in Brazil, the Arela bleach and cleaning business in Chile, two smaller acquisitions in Southeast Asia and Australia, and an additional investment in Mexico. Approximately $143,400,000 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years. Purchases included, at fair value, assets of $34,164,000 and the assumption of liabilities of $29,190,000.

Acquisitions in 1997 totaled $469,701,000 and included the acquisition of Armor All Products Corporation for $360,144,000 on December 31, 1996. Armor All markets the leading line of automotive appearance products. Net assets acquired, at fair values, included working capital assets of $51,183,000 and liabilities of $67,485,000, and property plant and equipment of $7,659,000. Intangible assets of $368,787,000, principally brands and trademarks, are being amortized over 40 years. Other businesses purchased for $109,557,000 included the Shell Group's non-core line of household products in Chile, the Pinoluz brand of pine cleaner in Argentina, and the Limpido brand of liquid bleach and an increase in ownership in Tecnoclor S.A., both in Colombia. Net assets acquired at fair value, included net working capital of $9,427,000; property, plant and equipment of $2,425,000; and brands, trademarks and intangibles of $97,705,000, which will be amortized over periods of up to 40 years.

Acquisitions in 1996 totaled $165,231,000 and included Black Flag insecticides, Lestoil cleaner, the Poett San Juan home cleaning products business in Argentina, and the Electroquimicas Unidas S.A.C.I. business in Chile. Approximately $143,019,000 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years. Purchases included, at fair value, assets of $97,902,000, and the assumption of liabilities of $75,690,000. Operating results of acquired businesses are included in consolidated net earnings from the date of acquisition. All acquisitions were accounted for as purchases and were funded from cash provided by operations, long-term debt, or commercial paper.

3     inventories

The major classes are (in thousands):
                                                  1998     1997
Finished goods and work in process             $130,185  $109,189
Raw materials and supplies                       81,728    61,151
                                               --------  --------
Total                                          $211,913  $170,340

Had the cost of inventories been determined using the FIFO method, inventories would have been higher by approximately $13,093,000 at June 30, 1998 and $14,614,000 at June 30, 1997. The LIFO method was used to value approximately 65% of the inventory at June 30, 1998 and 60% at June 30, 1997.

4     property, plant and equipment

The major classes are (in thousands):
                                                 1998        1997
Land and improvements                       $   75,226   $   68,772
Buildings                                      309,997      292,846
Machinery and equipment                        675,761      647,158
Construction in progress                        61,683       36,631
                                            ----------   ----------
Total                                        1,122,667    1,045,407

Less accumulated depreciation                  526,374      474,762
                                            ----------   ----------
Net                                         $  596,293   $  570,645
                                            ==========   ==========

Depreciation expense was $78,231,000 in 1998, $72,498,000 in 1997 and
$72,619,000 in 1996.

5     brands, trademarks, patents and other intangibles-net
The major classes are (in thousands):
                                      1998          1997
Brands and trademarks              $1,337,379     $1,204,479
Patents and other intangibles         138,680        173,437
                                   ----------     ----------
Total                               1,476,059      1,377,916

Less accumulated amortization         235,527        190,965
                                   ----------     ----------
Net                                $1,240,532     $1,186,951

At June 30, 1998 and 1997, brands and trademarks totaling $1,140,120,000 and $1,073,574,000 are amortized over 40 years, and $24,835,000 and $30,472,000 are amortized over 30 years and $130,716,000 and $58,725,000 are amortized over 20 years, respectively. Amounts totaling $41,708,000 relating to transactions prior to October 31, 1970 are not amortized. Patents and other intangibles are amortized over lives ranging from 5 to 20 years.

6     other assets
The major components are (in thousands):
                                         1998        1997
Forward purchase financing agreements  $167,314   $156,919
Other                                   142,704     96,936
                                       --------   --------
Total                                  $310,018   $253,855

Forward purchase financing agreements represent the cost to acquire preferred stock of certain foreign subsidiaries at various dates in the future. The difference between original cost and the third- party subscription price of the preferred stock is being accreted on a straight-line basis over five years. The amount of accretion included in other income was $10,395,000 in 1998 and 1997 and $5,341,000 in 1996.

7     accrued liabilities
Advertising costs included in accrued liabilities at June 30, 1998 and 1997 were $135,485,000 and $167,847,000, respectively.

8     debt
Short-term debt includes (in thousands):
                                           1998        1997
Commercial paper                         $379,205     $225,167
Other                                     389,411      144,806
                                         --------     --------
Total                                    $768,616     $369,973

In 1998 and 1997, the Company entered into agreements for the issuance of redeemable subsidiary preference shares to private investors. These shares have no voting rights and have a preference as to distributions. Simultaneous with the issuance of the shares, the Company and the private investors entered into a series of agreements that effectively enforce redemption of the shares and provide the private investors with no risk of ownership. The agreements are sterling-denominated and the Company has entered into swap agreements that cover both foreign currency and interest rate exposures. Dividend payments on the preference shares are classified as interest expense. The Company plans to redeem the preference shares issued in 1997 and 1998. The carrying value of these shares at June 30, 1998 was $195,540,000 and $192,000,000, respectively. The Company plans to redeem the preference shares in 1999; accordingly, such amounts have been classified as other short-term debt in 1998. Other short-term debt in 1997 includes $136,000,000 of subsidiary preference shares that were refinanced with commercial paper in July 1997.

Long-term debt includes (in thousands):
                                                  1998          1997
8.8% Non-callable notes due August 2001        $200,000      $200,000
Redeemable subsidiary preference shares due
 April 2002 with a preferred dividend
 rate of 5.3%                                      -          195,540
Bank loans due through March 2001, at rates
 ranging from 6.5% to 7.9%                      101,553       154,730
Other                                            14,707        15,656
                                               --------      --------
Total                                           $316,260     $565,926

At June 30, 1998 and June 30, 1997, the Company had interest rate swaps that converted $100,000,000 of the 8.8% notes from a fixed to a floating rate resulting in effective borrowing rates of 8.3% in 1998 and 8.5% in 1997 and 1996.

The weighted average interest rate for short-term debt outstanding was 5.1%, 5.5% and $5.4% for 1998, 1997 and 1996, respectively. At June 30,
1998 and 1997, net of foreign currency swap agreements, the fair value of long-term debt was $332,200,000 and $585,500,000, respectively, and the fair value of short-term debt approximates the carrying value for those years.

The Company has a $350,000,000 credit agreement expiring on April 30, 2002, and two additional credit agreements for $100,000,000 each, which expire in December 1998 and January 1999, respectively. There are no borrowings under any of these agreements and they are available for general corporate purposes and for the support of additional commercial paper issuance. The credit agreements require maintenance of minimum net worth of $704,000,000.

Long-term debt repayments are scheduled to be $30,675,000, $70,878,000, $200,107,000, $1,600,000 and $13,000,000 in 2000, 2001, 2002, 2003 and
2004, respectively.

9     financial instruments
The Company utilizes derivative financial instruments, principally swaps, forward contracts and options to enhance its ability to manage risk, including interest rate, foreign currency, commodity prices and share repurchases which exist as part of ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures. The Company does not hold or issue financial instruments for trading purposes, nor is it a party to any leveraged contracts.
Interest rate swap agreements are used to reduce financing costs and to achieve a desired proportion of variable and fixed rate debt. Amounts paid or received on hedges related to debt are included in interest expense. At June 30, 1998 and June 30, 1997, the notional amount of interest rate swaps was $100,000,000 and $125,665,000 and the unrealized (gain) or loss was ($464,000) and $2,460,000, respectively.

The Company uses foreign exchange contracts, including swap and forward foreign currency contracts, to hedge existing foreign-exchange exposures. Foreign currency contracts require the Company, at a future date, either to buy or sell foreign currency in exchange for U.S. dollars to offset an unhedged exposure. Such currency contracts existed at June 30, 1998 and 1997 for Argentine pesos, Canadian dollars and Japanese yen. Foreign-exchange contracts with notional amounts totaling $62,216,000 and $96,177,000 with unrealized losses of $617,000 and $804,000 were outstanding at June 30, 1998 and 1997, respectively. Expiration dates on these contracts range from July 1998 to April 1999. The Company manages its future sterling exposure with foreign currency swap agreements (see Note
8). These agreements provide for an exchange of notional amounts at a future date, allowing the Company to offset future foreign currency cash exposures and converting sterling liability to U.S. dollar liability. This thereby minimizes exposure to increasing costs associated with foreign currency movements.

The Company uses commodity futures contracts to hedge the price on a portion of raw material purchases used in the manufacturing process and swap contracts to hedge the market risk of diesel fuel included as part of carrier contracts. Contract maturities correlate to actual purchases and contract values are reflected in the cost of the related commodity. Unrealized losses on open contracts at June 30, 1998 were $2,268,000. Equity put options and forward contracts are used in connection with the repurchase of the Company's common shares as described in Note 10.
The carrying values of cash, short-term investments, accounts receivable and payable, forward purchase financing agreements and other financial instruments all approximate their fair values at June 30, 1998 and 1997. The Company has used market information for similar instruments and applied judgment in estimating fair values. Fair values of short-term and long-term debt are shown in Note 8.
Exposure to counterparty credit risk is considered minimal because these agreements have been entered into with major financial institutions with strong credit ratings and they are expected to perform fully under the terms of the agreements.

10     stockholders' equity
In addition to common stock, the Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $1 per share, none of which is outstanding.

The Company entered into two share repurchase transactions during 1998 whereby Clorox contracted for the future delivery of 400,000 shares of Clorox stock on October 27, 2000 and 400,000 shares of Clorox stock on October 23, 2002. The specified strike prices are $68.50 and $68.62 per share. The aggregate redemption cost of $54,848,000 is included in other obligations with a corresponding increase in treasury stock. The Company paid an aggregate cash premium of $13,193,000 on these transactions which has been recorded as treasury stock.

The Company sold and purchased 1,100,000 and 480,000 put and call options during 1997 and 1996, respectively, with various strike prices (average of $47.87 per share) that expire on various dates through September 30, 2005. Upon exercise, each put option requires the Company to purchase, and each call option allows the Company to purchase, one share of its common stock at the strike price.

11     stock compensation plans
The Company has three stock option plans that provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan ("1996 Plan") is the only plan with stock option awards available for grant; prior plans have shares exercisable at June 30, 1998. The Company is authorized to grant options for up to 7,000,000 common shares under the 1996 Plan, of which, 622,000 have been granted. Options outstanding under the Company's three plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one- to four-year period, and expire 10 years after the grant date.

The status of the Company's stock options plans at June 30 is summarized below:

                                                     weighted
                                     number           average
                                  of shares          exercise
                              (in thousands)            price
-------------------------------------------------------------
Outstanding at June 30, 1995        4,760               $23
Granted                             2,958                41
Exercised                            (834)               19
Cancelled                            (116)               30
-------------------------------------------------------------
Outstanding at June 30, 1996         6,768               32
Granted                                646               48
Exercised                           (1,064)              23
Cancelled                             (374)              41
-------------------------------------------------------------
Outstanding at June 30, 1997          5,976              34
Granted                                 634              73
Exercised                            (1,259)             29
Cancelled                              (210)             49
-------------------------------------------------------------
Outstanding at June 30, 1998          5,141             $40
=============================================================
Options exercisable at:
June 30, 1998                         3,427             $32
June 30, 1997                         2,760              26
June 30, 1996                         2,848              23

Had compensation expense for the Company's three stock-based compensation plans been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated on the next page. The pro forma effects of applying SFAS 123 are not indicative of future amounts because this statement does not apply to awards granted prior to fiscal year 1996.


                                            1998          1997          1996
Net earnings
(in thousands)
  As reported                             $297,960     $249,442       $222,092
  Pro forma                                291,002      244,357        220,576

Earnings per share
  Basic
  As reported                                $2.88        $2.41          $2.14
  Pro forma                                   2.81         2.37           2.12

  Diluted
  As reported                                $2.82        $2.37           $2.12
  Pro forma                                   2.75         2.32            2.10


The weighted average fair value of each option granted during 1998, 1997 and 1996 estimated on the date of grant using the Black-Scholes option-pricing model was $17.43, $11.46 and $9.92, respectively. The fair value of the 1998, 1997 and 1996 options granted is estimated on the date of grant using the following assumptions: dividend yield of 2% for each year, expected volatility of 21% for 1998 and 19% for 1997 and 1996; risk-free interest rate range of 5.3% to 6.6% depending on grant date, and an expected life ranging from 3 to 5 years for 1998, 4 to 6 years in 1997, and 4 to 9 years for 1996.

Summary information about the Company's stock options outstanding at June 30, 1998:


                                              weighted     weighted                         weighted
range of            outstanding                average      average       exercisable        average
exercise             at 6/30/98            contractual     exercise        at 6/30/98       exercise
price             (in thousands)      periods in years       price      (in thousands)         price
-----------------------------------------------------------------------------------------------------

$16-$29               1,672                   4.5             $24           1,672               $24
 32- 45               2,083                   7.4              39           1,609                39
 48- 60                 783                   8.1              48             143                48
 66- 77                 560                   9.3              72               3                72
 79- 92                  43                   9.8              85               -                 -
-----------------------------------------------------------------------------------------------------
$16-$92               5,141                   7.4             $40           3,427               $32
=====================================================================================================


12     leases
The Company leases transportation equipment and a limited number of its manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next six years. Future total minimum lease payments are $9,363,000, and do not exceed $4,370,000 in any one year. Rental expense was $14,015,000 in 1998, $11,234,000 in 1997 and $9,899,000 in 1996.

Space not occupied by the Company in its headquarters building is let to other tenants under operating leases expiring by 2008. Future minimum rentals to be received are $4,527,000 and do not exceed $884,000 in any one year.

13     other (income) expense, net
The major components are (in thousands):
                                      1998     1997     1996
Amortization of intangibles          $44,562  $40,193  $30,439
Equity in earnings of affiliates     (17,228) (14,045)  (9,793)
Interest income                       (4,605)  (7,724)  (8,132)
Royalty income                       (11,366)  (8,391)  (7,622)
Other, net                           (14,909) (15,293)   1,473
---------------------------------------------------------------
Total                                $(3,546) $(5,260) $ 6,365
===============================================================

14     income taxes
Income tax expenses are (in thousands):
                               1998        1997        1996
Current
     Federal                $112,288     $129,762     $109,964
     State                    15,367       19,189       22,532
     Foreign                  14,087       15,502       13,779
--------------------------------------------------------------
Total current                141,742      164,453      146,275
--------------------------------------------------------------
Deferred
     Federal                  25,502          501          778
     State                     3,556          277          709
     Foreign                   3,165        1,342          533
--------------------------------------------------------------
Total deferred                32,223        2,120        2,020
--------------------------------------------------------------
Total expense               $173,965     $166,573     $148,295
==============================================================

The effective income tax rates were 36.9%, 40% and 40% in 1998, 1997 and 1996, respectively. The lower tax rate for 1998 was primarily attributable to international investment activities and international operations. The difference between the U.S. statutory rate of 35% and the effective tax rate in each year is due to state income taxes, net of federal benefits, of 2.8%, 3.0% and 4.0% in 1998, 1997 and 1996, respectively, and taxes on foreign earnings of 1.7% and 1.8% in 1997 and 1996.

Undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely totaled $56,910,000 at June 30, 1998.
The net deferred income tax liabilities (assets), both current and non-current at June 30, result from the tax effects of the following temporary differences (in thousands):

                                 1998        1997
Amortization/depreciation     $ 84,962     $ 71,092
Safe harbor lease
agreements                      20,925       23,170
Unremitted foreign earnings     49,050       44,052
Post employment benefits       (25,833)     (21,706)
Other                           48,075       31,534
---------------------------------------------------
Net deferred tax liability    $177,179     $148,142
===================================================

15     employee benefit plans
retirement income plans
The Company has defined benefit pension plans for substantially all its domestic employees. Benefits are based on either employee years of service and compensation or stated dollar amount per year of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of stocks and bonds. The components of pension expense are (in thousands):
                                 1998       1997       1996
Service cost-
     benefits earned
     in current year          $  6,741   $  5,877    $  6,238
Interest on
     projected benefit
     obligation                 10,661     10,162       9,343
Return on plan
     assets:
     Actual gain               (38,320)   (30,131)    (25,026)
     Deferral of the
     actual gain in
     excess of the
     assumed rate of 8.75%
     in 1998, 1997 and 1996     22,360     16,146      12,831
Other gains, including
     amortization over 15
     years of the net pension
     transition asset
     at July 1, 1985            (2,126)    (1,212)    (1,075)
----------------------------------------------------------------
Total pension
     expense (benefit)        $   (684)  $    842   $  2,311
=================================================================





The plans' funded status at June 30 is as follows (in thousands):
                                       1998          1997
Actuarial present value of
      the accumulated benefit
      obligation, including
      vested benefits of
      $144,578 in 1998
      and $120,961 in 1997           $149,703      $125,393
==================================================================
Plans' assets at market value         217,281       188,172
Projected benefit obligation,
      determined using a discount
      rate of 7% in 1998 and
      8% in 1997 and including
      the effect of an assumed
      annual increase in future
      compensation levels of 4.5%     163,993       140,389
------------------------------------------------------------------
Excess of plans' assets over
      projected benefit obligation     53,288        47,783
Less deferrals:
Remaining unamortized balance of
      net pension transition asset
      at July 1, 1985                  (3,750)       (5,397)
Prior service cost                      2,471        (1,256)
Other net gains                       (28,645)      (19,799)
------------------------------------------------------------------
Accrued pension asset
      included in other assets       $ 23,364       $ 21,331
==================================================================

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. The Company's cost is based on the Clorox Value Measure economic value measurement system, determined by net operating earnings after tax less a capital charge for net assets employed. The Company also participates in multi-employer pension plans for certain of its hourly paid production employees and contributes to those plans based on collective bargaining agreements. The aggregate cost of the defined contribution and multi-employer pension plans was $22,767,000 in 1998, $20,800,000 in 1997 and $17,006,000 in 1996.

retirement health care
The Company provides certain health-care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are not prefunded and the Company has the right to modify or terminate certain of these plans.

Postretirement health-care expense consists of the following
 (in thousands):
                                  1998        1997        1996
Service cost-benefits
     earned in the
     current year                $2,073     $2,038       $2,738
Interest on accumulated
     benefit obligation           3,549      3,392        3,365
-----------------------------------------------------------------------
Total postretirement
     health-care expense         $5,622     $5,430       $6,103
=======================================================================

Benefits paid were $2,609,000, $2,437,000 and $1,306,000 in fiscal years 1998, 1997 and 1996, respectively.

The accumulated postretirement benefit obligation (APBO) at June 30 includes the following (in thousands):
                                             1998        1997
Retirees                                    $24,771     $16,909
Active employees                             28,986      30,150
Deferral of net gains                         5,666       9,351
----------------------------------------------------------------------
Total unfunded accrued benefit
  obligation included in other
  obligations                               $59,423     $56,410
======================================================================

The assumed health-care cost trend rate used in measuring the APBO was 6% for 1998, gradually declining to 5% in 2000 and years thereafter. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the June 30, 1998 accumulated postretirement benefit obligation by $4,189,000 and increase 1998 expense by $934,000. The discount rate used to determine the APBO was 7%.

16     industry segment information
The Company's operations are predominately in the non-durable consumer products industry and include the manufacture and marketing of products through grocery and other retail stores. Operations include those in the United States, Puerto Rico, and foreign countries. Foreign operations are principally in Latin American countries including Argentina, Brazil, Chile and Mexico. Earnings before income taxes for domestic and foreign operations represent operating profits, while corporate pretax earnings and identifiable assets include interest income and expense and other non-allocable items of earnings, all cash, marketable securities, forward purchase financing agreements and the corporate headquarters facility. Financial information by geographic area for 1998, 1997 and 1996 is summarized as follows (in thousands):

                                1998         1997          1996
net sales
Domestic                    $2,282,267     $2,143,519   $1,915,268
Foreign                        459,003        389,132      302,575
------------------------------------------------------------------
Total                       $2,741,270     $2,532,651   $2,217,843
==================================================================
earnings before income taxes
Domestic                    $  563,929     $  486,836   $  442,694
Foreign                         33,001         32,659       14,525
Corporate                     (125,005)      (103,480)     (86,832)
------------------------------------------------------------------
Net                         $  471,925     $  416,015   $  370,387
==================================================================
identifiable assets
Domestic                    $1,671,309     $1,587,921   $1,210,884
Foreign                        892,258        747,944      534,251
Corporate                      466,425        442,087      433,759
------------------------------------------------------------------
Total                       $3,029,992     $2,777,952   $2,178,894

17     contingent liabilities
The Company is subject to various lawsuits and claims arising out of its businesses which include contracts, environmental issues, product liability, patent and trademark matters, advertising and taxes. In the opinion of management, after consultation with counsel, the disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company's Consolidated Financial Statements taken as a whole.

18     earnings per share
The weighted average number of shares outstanding (denominator) used to calculate basic earnings per share is reconciled to those used in calculating diluted earnings per share as follows (in thousands):








                                         weighted average number
                                           of shares outstanding
                                     1998        1997        1996

Basic                               103,507     103,292     103,869
Stock options                         2,071       1,779       1,129
Other                                    57          29           8
-------------------------------------------------------------------
Diluted                             105,635     105,100     105,006
===================================================================


Responsibility for Consolidated Financial Statements

The Company's management is responsible for the integrity and objectivity of the financial statements included in this Annual Report. In fulfilling this responsibility, management maintains an effective system of internal accounting controls and supports a comprehensive internal audit program. The Board of Directors has an Audit Committee consisting of independent directors. The Audit Committee meets regularly with management, internal auditors and Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP and the internal auditors have full authority to meet with the Audit Committee, either with or without management representatives present. Deloitte & Touche LLP have completed their audit of the accompanying consolidated financial statements; their report appears on the next page.


DELOITTE & TOUCHE LLP
[logo]

Independent Auditors' Report
the clorox company 1998 Annual report

the stockholders and board of directors of the clorox company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the Company) as of June 30, 1998 and 1997, and the related statements of consolidated earnings, consolidated stockholders' equity and consolidated cash flows for the years ended June 30, 1998, 1997, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and June 30, 1997, and the results of their operations and their cash flows for the years ended June 30, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Oakland, California
July 30, 1998


Quarterly Data
the clorox company 1998 Annual report




                                                          1st           2nd           3rd           4th
In thousands, except per share amounts                quarter       quarter       quarter       quarter           year
----------------------------------------------------------------------------------------------------------------------
year ended june 30, 1998
     Net Sales                                       $649,284     $591,795       $680,540      $819,651      $2,741,270
     Cost of Products Sold                            279,694      258,189        290,209       364,442       1,192,534
     Net Earnings                                      74,363       49,483         75,949        98,165         297,960

per common share
     Net Earnings(a)
          Basic                                      $   0.72     $   0.48       $   0.73      $   0.95      $     2.88
          Diluted                                        0.71         0.47           0.72          0.93            2.82
     Dividends                                           0.32         0.32           0.32          0.32            1.28
     Market Price (NYSE)
          High                                         74 3/8       80 1/8       89 15/16        96 5/8          96 5/8
          Low                                              62       64 7/8         74 3/8        79 1/8              62
          Year-end                                                                                               95 5/8

year ended june 30, 1997
     Net Sales                                       $590,773     $530,215       $649,209      $762,454      $2,532,651
     Cost of Products Sold                            257,361      235,626        287,862       342,610       1,123,459
     Net Earnings                                      65,510       43,915         65,620        74,397         249,442

per common share
     Net Earnings(a)
          Basic                                      $   0.64     $   0.42       $   0.63      $   0.72      $     2.41
          Diluted                                        0.63         0.42           0.62          0.71            2.37
     Dividends                                           0.29         0.29           0.29          0.29            1.16
     Market Price (NYSE)
          High                                         50 1/4       55 1/8       63 11/16       67 3/32         67 3/32
          Low                                         43 7/16       47 1/2         48 5/8            55         43 7/16
          Year-end                                                                                              66 3/32
=======================================================================================================================
(a) Restated to reflect the adoption of SFAS No. 128 "Earnings per Share."





Five-Year Financial Summary
the clorox company 1998 Annual report


Years ended June 30 (in thousands, except per-share data)       1998         1997        1996        1995        1994
---------------------------------------------------------------------------------------------------------------------
operations
     Net sales                                            $2,741,270   $2,532,651  $2,217,843  $1,984,170  $1,836,949
---------------------------------------------------------------------------------------------------------------------
     Percent change                                              8.2         14.2        11.8         8.0        12.4
---------------------------------------------------------------------------------------------------------------------
     Cost of products sold                                 1,192,534    1,123,459   1,007,200     892,172     820,434
     Operating expenses                                    1,010,655      942,814     795,603     732,941     690,584
     Other                                                    66,156       50,363      44,653      21,163      19,298
---------------------------------------------------------------------------------------------------------------------
     Total costs and expenses                              2,269,345    2,116,636   1,847,456   1,646,276   1,530,316
---------------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                            471,925      416,015     370,387     337,894     306,633
     Income taxes                                            173,965      166,573     148,295     137,062     126,640
---------------------------------------------------------------------------------------------------------------------
     Earnings from continuing operations                     297,960      249,442     222,092     200,832     179,993
     Earnings from discontinued operations                      -            -           -           -         32,064(a)
---------------------------------------------------------------------------------------------------------------------
     Net earnings                                         $  297,960   $  249,442  $  222,092  $  200,832  $  212,057
=====================================================================================================================
Percent change, continuing  operations                          19.5         12.3        10.6        11.6         7.2

common stock
     Weighted average shares outstanding
          Basic                                              103,507      103,292     103,869     106,295     107,600
          Diluted                                            105,635      105,100     105,006     107,085     108,338
     Basic earnings per common share:
          Earnings from continuing operations             $     2.88   $     2.41  $     2.14  $     1.89  $     1.68
          Earnings from discontinued operations                 -            -           -           -           0.29(a)
---------------------------------------------------------------------------------------------------------------------
     Net earnings
          Basic                                           $     2.88   $     2.41  $     2.14  $     1.89  $     1.97
          Diluted                                               2.82         2.37        2.12        1.88        1.96
     Dividends                                                  1.28         1.16        1.06  $     0.96  $     0.90
     Stockholders' equity at end of year                       10.47        10.04        9.23        9.01        8.52

other data
     Continuing operations
          Property, plant and equipment - net                596,293      570,645     551,437     524,972     532,600
          Property additions                                  98,979       95,188      84,804      62,911      56,627
          Long-term debt                                     316,260      565,926     356,267     253,079     216,088
          Percent return on net sales                           10.9          9.8        10.0        10.1         9.8
     Total assets                                          3,029,992    2,777,952   2,178,894   1,906,672   1,697,569
     Stockholders' equity                                  1,085,235    1,036,046     950,087     943,913     909,417
     Percent return on average stockholders' equity             28.4         25.4        23.7        21.7        24.2
=====================================================================================================================
(a) Includes net gain on the sale of discontinued business of $31,430 or $.29 per share.

