Form 10-K, Exhibit 13
period 1999-06-30
CLOROX CO /DE/
filed 1999-09-28
CIK 21076

EXHIBIT 13



EXCERPTS FROM ANNUAL REPORT

INCORPORATED BY REFERENCE

INTO FORM 10-K



PAGES 34-35

LIST OF PRODUCTS





U.S. Home Care and Cleaning Products

Clorox                Liquid bleach

Clorox                Toilet bowl cleanser, automatic toilet bowl

                      cleaner

Clorox Clean-Up       Dilutable household cleaner, spray cleaner

                      and gel

Clorox FreshCare      Fabric refresher

Clorox 2              Dry and liquid color-safe bleaches;

                      bleach-free laundry booster

Formula 409           All-purpose spray cleaner, glass and
surface

                      cleaner, carpet cleaner

Handi-Wipes           Reusable cleaning cloths

Heavy-Wipes           Heavy-duty reusable cleaning cloths

Lestoil               Heavy-duty cleaner

Liquid-Plumr          Drain opener, buildup remover,

                      septic system treatment

Pine-Sol              Dilutable cleaner, spray cleaner

Soft Scrub            Mild abrasive liquid cleanser, gel

S.O.S                 Steel wool soap pads, scrubber sponges

Stain Out             Soil and stain remover

Tilex                 Instant mildew remover, soap scum remover

Tilex Fresh Shower    Daily shower cleaner

Tuffy                 Mesh scrubber

Wash 'n Dri           Premoistened towlettes



U.S. Professional Products

Clorox                Germicidal bleach

Clorox                Toilet bowl cleanser

Clorox                Quat sanitizer and disinfectant

Clorox Clean-Up       Dilutable cleaner

Pine-Sol              Cleaner

Formula 409           Cleaners

S.O.S                 Pot and pan detergent, steel wool soap pads

Tilex                 Instant mildew remover, soap scum remover

Liquid-Plumr          Drain opener

Hidden Valley         Dressing

Himolene              Institutional bags and liners

K C Masterpiece       Barbecue sauce

Kitchen Bouquet       Browning and seasoning sauce and gravy aid

Combat                Insecticides

Maxforce              Professional insecticides



U.S. Specialty Products

Armor All             Protectants, cleaners, tire products, waxes

                      and washes

BBQ Bag               Single-use, lightable bag of charcoal
briquets

Black Flag            Ant insecticides, and roach, flying insect
and

                      other aerosols, Roach Motel room fogger

Combat                Ant and roach bait stations, aerosols and

                      foggers, ant granules and stakes, roach gel

Crackling HearthLogg  Premium firelog

EverClean             Clumping cat litter

EverFresh             Clumping cat litter

Fresh Step            Cat litter

Fresh Step Scoop      Scoopable cat litter

HearthLogg            Premium firelog

Jonny Cat             Cat litter, liners

Kingsford             Charcoal briquets, charcoal lighter,
matches

LighterLogg           Fire starter for charcoal

Match Light           Instant-lighting charcoal briquets

No. 7                 Cleaning compounds, washes

Rain Dance            Waxes and washes

Rally                 Wax

Scoop Away            Scoopable cat litter

StarterLogg           Wood fire starter, long-stem fireplace and

                      barbecue matches

STP                   Automotive additives

STP Son of a Gun      Appearance products

STP VisionBlade       Glass treatment

Tanner's Preserve     Leather cleaner, conditioning cream for

                      leather

Tuff Stuff            All-purpose cleaner, spot & stain remover



U.S. Food, Food Preparation and Storage Products

Brita                 Water filtration systems and

                      faucet-mount filters

Glad                  Food storage, disposal products

GladWare              Tight-sealing containers

Hidden Valley         Bottled dressing, dry dressing mix,

                      dry dip mix

Hidden Valley Salad

     Crispins         Seasoned mini-croutons

K C Masterpiece       Barbecue sauce

Kitchen Bouquet       Browning and seasoning sauce and gravy aid



Principal International Brands

(A number of U.S. brands listed above

are also sold internationally)



Asia

Bluebell              Cleaners, laundry additives

Clorox Gentle         Color-safe bleach

Guard                 Shoe care

Home                  Insecticides

Homekeeper            Insecticides

Jia Liang             Cleaners

Prestone              Coolant concentrate

S.O.S                 Cleaners

Trushine              Shoe care

Yuhanrox              Bleach



Australia/New Zealand

Ant Rid               Insecticides

Astra                 Disposable rubber gloves

Chux                  Cleaning cloths, sponges

Gumption              Cleaners

Mono                  Aluminum foil

Oso                   Aluminum foil, trash bags, food bags

                      and plastic wrap

XLO                   Sponges



Canada

Horizon               Trash bags

Impact                Insecticides

Jets                  Steel wool soap pads

Kitty Kat             Cat litter

Roomate               Trash cans

Surtec                Trash bags



Latin America

Arco Iris             Laundry additives

Arela                 Waxes

Ayudin                Bleach, laundry additives, cleaners

Clorex                Bleach

Clorinda              Bleach, brooms

Clorisol              Bleach

Limpido               Bleach

Mistolin              Cleaners

Mortimer              Cleaning utensils

Pinoluz               Cleaners

Poett                 Cleaners, air fresheners

SBP                   Insecticides

Selton                Insecticides

Super Globo           Bleach

Trenet                Laundry additives