Form 10-K, Exhibit 13
period 2000-06-30
CLOROX CO /DE/
filed 2000-09-26
CIK 21076

EXHIBIT 13

Excerpts from

The Clorox Company 2000 Annual Report
to Stockholders


Principal Products

U.S. Household Products and Canada

Brita

Brita                Pour-through and faucet-mount water filtration
                     systems, replacement filters
Brita Fill & Go	   Water-filtration bottle, replacement filter

Home Care

Clorox               Toilet bowl cleansers, automatic toilet bowl
                     cleaners, disinfecting sprays and wipes
Clorox Clean-Up      Dilutable, spray and gel household cleaners
Formula 409          All-purpose spray cleaners, glass and surface
                     cleaner, carpet cleaners
Handi-Wipes          Cleaning cloths
Heavy-Wipes          Reusable cleaning cloths
Lestoil              Heavy-duty cleaner
Liquid-Plumr         Drain openers, buildup remover,
                     septic-system treatment
Liquid-Plumr
 Foaming Pipe Snake  Drain opener
Pine-Sol             Dilutable and spray cleaners
Soft Scrub           Mild-abrasive liquid and gel cleansers
S.O.S	               Steel-wool soap pads, scrubber sponges
Tilex	               Instant mildew remover, soap scum remover
Tilex Fresh Shower   Daily shower cleaners
Tuffy                Mesh scrubbers
Wash 'n Dri          Pre-moistened towelettes

Laundry Additives

Clorox               Liquid and dry bleaches
Clorox Advantage     Smooth-pour, no-splash bleach
Clorox FreshCare     Fabric refreshers, home dry-cleaning products
Clorox Outdoor       Outdoor cleaner
Clorox 2             Dry and liquid color-safe bleaches; bleach-free
                     laundry booster
Stain Out            Soil and stain removers

Canada (Many U.S. brands are also sold in Canada)

Horizon              Trash bags
Impact               Insecticides
Jets                 Steel-wool soap pads
Kitty Kit            Clay cat litter
Roomate              Trash cans
Surtec               Trash bags

U.S. Specialty Products

Automotive Care Products

Armor All            Protectants, cleaners, tire- and wheel-care
                     products, waxes, washes, odor eliminators
Formula 409          Cleaners
Rain Dance           Waxes, washes
STP                  Automotive additives
STP Son of a Gun     Appearance products
Tanner's Preserve    Leather cleaner, conditioning cream for leather
Tuff Stuff           All-purpose cleaner, spot and stain remover

Cat Litter

EverClean            Clumping cat litter
Fresh Step           Clay and silica-gel crystals cat litter
Fresh Step Back
 to Fresh            Cat odor eliminator
Fresh Step Scoop     Scoopable cat litter
Jonny Cat            Clay cat litter, liners
Scoop Away           Scoopable cat litter

Charcoal, Fire Logs and Starter Products

Crackling
 HearthLogg	         Fire log
HearthLogg           Fire log
Kingsford            Charcoal briquets, charcoal lighter, matches
Kingsford BBQ Bag    Single-use, lightable bag of charcoal briquets
Kingsford Match
 Light               Instant-lighting charcoal briquets
LighterLogg          Fire starter
StarterLogg          Wood fire starter, long-stem fireplace and
                     barbecue matches

Food Products

Hidden Valley        Bottled and single-cup dressings, dry dressing
                     and dip mixes
Hidden Valley
 Salad Crispins      Seasoned mini-croutons
K C Masterpiece      Barbecue sauces, marinades
Kitchen Bouquet      Browning and seasoning sauce and gravy aid

Glad Products

Glad                 Freezer, sandwich and storage bags and wraps;
                     garden, indoor, recycling and trash disposal
                     bags
Glad Odor Shield     Odor-fighting trash bags
Glad Stand & Zip     Food bags
GladWare             Tight-sealing containers

Insecticides

Black Flag           Ant insecticides; roach, flying insect and
                     other aerosols; Roach Motel; room foggers
Combat               Ant and roach bait stations, aerosols and
                     foggers; ant granules and stakes; roach gels

Professional Products

Clorox               Germicidal bleach, toilet bowl cleanser,
                     quat sanitizer and disinfectant
Clorox Clean-Up      Dilutable cleaner
Pine-Sol             Cleaner
Formula 409          Cleaners
S.O.S                Pot and pan detergent, steel-wool soap pads
Tilex                Instant mildew remover, soap scum remover
Liquid-Plumr         Drain opener
Hidden Valley        Dressings
Himolene             Institutional bags and liners
K C Masterpiece      Barbecue sauce
Kitchen Bouquet      Browning and seasoning sauce and gravy aid
Combat               Insecticides
Maxforce             Insect traps, ant granules and gels


Principal Products Outside the United States and Canada
(Many U.S. brands are also sold internationally)

Asia Pacific

Bluebell             Cleaners, laundry additives
Clorox Gentle        Color-safe bleach
Home                 Insecticides
Homekeeper           Insecticides
Jia Liang            Cleaners
Prestone             Coolant concentrate
Snap Lock            Food storage bags
S.O.S                Cleaners
Yuhanrox             Bleach

Australia, New Zealand and Africa

Ant Rid              Insecticides
Astra                Disposable rubber gloves
Chux                 Cleaning cloths, sponges, specialty cloths
Glad                 Non-stick baking paper, ice cube bags,
                     non-stick frying pan sheets, perforated wraps,
                     oil storage boxes
Gumption             Hard paste cleaners
Mono                 Aluminum foil
OSO                  Aluminum foil, trash bags, food bags, cling films
Rota                 Trash bags, aluminum foil
XLO                  Sponges

Latin America

Arco Iris            Laundry additives
Arela                Laundry additives, cleaners, waxes, candles
Atals                Toilet bowl cleaners
Ayudin               Bleach, laundry additives, spray and gel cleaners
Blanquita            Bleaches
Bon Bril             Cleaning utensils, liquid household cleaners
Clorex               Bleaches
Clorinda             Bleaches, brooms, cleaning utensils
Clorisol             Bleaches
Fleur                Carpet cleaners
Fluss                Toilet bowl cleaners
Limpido              Bleaches
Lustrillo            Cleaning utensils
Mistolin             Cleaners, waxes
Mortimer             Cleaning utensils
Pinexo               Cleaners
Pinoluz              Cleaners
Poett                Laundry additives, cleaners, air fresheners
Sabra                Cleaning utensils
Sani                 Cleaners
SBP                  Insecticides
Selton               Insecticides
Super Globo          Bleaches, bags, wraps, cleaners, insecticides
Trenet               Laundry additives, fabric refresehers