Form 10-K, Exhibit 13
period 2001-06-30
CLOROX CO /DE/
filed 2001-09-28
CIK 21076

                                                                    EXHIBIT 13.1


As of 09/24/01

Principal Products

U.S. Household Products and Canada

Brita
Brita Pour-through and faucet-mount water filtration systems, replacement filters; Fill & Go water-filtration bottle and replacement filter

Canada (Many U.S. brands are also sold in Canada)

Jets          Steel-wool soap pads

Roomate       Trash cans

Laundry and Home Care

Clorox Liquid bleaches, outdoor bleach cleaner, disinfecting sprays and wipes, toilet bowl cleaners; Advantage smooth-pour and less-splash bleach; Stain Out laundry stain removers; FreshCare fabric refresher

Clorox
 Clean-Up     Dilutable, spray and gel household cleaners

Clorox 2      Dry and liquid color-safe bleaches

Formula 409   All-purpose spray cleaners, glass and surface cleaner,
              carpet cleaners
Handi-Wipes   Reusable cleaning cloths

Heavy-Wipes   Reusable cleaning cloths

Lestoil       Heavy-duty cleaner

Liquid-Plumr  Drain openers, buildup remover, septic-system treatment; Foaming
              Pipe Snake clog remover

Pine-Sol      Dilutable, all-purpose spray and floor spray cleaners

Soft Scrub    Mild-abrasive liquid and gel cleansers

S.O.S Steel-wool soap pads, scrubber sponges; Tuffy mesh scrubbers

Tilex Instant mildew remover, soap scum and bathroom cleaner; Fresh Shower daily shower cleaners

Wash'n Dri    Pre-moistened towelettes

U.S. Specialty Products

Auto Care

Armor All     Protectants, cleaners and wipes, tire- and wheel-care products, waxes, washes

Formula 409   Cleaners

Rain Dance    Waxes, washes

STP           Automotive additives; Son of a Gun appearance products
Tanner's
 Preserve     Leather cleaner, conditioning cream for leather

Tuff Stuff    All-purpose cleaner, spot and stain remover

Cat Litter

EverClean     Clumping cat litter

Fresh Step    Clay, scoopable and silica-gel crystals cat litter, cat odor eliminator

Jonny Cat     Clay cat litter, liners

Scoop Away    Scoopable cat litter

Charcoal

Kingsford     Charcoal briquets, charcoal lighter; BBQ Bag single-use, lightable bag of charcoal briquets; Match Light instant-lighting charcoal briquets

Food Products

Hidden Valley Dressings and dip mixes; Salad Crispins seasoned mini-croutons

K C Master-
 piece        Barbecue sauces, marinades

Kitchen
 Bouquet      Browning and seasoning sauce and gravy aid

Glad

Glad          Freezer, sandwich and food storage bags, food wraps, ovenware;
              outdoor, indoor and recycling disposal bags, unscented and odor-fighting trash bags

GladWare      Containers

Insecticides

Black Flag    Ant, roach and other flying insect aerosols; Roach Motel

Combat Ant and roach bait stations and aerosols, ant granules and stakes, roach gels

Professional Products

Clorox        Germicidal bleach, toilet bowl cleanser and disinfectant

Clorox
 Clean-Up     Dilutable cleaner

Combat        Insecticides

Formula 409   Cleaners

Glad          Food storage bags, wraps, trash bags

Hidden Valley Dressings

Himolene      Institutional bags and liners

K C Master-
 piece        Barbecue sauce

Kingsford     Charcoal briquets

Kitchen
 Bouquet      Browning and seasoning sauce and gravy aid

Liquid-Plumr  Drain opener

Maxforce      Ant and roach bait stations, granules and gels

Pine-Sol      Cleaner

S.O.S         Pot and pan detergent, steel-wool soap pads

Tilex         Instant mildew remover, soap scum and bathroom cleaner

Principal Products Outside the United States and Canada
(Many U.S. brands are also sold internationally)

Asia-Pacific

Ant Rid       Insecticides

Astra         Disposable rubber gloves

Chux Cleaning cloths, sponges and scourers, specialty cloths, disposable gloves

Clorox Gentle Color-safe bleach

Colour More   Color-safe bleach

Glad Non-stick baking paper, ice cube bags, non-stick frying pan sheets, perforated wraps, aluminum foil, oven bags

Glad-Lock     Reclosable bags

Gumption      Hard paste cleaners

Home Mat      Insecticides

Home Keeper   Insecticides

Mono          Aluminum foil, trash bags, food bags, cling films

OSO           Aluminum foil, trash bags, food bags, cling films

Perfex        Disposable table cloths

Prestone      Coolant concentrate, brake fluid

Rota          Aluminum foil, trash bags, food bags, cling films

XLO           Sponges

Yuhanrox      Bleach

Latin America

Arco Iris     Laundry additives

Arela         Laundry additives, cleaners, waxes, candles

Atlas         Toilet bowl cleaners

Ayudin Bleach, laundry additives, spray and gel cleaners, disinfecting sprays

Blanquita     Bleaches

Bon Bril      Cleaning utensils, liquid household cleaners

Brimax        Cleaners

Ceracol       Waxes

Clorinda      Bleaches, brooms, cleaning utensils

Clorisol      Bleaches

Fleur         Carpet cleaners

Fluss         Toilet bowl cleaners

Limpido       Bleaches

Los Conejos   Bleaches

Luminosa      Candles

Lustrillo     Cleaning utensils

Mistolin      Cleaners, waxes

Mortimer      Cleaning utensils

Pinexo        Cleaners

Pinoluz       Cleaners

Poett         Laundry additives, cleaners, air fresheners

Sabra         Cleaning utensils

Sani          Cleaners

SBP           Insecticides

Sello Rojo    Bleaches

Selton        Insecticides

Super Globo   Bleaches, bags, wraps, cleaners, insecticides

Trenet        Laundry additives, fabric refreshers

X-14          Cleaners