Form 10-K, Exhibit 13
period 2002-06-30
CLOROX CO /DE/
filed 2002-09-26
CIK 21076

EXHIBIT 13

EXCERPT FROM ANNUAL REPORT

LIST OF PRINCIPAL PRODUCTS

PAGES 23-24

Household Products – North America

Bags, Wraps and Containers

Glad                                         Freezer, food storage and sandwich bags; food wraps; outdoor, indoor and recycling disposal bags; unscented and odor-fighting trash bags; GladWare containers, ovenware

Home Care

Clorox                                      Outdoor bleach cleaner, disinfecting sprays and wipes,
toilet bowl cleaners

Clorox Clean-Up                   Dilutable, spray and gel household cleaners

Clorox Oxygen Action            Multipurpose stain remover

Clorox ReadyMop            Mopping system including mop, advanced floor cleaner and cleaning pads

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
Tuffy mesh scrubbers

Tilex                                         Instant mildew remover, soap scum and bathroom cleaners; Fresh Shower daily shower cleaners

Wash’n Dri                               Pre-moistened towelettes

Laundry

Clorox                                      Liquid bleaches, Advantage smooth-pour and less-splash bleach, Stain Out laundry stain removers, FreshCare fabric refresher

Clorox 2                                   Dry and liquid color-safe bleaches

Water Filtration

Brita                                         Pour-through and faucet-mount water

filtration systems, replacement filters

Specialty Products

Auto Care

Armor All                                 Protectants, cleaners and wipes, tire- and wheel-care
products, washes

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

K C Masterpiece                 Barbecue sauces, marinades

Kitchen Bouquet                       Browning and seasoning sauce and gravy aid

Professional Products

Clorox                                      Germicidal bleach, toilet bowl cleaners and disinfectants, disinfecting sprays and wipes, dilutable cleaners

Clorox Clean-Up                   Dilutable cleaners

Combat                                    Insecticides

Formula 409                             Cleaners

Glad                                         Food-storage bags, wraps, trash bags

Hidden Valley                           Dressings

K C Masterpiece                 Barbecue sauce

Kingsford                                 Charcoal briquets

Kitchen Bouquet                       Browning and seasoning sauce and gravy aid

Liquid-Plumr                            Heavy-duty clog remover

Pine-Sol                                   Cleaners

S.O.S                                       Pot and pan detergent, steel-wool soap pads

Soft Scrub                                Mild-abrasive liquid cleansers

Tilex                                         Instant mildew remover, soap scum and bathroom cleaner

Seasonal Products

Kingsford                                 Charcoal briquets, charcoal lighter, wood chips; BBQ Bag single-use, lightable charcoal briquet bag; Match Light instant-lighting charcoal briquets

Black Flag                                Ant, roach and other flying-insect aerosols; Roach Motel insect trap

Combat                                    Ant and roach bait stations and aerosols, ant granules and stakes, roach gels

Household Products – Latin America/Other

Asia-Pacific

Ant Rid                                    Insecticides

Astra                                        Disposable gloves

Chux                                        Cleaning cloths, sponges and scourers, disposable gloves

Clorox Gentle                           Color-safe bleach

Glad                                         Non-stick baking paper, ice cube bags, non-stick frying pan sheets, aluminum foil, foil trays, plastic covers, oven bags

Glad-Lock                               Reclosable bags

Gumption                                 Paste cleaner

Home Mat                                Insecticides

Home Keeper                          Insecticides

Mono                                       Aluminum foil, trash bags, food bags, cling films

OSO                                        Aluminum foil, trash bags, food bags, cling films

Prestone                                   Coolant concentrate, brake fluid

XLO                                        Sponges

Yuhanrox                                 Bleach

Latin America

Arco Iris                                   Laundry additives

Arela                                        Waxes

Ayudín                                     Bleach, laundry additives, spray and gel cleaners, liquid household cleaners, toilet bowl and bathroom cleaners,

disinfecting sprays

Blanquita                                  Bleaches

Bon Bril                                    Cleaning utensils, liquid household cleaners

Brimax                                     Cleaners

Ceracol                                    Waxes

Clorinda                                   Bleaches, brooms, cleaning utensils

Clorisol                                    Bleaches

Sani Fleur                                 Toilet bowl cleaners

Emperatriz                                Waxes

Fluss                                        Toilet bowl cleaners

Lestoil                                      Liquid household cleaners,

bathroom cleaners

Límpido                                    Bleaches

Los Conejos                             Bleaches

Luminosa                                  Candles

Lustrillo                                    Cleaning utensils

Mistolín                                    Cleaners

Mortimer                                  Cleaning utensils

Pinoluz                         Cleaners

Poett                                        Liquid household cleaners, toilet bowl cleaners, air fresheners

SBP                                         Insecticides

Selton                                       Insecticides

Super Globo                             Bleaches

Trenet                                      Laundry additives, fabric refreshers

X-14                                        Cleaners

(Many U.S. brands are also sold internationally.)

For more information about Clorox products, contact:

Consumer Services

The Clorox Company

P.O. Box 24305

Oakland, CA 94623-1305

(510) 271-7000

email: clorox@casupport.com